UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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RTX Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Our Values

At RTX, we hold ourselves to the highest standard and live by our values:

Safety
We prioritize safety in every aspect of our work

Trust
We act with integrity and do the right thing

Respect
We embrace diverse perspectives and treat others the way they want to be treated

Accountability
We honor our commitments, expect excellence and take pride in our work

Collaboration
We share insights, learn together and perform as a team

Innovation
We experiment, design, build and transform with speed and agility

These values drive our actions, behaviors and performance with a vision for a safer, more connected world

March 10, 2025

Notice of 2025 Annual Meeting of Shareowners

PLACE

Our 2025 Annual Meeting will be held in a virtual-only format at:
www.virtualshareholdermeeting.com/RTX2025

DATE AND TIME

May 1, 2025
8:00 a.m. Eastern time

Your vote is very important. Please submit your proxy card or voting instruction form as soon as possible.

Who may vote

If you owned shares of RTX Common Stock at the close of business on March 4, 2025, you are entitled to receive this Notice of the 2025 Annual Meeting and to vote at the meeting, either during the virtual meeting or by proxy.

How to attend

To be admitted to the 2025 Annual Meeting via the website, enter the 16-digit voting control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification. You can find detailed instructions on pages 101-103 of this Proxy Statement.

Please review this Proxy Statement and vote in one of the four ways shown to the right under “Voting Methods Available to You.”

By Order of the Board of Directors.

Edward G. Perrault
Corporate Vice President & Secretary

AGENDA

1	Election of the Eleven Director Nominees Listed in this Proxy Statement
2	Advisory Vote to Approve Executive Compensation
3	Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025
4	Shareowner Proposal Requesting a Lobbying Transparency Report

VOTING METHODS AVAILABLE TO YOU

Internet Visit the website shown in your proxy card, voting instruction form or electronic communications.

Telephone Call the number shown in your proxy card, voting instruction form or electronic communications.

Mail Sign, date and return your proxy card or voting instruction form in the enclosed envelope.

During the Meeting Attend the 2025 Annual Meeting online. See pages 101-103 for instructions.

RTX 2025 PROXY STATEMENT    i

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareowners to be held on May 1, 2025. This Notice of the 2025 Annual Meeting of Shareowners and Proxy Statement, as well as RTX’s 2024 Annual Report, are available free of charge at www.proxyvote.com or at www.rtx.com/proxy. References in either document to our website are for the convenience of readers, and information available at or through our website is not a part of, nor is it incorporated by reference in, the Proxy Statement or Annual Report.

The Board of Directors of RTX Corporation (“RTX” or the “Company”) is soliciting proxies to be voted at our 2025 Annual Meeting of Shareowners on May 1, 2025, and at any postponed or reconvened meeting. We expect that the proxy materials or a notice of internet availability will be mailed and made available to shareowners beginning on or about March 10, 2025. At the meeting, votes will be taken on the matters listed in the Notice of 2025 Annual Meeting of Shareowners.

ii    RTX 2025 PROXY STATEMENT

Proxy Summary

This section highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and our 2024 Annual Report before voting your shares.

Annual Meeting Agenda

		Board recommendation	Page numbers
Proposal 1:	Election of Directors	FOR each director nominee	11-19
Proposal 2:	Advisory Vote to Approve Executive Compensation	FOR	38-39
Proposal 3:	Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025	FOR	96-97
Proposal 4:	Shareowner Proposal Requesting a Lobbying Transparency Report	AGAINST	98-100

2024 Performance Highlights

At RTX, we strive to solve our customers’ most challenging problems, deliver long-term value to our shareowners and lead our industry by providing smarter defense systems, transformative aerospace technologies and sustainable, more connected flight.

In 2024, we delivered on these goals, leveraging the breadth and scale of our three complementary business units and the strength of our world-class engineering teams to provide innovative solutions for our customers. We achieved strong financial results, supported by our relentless focus on executing our customer commitments and a healthy demand for our products and services. This resulted in more than $112 billion in new bookings in 2024, increasing our year-over-year backlog by 11% to $218 billion.

2024 AT A GLANCE

1.39	6.8% increase	$125 billion	$93 billion
book-to-bill ratio	in dividend per share(1)	commercial aerospace backlog at year-end	defense backlog at year-end

41%	$3.7 billion	88th consecutive year
total shareowner return	returned to investors through dividends and share repurchases	paying a dividend to our shareowners

Bolstered by robust organic sales and double-digit adjusted operating profit growth, we exceeded the adjusted net sales and adjusted earnings per share (“EPS”) goals we communicated to investors for the year, despite lower than expected commercial aircraft production rates. Importantly, we saw adjusted segment margin expansion from each of our business units—Collins Aerospace, Pratt & Whitney and Raytheon. We achieved $7.2 billion in cash flow from operating activities (GAAP) and $4.5 billion in free cash flow (“FCF”) during the year.(2)

(1)	In the second quarter of 2024, we increased our quarterly dividend from $0.59 per share to $0.63 per share.
(2)	See Appendix A on pages 111-113 for more information regarding the non-GAAP financial measures shown on this page. GAAP cash flow is cash flow from operating activities of continuing operations. Non-GAAP cash flow is free cash flow from continuing operations, which is defined as cash flow from operating activities less capital expenditures.

RTX 2025 PROXY STATEMENT    1

PROXY SUMMARY
2024 PERFORMANCE HIGHLIGHTS

We continued to return value to our shareowners, completing the $10 billion accelerated share repurchase program we announced last year. The total capital we have returned to shareowners through dividends and share buybacks since the Merger(1)—over $33 billion—far surpasses our original goal of $20 billion by 2025 and positions us well to deliver toward the high end of our revised $36 to $37 billion goal. And we ended 2024 with a 41% total shareowner return (“TSR”)—ahead of both the S&P 500 Index and our Core Aerospace & Defense Peers (“Core A&D Peers”).(2)

Focus on the safety and quality of our products continues to be our top priority and in 2024 we made notable progress towards our Geared Turbofan (“GTF”) engine powder metal fleet management plan. With thousands of parts inspected, findings in line with expectations, and agreements reached with most of our impacted customers, we are on track to achieve the financial and operational plans we announced last year with respect to this matter and remain confident in the future health of the GTF fleet.

We believe our future growth is closely linked to our ability to provide innovative solutions to our customers. This requires us to execute our technology roadmap, and to make the investments needed to keep developing new capabilities to fill our product pipeline. During 2024, we continued to invest in future innovation with $7.7 billion in Company- and customer-funded spend on research and development.

As we look toward the future, with our strong backlog and growing end markets, we are confident in our ability to:

●	Solve our customers’ most challenging problems
●	Innovate for future growth
●	Deliver long-term, sustainable returns for our shareowners

2024 FINANCIAL PERFORMANCE

We leveraged the breadth of our business and the strength of our people to deliver solid financial results in 2024.

DILUTED EARNINGS PER SHARE ($ per share)	CASH FLOW(3) (in billions)

NET INCOME (in billions)	SALES (in billions)

GAAP	Non-GAAP(4)

(1)	United Technologies Corporation (“UTC”) and Raytheon Company merged on April 3, 2020 (the “Merger”).
(2)	See page 53 for the companies within our Core A&D Peer group. Core A&D Peer composite returns are determined by calculating the TSR for each peer company, then a weighted average is applied based on each company’s market capitalization at the beginning of the measurement period.
(3)	GAAP cash flow is cash flow provided by operating activities from continuing operations. Non-GAAP cash flow is free cash flow from continuing operations, which is defined as cash flow from operating activities less capital expenditures.
(4)	See Appendix A on pages 111-113 for more information regarding the non-GAAP financial measures shown on this page.

2    RTX 2025 PROXY STATEMENT

PROXY SUMMARY
2024 PERFORMANCE HIGHLIGHTS

PROGRESS ON OUR KEY STRATEGIC PRIORITIES

During 2024, we made notable progress towards our key strategic priorities.

Executing on our customer commitments

Turning our $218 billion backlog into sustainable, long-term shareowner value takes an unwavering dedication to fulfilling our customer commitments. To meet this growing demand, over the past year we invested over $2.6 billion in capital expenditures, with a significant focus on expanding our manufacturing capacity and gaining operational efficiency. Examples include:

●	Pratt & Whitney’s GTF engine aftermarket network expanded to 18 facilities worldwide in 2024.
●	Pratt & Whitney also opened a new state-of-the-art facility in Oklahoma City, Oklahoma, that features automation and advanced manufacturing technologies to streamline our processes, improve productivity and expand military engine sustainment capacity.
●	Collins Aerospace broke ground on a 70,000 square foot, $200 million expansion of its Spokane, Washington, carbon brake production facility.
●	Raytheon announced a $115 million investment in its Redstone Raytheon Missile Integration Facility in Huntsville, Alabama, which will increase the factory’s space for integrating and delivering on critical defense programs by 50%.
●	Raytheon increased production capacity by 5x for the F-35 Electro-Optical Distributed Aperture System.
●	We expanded our connected manufacturing ecosystem with our proprietary digital analytics technology, which is now incorporated by 40 factories representing 20 million manufacturing hours.
●	We saw continued momentum in the deployment of our CORE business operating system, with more than 67,000 active employees certified as CORE Apprentices, approximately 15,800 people leaders certified as CORE Champions, and over 10,000 CORE engagements completed in 2024.

Leveraging our breadth and scale

We continue to find ways to leverage the breadth and scale of our businesses and to optimize and improve our cost structure, productivity, collaboration and performance. In 2024, to mitigate supply chain disruptions and inflationary challenges, we deployed our people to our suppliers, and entered into second-sourcing arrangements and long-term supplier agreements. By unifying our approach to contracting and sourcing, we enabled over 36% of our product procurement spend to go to suppliers that support all three of our businesses. We also established long-term supply chain agreements on common metals to help us, and our suppliers, secure capacity and achieve savings. We continue to simplify our digital footprint by reducing the number of systems used across our business and increasing our use of Company-wide applications. Through these efforts and others, we exceeded our $2 billion gross cost synergy commitment one year ahead of schedule.

Innovating for future growth

At RTX, we aspire to design and build breakthrough, innovative solutions that redefine the future of aerospace and defense, and deliver long-term value for our shareowners. To accomplish this bold goal, we have made significant investments in our product pipeline, spending over $35.9 billion in Company- and customer-funded research and development since 2020. In 2024, we made several substantive advancements in key innovative products. Examples include:

●	Completing a significant milestone in the development of our hybrid-electric demonstrator by validating the integrated system functionality of the engine, electric motor, batteries and high-voltage electric power distribution, to enable better fuel efficiency and reduced emissions.
●	Delivering the first TPY-2 radar that incorporates our proprietary gallium nitride technology–– a key enabler in providing expanded surveillance range and support for additional space and hypersonic defense missions.
●	Developing artificial intelligence (“AI”) prototypes across key capability areas, including multi-ship search and rescue capability and collaborative autonomy flight test.
●	Adapting carbon-carbon composite brake technology to hypersonic applications.

RTX 2025 PROXY STATEMENT    3

PROXY SUMMARY
EXECUTIVE COMPENSATION OVERVIEW

PROVEN LEADERSHIP FOR OUR BUSINESS
In May 2024, Christopher T. Calio succeeded Gregory J. Hayes as Chief Executive Officer and Mr. Hayes took on the role of Executive Chairman. On February 2, 2025, the Board elected Mr. Calio as its Chairman, effective on April 30, 2025, upon which Mr. Calio will succeed Mr. Hayes. Mr. Hayes is not standing for re-election to the Board. Mr. Calio will continue to serve in his current role as President & CEO. Fredric G. Reynolds will continue to serve as the Board’s independent Lead Director. The Board believes that this structure — which combines tested leadership and familiarity with the Company and our industry, with deep experience in risk management, financial oversight and governance — best serves RTX and its shareowners at this time, enhancing decision-making efficiency and ensuring that our independent directors can effectively oversee our business and hold senior leaders accountable.

Christopher T. Calio Chairman, President & Chief Executive Officer	Fredric G. Reynolds Independent Lead Director

Executive Compensation Overview

HOW WE ALIGN PAY WITH PERFORMANCE

Our executive compensation program is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners.

The primary goal of the Human Capital & Compensation Committee (the “HCC Committee”) has been to design a program that rewards financial and operating performance and motivates effective strategic leadership—key elements in building sustainable shareowner value. This pay-for-performance philosophy is embedded into our Guiding Principles (see page 44), which underpin the HCC Committee’s approach to program design.

How does our executive compensation program align pay with performance?

●	Performance Metrics. We use metrics that are designed to recognize and reward executive actions and decisions that drive long-term strategy, maximize performance and deliver results for our shareowners and customers.
●	“At-Risk” Compensation. The largest portion of compensation for our Named Executive Officers (“NEOs”) is “at-risk” compensation—annual and long-term incentive (“LTI”) awards that are contingent upon Company performance in our key metrics (see page 5) and our stock price performance.

2024 Pay Decisions

In making annual pay decisions, the HCC Committee focuses primarily on “total direct compensation,” which includes our three principal elements of executive compensation: base salary, annual incentives and LTI. Total direct compensation is set each year to reflect the HCC Committee’s assessment of Company, business unit and individual performance. 2024 total direct compensation for each NEO includes 2024 base salary, 2024 annual incentives paid in the first quarter of 2025 and the LTI grant values approved by the HCC Committee in February 2025, which were based on its assessment of 2024 performance and the competitive market pay for each NEO’s role. The February 2024 LTI award grant date fair values (accounting values at the time of grant) shown in the Summary Compensation Table on page 69 reflect the HCC Committee’s assessment of 2023 performance and the competitive market pay for each NEO’s role at the time of grant. 2024 LTI is, therefore, excluded from 2024 total direct compensation. Total direct compensation, as presented below, also uses year-end salary levels and does not reflect any salary changes that occurred during the year, as the Summary Compensation Table does. For more details on our principal elements of compensation, see pages 48-54, and on total direct compensation, see page 56.

4    RTX 2025 PROXY STATEMENT

PROXY SUMMARY
EXECUTIVE COMPENSATION OVERVIEW

The table below shows 2024 total direct compensation for our NEOs, as described on the prior page.

2024 PAY DECISIONS AND PAY MIX

	Base Salary	Annual Incentive	LTI	Base Salary ($K)	Annual Incentive ($K)	LTI ($K)(1)	Total ($K)
Christopher T. Calio				$1,450	$2,760	$17,150	$21,360
Neil G. Mitchill, Jr.				$1,050	$1,500	$6,500	$9,050
Gregory J. Hayes(2)				$1,100	$2,320	$0	$3,420
Shane G. Eddy				$810	$900	$4,000	$5,710
Philip J. Jasper				$790	$950	$4,000	$5,740
Troy D. Brunk				$750	$565	$3,500	$4,815
Stephen J. Timm(3)				$900	$795	$0	$1,695
	“At-Risk”
(1)	Reflects values approved by the HCC Committee for the LTI award granted on February 6, 2025. These values differ from those that will be reported in the Summary Compensation Table in 2026, which will be calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation.
(2)	As described on page 4, and as disclosed in the Form 8-K filed by the Company on February 3, 2025, Mr. Hayes decided to step down as Executive Chairman of the Board effective April 30, 2025. As disclosed in the Form 8-K, he was not eligible to receive a 2025 LTI award on February 6, 2025.
(3)	Mr. Timm served as President, Collins Aerospace until July 17, 2024, at which point he transitioned to the role of Special Advisor, Collins Aerospace until his retirement. Because of his impending retirement in March 2025, Mr. Timm was not granted an LTI award on February 6, 2025.

2024 Performance Metrics

The HCC Committee believes that the metrics used for our annual and LTI plans are strong indicators of the long-term health of the Company and measure particularly important aspects of Company performance, therefore serving the fundamental objective of our executive compensation program.

Metrics for the Annual Incentive Plan (“AIP”)(1)

FINANCIAL METRICS

Earnings measure the immediate impact of operating decisions on the Company’s annual performance. For our Corporate executives, we use adjusted net income as our RTX-wide earnings metric, and for our business units, we use adjusted segment operating income.

Free Cash Flow (“FCF”) measures our ability to generate cash to fund our operations and key business investments—whether that means funding critical research and development, strategic acquisitions, paying down debt or distributing earnings to our shareowners.

CORPORATE RESPONSIBILITY SCORECARD (“CRS”)

Sustainability measures our progress toward our long-term environmental sustainability objectives through two annual metrics: greenhouse gas emissions and water usage.

People & Culture measures our ability to attract and retain employees with a broad range of experiences, backgrounds and perspectives needed to drive the innovation required to propel RTX and our industry forward. To measure this, we use two annual metrics: total representation and employee retention.

As described on page 6, metrics for the 2025 AIP will be solely based on financial performance.

Metrics for Performance Share Units (“PSUs”)(1)

Adjusted Earnings Per Share (“EPS”) measures our ability to create long-term, sustainable earnings that will ultimately drive TSR.

Return on Invested Capital (“ROIC”) measures the efficiency with which we allocate capital resources, considering not just the quantity of earnings but also the quality of earnings and investments that drive sustainable growth.

Relative Total Shareowner Return (“TSR”) measures our ability to return value to our shareowners compared to competing investment opportunities like the S&P 500 Index and our Core A&D Peers(2) and reinforces our program’s pay-for-performance objectives.

(1)	See Appendix B on page 114 for definitions of financial metrics used for AIP and PSU purposes.
(2)	See page 53 for the companies within our Core A&D Peer group.

RTX 2025 PROXY STATEMENT    5

PROXY SUMMARY
EXECUTIVE COMPENSATION OVERVIEW

How 2024 Performance Affected Incentive Payouts

2024 Annual Incentives. The following chart shows the RTX-wide goals established by the HCC Committee for AIP purposes, our 2024 performance relative to these goals and how these results translated into the 2024 RTX performance factor.

Metric(1)	Weight	Threshold	Target	Maximum	Actual	Performance Factor
RTX Earnings—Adjusted Net Income ($M)	40%	$6,135	$7,220	$8,445	$7,722	141%
RTX Free Cash Flow ($M)	40%	$4,700	$5,700	$7,300	$5,607	95%
RTX Employee Retention (%)(2)	5%	93.3%	95.1%	96.9%	96.0%	150%
RTX Total Representation (%)(2)	5%	42.9%	43.3%	44.3%	43.1%	75%
RTX Greenhouse Gas Emissions vs. 2019 Baseline (metric tons of CO2)(2)	5%	-18%	-21%	-30%	-21.4%	104%
RTX Water Usage vs. 2019 Baseline (gallons)(2)	5%	-9%	-11%	-20%	-9.7%	68%
2024 RTX Performance Factor						114%

2022–2024 PSUs. The table below shows RTX’s performance for each of the four metrics used for the PSUs granted in 2022, which resulted in a PSU vesting factor of 110%.

Metric(3)	Weight	Threshold	Target	Maximum	Actual	Performance Factor
Adjusted EPS	35%	8.1%	14.1%	17.9%	13.6%	94%
Return on Invested Capital	35%	6.1%	7.1%	7.8%	6.9%	82%
TSR vs. S&P 500 Index Companies	15%	25th percentile	50th percentile	75th percentile	74.6th percentile	198%
TSR vs. Core A&D Peers(4)	15%	25th percentile	50th percentile	75th percentile	55.5th percentile	122%
Final PSU Vesting Factor						110%
(1)	AIP financial results for our business units differ from the above table (see page 51 for details). Adjusted net income and free cash flow are financial metrics used solely for AIP purposes and are defined in Appendix B on page 114. These metrics differ from other non-GAAP metrics used and described in Appendix A on pages 111-113.
(2)	As described below, metrics for the 2025 AIP will be solely based on financial performance.
(3)	See Appendix B on page 114 for a definition of PSU metrics. Adjusted EPS and ROIC metrics are used solely for PSU purposes and differ from other non-GAAP metrics used and described in Appendix A on pages 111-113.
(4)	See page 53 for the companies within our Core A&D Peer group.

The HCC Committee believes that these final performance factors—114% for Corporate AIP and 110% for the 2022-2024 PSUs—demonstrate that our program is driving strong financial performance and achieving its fundamental objective of aligning executive pay with the interests of our shareowners.

WHAT IS CHANGING FOR 2025?
As we look to 2025, we are laser focused on achieving the financial commitments we have made to our investors for 2025. As a result, the HCC Committee determined that the funding formula for the 2025 AIP will be solely based on the financial performance of the Company and our business units. Performance for our Corporate executives will be measured 50% on earnings and 50% on free cash flow. For our business unit executives, earnings and free cash flow will be measured at both the RTX- and business unit-level—each weighted at 25%.

6    RTX 2025 PROXY STATEMENT

PROXY SUMMARY
GOVERNANCE AND BOARD OVERVIEW

Governance and Board Overview

BOARD NOMINEES

			Skills and Expertise

Tracy A. Atkinson Retired Executive Vice President & Chief Administrative Officer, State Street Corporation	2020	2	■		■		■	■	■
Christopher T. Calio President & Chief Executive Officer, RTX Corporation	2023	0	■		■	■	■	■	■		■
Leanne G. Caret Retired Executive Vice President, The Boeing Company and Former CEO, Boeing Defense, Space & Security	2023	1	■			■	■	■	■		■
Bernard A. Harris, Jr. Chief Executive Officer and Managing Partner, Vesalius Ventures, Inc.	2021	2		■		■	■	■	■	■
George R. Oliver Chairman & Chief Executive Officer, Johnson Controls International plc	2020	1	■		■	■	■	■	■	■	■
Ellen M. Pawlikowski General, U.S. Air Force (Retired) and Former Commander, Air Force Materiel Command	2020	1		■	■	■	■	■	■	■	■
Denise L. Ramos Retired Chief Executive Officer & President, ITT Inc.	2018	2	■		■	■	■	■	■		■
Fredric G. Reynolds Retired Executive Vice President & Chief Financial Officer, CBS Corporation	2016	1	■		■		■	■	■
Brian C. Rogers Retired Chairman, T. Rowe Price Group, Inc.	2016	1	■				■	■	■
James A. Winnefeld, Jr. Admiral, U.S. Navy (Retired) and Former Vice Chairman of the Joint Chiefs of Staff	2020	1		■	■	■	■	■	■	■
Robert O. Work Retired Deputy Secretary of Defense, U.S. Department of Defense	2020	0		■	■	■	■	■	■	■

RTX 2025 PROXY STATEMENT    7

PROXY SUMMARY
GOVERNANCE AND BOARD OVERVIEW

NOMINEE HIGHLIGHTS

The nominees for election at the Annual Meeting have a broad range of skills, expertise, attributes and experiences. This enables them to bring a diversity of perspectives to the boardroom, to make substantial contributions to Board deliberations and to provide effective oversight of the Company’s strategy and business plans.

Current or Former CEOs

STEM Degrees

Other Public Company Board Experience

Experience

Senior Leadership

Experience in Industry

Financial

Risk Management/Oversight

International

Technology/Cybersecurity

Government

Environmental, Social and Governance (ESG)

Manufacturing, Operations and Supply Chain

8    RTX 2025 PROXY STATEMENT

PROXY SUMMARY
GOVERNANCE AND BOARD OVERVIEW

TENURE ON RTX BOARD	AGE OF NOMINEES

3
More than 6 years
2
Less than 3 years
AVERAGE TENURE
5.1
YEARS
6
3–6 years

2
70 or above
2
Under 60
AVERAGE
AGE
65
YEARS
2
60-64
5
65-69

BOARD ENGAGEMENT IN 2024

Our Board worked closely with management in 2024 to provide strong oversight of key financial priorities, strategic investments, program execution risks and opportunities, supply chain management, and initiatives to simplify, harmonize and leverage Company-wide systems.

96%	5
overall attendance by directors at the ten Board meetings held during 2024	number of special Board and Committee meetings during 2024

98%	100%
overall attendance by directors at Board and Committee meetings in 2024	overall attendance by directors at the 2024 Annual Meeting of Shareowners

Board oversight priorities and actions
●	Execution of our key business and financial priorities, including our initiatives to drive operational excellence and continuous improvement across our businesses
●	Risk management, including strengthening our risk management systems to address risks and opportunities associated with program execution, compliance and our supply chain
●	Strategic capital deployment, including investments in technology and innovation, and returning capital to shareowners
●	Enhancing our safety and quality systems, including through promotion of safety as a core value, a Company-wide approach to safety and quality, and frequent reviews of our business units’ safety and quality programs throughout the year
●	Our response to evolving geopolitical and other external conditions, including inflation and the ongoing conflicts in Ukraine and the Middle East
●	Ongoing engagement with the Pratt & Whitney powder metal matter
●	Evaluating Committee leadership and composition as well as senior management succession planning

RTX 2025 PROXY STATEMENT    9

PROXY SUMMARY
GOVERNANCE AND BOARD OVERVIEW

STRENGTHENING DIRECTOR OVERSIGHT

Essential to each director’s ability to provide robust and effective oversight is a deep understanding of our businesses, our strategic focus and significant risks we may encounter, as well as an ongoing awareness of new developments and emerging risks that may arise during their Board service.

Below are some of the ways in which our directors are able to gain such understanding and awareness.

Continuing Education
Directors participate in individualized sessions to continue learning the roles and responsibilities of the Board and the Committees on which they will serve. They continue to learn about the Company’s strategy, our businesses, our technologies, our compliance programs, our corporate affairs and community relations, our financial statements and any significant financial, accounting and risk management matters. Outside continuing education programs are made available to directors at the Company’s expense.

Employee Engagement and Site Visits
As part of their continuing education, our directors participate in employee engagement events and the Board visits at least one of our businesses each year. For example, in 2024 the Board visited Pratt & Whitney’s facilities in Columbus, Georgia, which play an important role in the manufacture of GTF engine parts and the performance of GTF and legacy engine overhauls that are critical to supporting the needs of our growing installed base. Site visits and other employee engagement events give directors a firsthand understanding of the operations of the business and the opportunity to interact with employees and key executives.

Strategy and Business Plan Reviews
The Board regularly holds meetings with senior management to review the strategy and long-range plans for each of our businesses and to discuss other topics, such as key areas of focus and significant and emerging risks. We also regularly engage in a rigorous portfolio review process to identify opportunities to optimize the portfolio, as reflected in 2024 by the divestiture of Raytheon’s Cybersecurity, Intelligence & Services business and Collins Aerospace’s Hoist & Winch business.

Direct Interaction with Management
Our CEO and other members of senior management communicate with directors outside of regularly scheduled Board and Committee meetings. These communications occur on a regular basis, including through periodic written updates, special meetings and informal communications. In some circumstances these written communications and meetings occur more frequently, such as for the recent settlements entered into by RTX regarding certain legacy legal matters primarily associated with the Raytheon Company and Rockwell Collins businesses.

Outside Perspectives
The Board is periodically briefed by outside advisors and counsel on strategic, financial, legal, compliance and other matters. This gives them additional perspectives on the Company’s business environment, strategic focus areas, performance, and significant and emerging risks. The Lead Director and other directors also directly engage with investors to address their feedback from time to time.

Lead Director Role
Our independent Lead Director plays a crucial role in facilitating the Board’s independent oversight. The Lead Director regularly communicates with other directors, both in executive sessions and outside of Board meetings, to solicit feedback on Board matters, succession planning and management development, among other topics. The Lead Director also regularly collaborates with the CEO on meeting agendas and communicates with the CEO and other directors on developments in the Company’s business, emerging risks and issues, and Board operational and governance matters.

10    RTX 2025 PROXY STATEMENT

Proposal 1:
Election of Directors

What am I voting on?	We are seeking your support for the election of the eleven individuals nominated to serve on the Board of Directors until the 2026 Annual Meeting of Shareowners. We believe these nominees have the right experiences and perspectives to guide the Company and provide effective oversight of our strategy and our business plans. Each is well qualified to serve as a director of a large aerospace and defense company that competes in government and commercial markets worldwide.

Criteria for Board Membership

The Board and the Committee on Governance and Public Policy (the “Governance Committee”) believe that there are general attributes all directors must exhibit, in addition to key skills and expertise that should be represented on the Board as a whole, but not necessarily by each director.

THESE GENERAL ATTRIBUTES ARE ESSENTIAL FOR ALL DIRECTORS

●	Objectivity and independence in making informed business decisions
●	Extensive knowledge, experience and judgment
●	Highest integrity
●	Diversity of perspective
●	Willingness to devote the extensive time necessary to fulfill a director’s duties
●	Appreciation for the role of a corporation in society
●	Loyalty to the interests of RTX and its shareowners

The Governance Committee regularly considers whether the Board has all of the key skills and expertise needed for effective oversight of our businesses and strategy.

Further, the Governance Committee continues to recognize the value of selecting directors with diverse experiences to ensure that the Board as a whole has a wealth of perspectives to inform its decisions. We believe diversity in lived experiences, skills and capabilities makes our business stronger and more innovative and is critical to the Company’s long-term success.

RTX 2025 PROXY STATEMENT    11

PROPOSAL 1: ELECTION OF DIRECTORS

CRITERIA FOR BOARD MEMBERSHIP

The charts below show the percentage of directors with skills and expertise in each key area. In the nominee biographies on pages 14-19, we highlight for each individual the three key skills and areas of expertise upon which the Board particularly relies.

KEY SKILLS AND EXPERTISE

Senior Leadership	Technology/Cybersecurity
Directors who have extensive leadership experience with a complex, large enterprise offer practical perspectives on and oversight of organizational and strategic planning, including in the areas of talent development, succession planning and driving change and long-term growth.	Directors with a background or experience in research and development, engineering, science, information technology/software, cybersecurity or technology offer valuable perspectives on the development of advanced technologies and innovative solutions (including on potential capabilities and implications of AI), and also serve a critical role in the Board’s oversight of cybersecurity risks.

Experience in Industry	Government
Directors with experience in the aerospace and defense markets, whether through leadership of a business engaged in those markets or as a government or military customer, provide valuable insights on industry developments and strong oversight of RTX’s strategic priorities and business performance.	Directors who have served in senior government or military roles provide constructive insights about significant government policies and regulations, as well as public policy issues, and their impact on the Company.

Financial	Environmental, Social and Governance (ESG)
Directors with proficiency in complex financial management, financial reporting processes, capital allocation, capital markets and mergers and acquisitions provide strong oversight of the Company’s financial reporting, financial controls, capital deployment and strategic investments.	Directors with experience in environmental (including climate-related) issues, sustainability, social responsibility, product safety, ethics and compliance and public company governance (including service on a public company board) strengthen the Board’s oversight of key ESG initiatives, reporting and risks.

Risk Management/Oversight	Manufacturing, Operations and Supply Chain
Directors with knowledge and experience in managing major risk exposure for complex, large organizations—including significant financial, operational, compliance, reputational, strategic, international, political and cybersecurity risks—are critical to the Board’s important risk oversight role.	Directors who have led organizations with or otherwise managed manufacturing capabilities, operations and supply chains provide valuable insights on these aspects of our business, which are key to our focus on execution, operational efficiencies and structural cost reductions.

International
Directors who have conducted business or operations outside of the United States or worked on international policy and related issues provide perspectives and insights on international business, politics and culture that are invaluable to a global company with operations and sales around the world.

12    RTX 2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD COMPOSITION AND REFRESHMENT

Board Composition and Refreshment

The Board strives to maintain an appropriate balance of tenure, viewpoints and experiences.

The Board’s composition has changed significantly in recent years. As of the 2025 Annual Meeting on May 1, 2025,seven directors will have left the Board in the past five years. Three directors (Bernard A. Harris, Jr., Leanne G. Caret and Christopher T. Calio) have joined in the last three years. These new directors bring important skills to the Board, including expertise in cybersecurity and supply chain issues.

The Board believes that it benefits from a mix of both new directors, who bring fresh perspectives, and longer-serving directors, who bring valuable experience, continuity and a deep understanding of the Company. It also believes that the Board as a whole has the appropriate attributes, experiences and perspectives to guide the Company and provide effective oversight of our strategy and business plans.

TENURE OF RTX BOARD NOMINEES

3
More than
6 years
2
Less than
3 years
AVERAGE
TENURE
5.1
YEARS
6
3–6 years

For more information about the skills and experience of our directors, see “Nominee Highlights” on page 8.

The Board has a policy that prohibits further nomination of a director after they have served a 15-year term limit or reached age 75. The Board recognizes that director refreshment is important to shareowners and critical for strong Board oversight. It will continue to promote refreshment by:

●	Regularly reviewing the key skills and expertise that are most important in selecting candidates to serve as directors, taking into account the evolution of our business, as well as the mix of capabilities and experience already represented on the Board.
●	Regularly considering individual director tenure and succession.
●	Using its self-evaluation process, including individual director evaluations, to inform its decisions about nominations and refreshment (see page 23 for more details on the annual self-evaluation process).

How Candidates Are Identified

In furtherance of its focus on director refreshment and Board composition, the Board strives to regularly identify potential director candidates who can bring unique perspectives, add new insights and expertise, and enhance the performance and effectiveness of the Board. The Governance Committee is responsible for identifying and evaluating director candidates to recommend to the Board. Potential directors can be brought to the Governance Committee’s attention in different ways, as shown below. The Governance Committee screens and evaluates all candidates, regardless of who recommends them, using the criteria described under “Criteria for Board Membership” on page 11.

To ensure there is a large pool of potential directors with diverse experiences, the Governance Committee may engage search firms to assist it in finding qualified and interested candidates and verifying their credentials.	Any shareowner may recommend a director candidate by writing to the RTX Corporate Secretary (see page 106 for contact information).	Current Board members who become aware of suitable candidates may recommend them to the Governance Committee from time to time.

RTX 2025 PROXY STATEMENT    13

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

Nominees

The Board, upon the recommendation of the Governance Committee, has nominated for election the eleven individuals listed in this Proxy Statement. All are current directors of RTX.

The Board of Directors unanimously recommends a vote FOR each of the following nominees:

Tracy A. Atkinson

INDEPENDENT DIRECTOR	AGE 60
Retired Executive Vice President & Chief Administrative Officer, State Street Corporation	DIRECTOR SINCE 2020
BOARD COMMITTEES
Human Capital & Compensation (Chair), Finance
Key Skills and Expertise

FINANCIAL	SENIOR LEADERSHIP	RISK MANAGEMENT/OVERSIGHT

Qualifications

Ms. Atkinson provides the Board with significant experience in finance, risk management and compliance matters, as well as executive leadership experience developed through her senior finance and compliance leadership roles at State Street and MFS Investment Management. She also brings valuable accounting expertise derived from her experience as a Certified Public Accountant and a partner at PricewaterhouseCoopers LLP.

Experience

●	Chief Administrative Officer, State Street Corporation (financial services firm), 2019–2020
●	Executive Vice President & Chief Compliance Officer, State Street Corporation, 2017–2019
●	Executive Vice President, Finance, State Street Corporation, 2010–2017
●	Treasurer, State Street Corporation, 2016–2017
●	Executive Vice President, Chief Compliance Officer, State Street Corporation, 2009–2010
●	Executive Vice President, Chief Compliance Officer, State Street Global Advisors, 2008–2009
●	Senior positions with MFS Investment Management and PricewaterhouseCoopers LLP, 1999–2008

Other Current Directorships

●	Citizens Financial Group, Inc., since 2024
●	United States Steel Corporation, since 2020

Former Public Company Directorships

●	Affiliated Managers Group, 2020–2024
●	Raytheon Company, 2014–2020

Other Leadership Experience and Service

●	Director and Past President, The Arc of Massachusetts

14    RTX 2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

Christopher T. Calio

President, Chief Executive Officer and Director, RTX Corporation	AGE 51 DIRECTOR SINCE 2023
BOARD COMMITTEES
Finance, Special Activities
Key Skills and Expertise

EXPERIENCE IN INDUSTRY	RISK MANAGEMENT/OVERSIGHT	SENIOR LEADERSHIP

Qualifications

Mr. Calio has substantial experience in the aerospace and defense industry and executive leadership experience gained through his President, CEO and COO roles at RTX and other senior leadership roles at RTX and Pratt & Whitney. Through these roles and his legal roles at RTX-affiliated companies, he also brings risk management experience, as well as a significant background in manufacturing, operations and supply chain.

Experience

●	President, Chief Executive Officer and Director, RTX Corporation, since May 2024
●	President, Chief Operating Officer and Director, RTX Corporation, December 2023–May 2024
●	President & Chief Operating Officer, RTX Corporation (formerly Raytheon Technologies Corporation), March 2023–December 2023
●	Chief Operating Officer, Raytheon Technologies Corporation, March 2022–February 2023
●	President, Pratt & Whitney, Raytheon Technologies Corporation (formerly United Technologies Corporation (“UTC”)), January 2020–February 2022
●	President, Commercial Engines, Pratt & Whitney, UTC, February 2017–December 2019
●	Chief of Staff to the Chairman and Chief Executive Officer, UTC, February 2015–January 2017
●	Various senior positions since joining UTC in 2005, including Vice President and General Counsel of UTC Aerospace Systems, and Vice President and Counsel, Commercial Engines, Pratt & Whitney

Other Leadership Experience and Service

●	Board of Directors, US-India Strategic Partnership Forum

Effective on April 30, 2025, Mr. Calio will succeed Mr. Hayes as Chairman of RTX

Leanne G. Caret

INDEPENDENT DIRECTOR	AGE 58
Retired Executive Vice President, The Boeing Company and Former CEO, Boeing Defense, Space and Security	DIRECTOR SINCE 2023
BOARD COMMITTEES
Audit (Chair), Special Activities
Key Skills and Expertise

FINANCIAL	EXPERIENCE IN INDUSTRY	MANUFACTURING, OPERATIONS & SUPPLY CHAIN

Qualifications

Ms. Caret provides the Board with significant experience in the aerospace and defense industry and finance experience gained through her CEO and CFO roles with Boeing Defense, Space & Security and other senior leadership roles at The Boeing Company. Through these roles she also brings executive leadership experience, as well as a significant background in oversight of risk management and of manufacturing, operations and supply chain.

Experience

●	Executive Vice President and Senior Advisor, The Boeing Company (aerospace and defense systems & services), April 2022–December 2022
●	President & CEO, Defense, Space & Security, The Boeing Company, 2016–2022
●	President, Global Services & Support, The Boeing Company, 2015–2016
●	Chief Financial Officer, Defense, Space & Security, The Boeing Company, 2014–2015
●	Vice President & General Manager, Vertical Lift, The Boeing Company, 2013–2014
●	Vice President, H-47 Programs, The Boeing Company, 2009–2013
●	General Manager, Global Transport & Executive Systems, The Boeing Company, 1998–2009

Other Current Directorships

●	Deere & Company, since 2021

Other Leadership Experience and Service

●	Associate Fellow, American Institute of Aeronautics and Astronautics
●	Fellow, Royal Aeronautical Society

RTX 2025 PROXY STATEMENT    15

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

Bernard A. Harris, Jr.

INDEPENDENT DIRECTOR	AGE 68
Chief Executive Officer and Managing Partner, Vesalius Ventures, Inc.	DIRECTOR SINCE 2021
BOARD COMMITTEES
Audit, Special Activities
Key Skills and Expertise

EXPERIENCE IN INDUSTRY	ESG	TECHNOLOGY/CYBERSECURITY

Qualifications

Dr. Harris has significant aerospace industry knowledge, a deep understanding of science and technology, and executive leadership experience gained through his CEO and other senior leadership roles at Vesalius Ventures and the National Math and Science Initiative, his service as Chief Medical Officer of SPACEHAB, and his years as an astronaut and flight surgeon at NASA. He has significant experience in technology innovation and strategic planning. He also brings valuable expertise in guiding organizations to leverage their resources in support of business operations, investment, community development and philanthropic endeavors.

Experience

●	Chief Executive Officer and Managing Partner, Vesalius Ventures (venture capital), since 1998
●	Executive Director, National Math and Science Initiative Inc. (education nonprofit), August 2022–March 2023
●	Chief Executive Officer, National Math and Science Initiative Inc., 2018–2022
●	Vice President, Business Development, Space Media Inc., 1999–2001
●	Vice President, Chief Medical Officer and Scientist, SPACEHAB Inc., 1996–2001
●	Astronaut, NASA, 1991–1996
●	Clinical Scientist & Flight Surgeon, Johnson Space Center, NASA, 1987–1990

Other Current Directorships

●	U.S. Physical Therapy, since 2005
●	Solventum Corporation, since 2024
●	MassMutual (non-public)

Former Public Company Directorships

●	Sterling Bancshares Inc., 2006–2011

Other Leadership Experience and Service

●	Board of Directors, Astronaut Scholarship Foundation
●	Board of Directors, Texas Medical Center
●	The Harris Foundation (founder)

George R. Oliver

INDEPENDENT DIRECTOR	AGE 64
Chairman & Chief Executive Officer, Johnson Controls International plc	DIRECTOR SINCE 2020
BOARD COMMITTEES
Human Capital & Compensation, Finance
Key Skills and Expertise

INTERNATIONAL	SENIOR LEADERSHIP	MANUFACTURING, OPERATIONS & SUPPLY CHAIN

Qualifications

Mr. Oliver provides the Board with substantial executive leadership experience and global operational and management expertise, gained through his CEO and other leadership roles at the global industrial and technology companies Johnson Controls, Tyco International and General Electric. He also has significant experience in strategic planning, mergers and acquisitions, finance, risk management and technology.

Experience

●	Chairman of the Board & Chief Executive Officer, Johnson Controls International plc (diversified technology and multi-industrial company), since 2017
●	President & Chief Operating Officer, Johnson Controls International plc, 2016–2017
●	Chief Executive Officer, Tyco International Ltd., 2012–2016
●	President, Tyco International Ltd., 2011–2012
●	President, Tyco Electrical and Metal Products, 2007–2010
●	President, Tyco Safety Products, 2006–2010
●	Various leadership roles of increasing responsibility at several General Electric divisions, culminating as President of GE Water and Process Technologies, until 2006

Other Current Directorships

●	Johnson Controls International plc, since 2016

Former Public Company Directorships

●	Raytheon Company, 2013–2020
●	Tyco International Ltd., 2012–2016

Other Leadership Experience and Service

●	Board of Trustees, Worcester Polytechnic Institute
●	Board of Directors, United Way of Greater Milwaukee & Waukesha Counties
●	Board of Directors, Greater Milwaukee Committee
●	Board of Directors, Metropolitan Milwaukee Association of Commerce

16    RTX 2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

Ellen M. Pawlikowski

INDEPENDENT DIRECTOR	AGE 68
General, U.S. Air Force (Retired) and Former Commander, Air Force Materiel Command	DIRECTOR SINCE 2020
BOARD COMMITTEES
Human Capital & Compensation, Special Activities
Key Skills and Expertise

GOVERNMENT	SENIOR LEADERSHIP	EXPERIENCE IN INDUSTRY

Qualifications

General Pawlikowski delivers deep defense industry-specific expertise, senior leadership experience and understanding of leading-edge science and technology through her extensive military service, including as Commander, U.S. Air Force Materiel Command. She provides the Board with important insights regarding military critical mission needs, advanced weapons systems management and acquisition and national security policy.

Experience

●	Commander, Air Force Materiel Command (military leadership), 2015–2018
●	Various positions of increasing responsibility during a 36-year career in the U.S. Air Force, including Military Deputy for the Assistant Secretary for Acquisition; Commander/Program Executive Officer, Space and Missile Systems Center; Commander, Air Force Research Laboratory; and Deputy Director and Chief Operating Officer, National Reconnaissance Office

Other Current Directorships

●	RPM International Inc., since 2022
●	Applied Research Associates (non-public)
●	SRI International (non-public)
●	CEM Defense Materials (non-public)

Former Public Company Directorships

●	Velo3D, Inc., March 2022–July 2023
●	Intelsat S.A., 2019–February 2022
●	Raytheon Company, 2018–2020

Other Leadership Experience and Service

●	Chair, Honorary Fellows Committee, American Institute of Aeronautics and Astronautics
●	Member, National Academy of Engineering
●	Member, Air Force Studies Board
●	Advisor, Defense Science Board

Denise L. Ramos

INDEPENDENT DIRECTOR	AGE 68
Retired Chief Executive Officer & President, ITT Inc.	DIRECTOR SINCE 2018
BOARD COMMITTEES
Audit, Governance and Public Policy
Key Skills and Expertise

MANUFACTURING, OPERATIONS & SUPPLY CHAIN	SENIOR LEADERSHIP	FINANCIAL

Qualifications

Ms. Ramos provides the Board with executive leadership and substantial global operational and management experience gained through her CEO and other leadership roles at ITT Inc. She has extensive financial expertise and experience in strategic planning and mergers and acquisitions, having served as the Chief Financial Officer at ITT and other large global companies. She also brings experience and insights from her current and past service on boards of other public companies in a range of industries.

Experience

●	Chief Executive Officer & President, ITT Inc. (formerly ITT Corporation—diversified manufacturer), 2011–2019
●	Senior Vice President & Chief Financial Officer, ITT Corporation, 2007–2011
●	Chief Financial Officer, Furniture Brands International (home furnishings), 2005–2007
●	Senior Vice President & Corporate Treasurer, Yum! Brands, Inc., and Chief Financial Officer, KFC Corporation (U.S. Division), 2000–2005
●	Various finance positions of increasing responsibility during more than 20 years at Atlantic Richfield Company

Other Current Directorships

●	Bank of America Corp., since 2019

Former Public Company Directorships

●	ITT Inc., 2011–2019
●	Praxair, Inc., 2014–2016
●	Phillips 66 Company, 2016–2025

RTX 2025 PROXY STATEMENT    17

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

Fredric G. Reynolds

INDEPENDENT LEAD DIRECTOR	AGE 74
Retired Executive Vice President & Chief Financial Officer, CBS Corporation	DIRECTOR SINCE 2016
BOARD COMMITTEES
Governance and Public Policy, Human Capital & Compensation
Key Skills and Expertise

FINANCIAL	RISK MANAGEMENT/OVERSIGHT	SENIOR LEADERSHIP

Qualifications

Mr. Reynolds brings to the Board substantial financial and risk management expertise, as well as executive leadership and strategic planning experience gained through his Chief Financial Officer and other leadership roles at large global companies CBS, Viacom and PepsiCo. He also brings his experience and insights from his current and past service on boards of other public companies in a range of industries.

Experience

●	Executive Vice President & Chief Financial Officer, CBS Corporation (media), 2005–2009
●	President & Chief Executive Officer, Viacom Television Stations Group (CBS predecessor), 2001–2005
●	Executive Vice President & Chief Financial Officer, Viacom, Inc., 2000–2001
●	Executive Vice President & Chief Financial Officer, Westinghouse Electric Corporation, 1994–2000
●	Various positions at PepsiCo, Inc., 1982–1994

Other Current Directorships

●	Pinterest, Inc., since 2017

Former Public Company Directorships

●	Mondelez International, Inc., 2007–May 2022
●	AOL, Inc., 2009–2015
●	Hess Corporation, 2013–2019

Brian C. Rogers

INDEPENDENT DIRECTOR	AGE 69
Retired Chairman, T. Rowe Price Group, Inc.	DIRECTOR SINCE 2016
BOARD COMMITTEES
Finance (Chair), Human Capital & Compensation
Key Skills and Expertise

FINANCIAL	RISK MANAGEMENT/OVERSIGHT	SENIOR LEADERSHIP

Qualifications

Mr. Rogers provides the Board with extensive financial and investment expertise and risk management experience through his Chief Investment Officer and other investment management roles at T. Rowe Price, as well as significant executive leadership and governance experience gained through his service as the Chairman of the Board of T. Rowe Price. Mr. Rogers also provides the Board with important insights into the perspectives of institutional investors.

Experience

●	Chairman of the Board of Directors, T. Rowe Price Group, Inc. (investment management), 2007–2017
●	Chief Investment Officer, T. Rowe Price Group, Inc., 2004–2017
●	Various other senior leadership roles since joining T. Rowe Price Group, Inc., in 1982

Other Current Directorships

●	Lowe’s Companies, Inc., since 2018

Former Public Company Directorships

●	Chairman of the Board (non-executive), T. Rowe Price Group, Inc., 2017–2019

Other Leadership Experience and Service

●	Trustee, Brookings Institution
●	Board of Directors, Harvard Management Company
●	Trustee, Johns Hopkins Medicine

18    RTX 2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES

James A. Winnefeld, Jr.

INDEPENDENT DIRECTOR	AGE 68
Admiral, U.S. Navy (Retired) and Former Vice Chairman of the Joint Chiefs of Staff	DIRECTOR SINCE 2020
BOARD COMMITTEES
Special Activities (Chair), Governance and Public Policy
Key Skills and Expertise

GOVERNMENT	EXPERIENCE IN INDUSTRY	RISK MANAGEMENT/OVERSIGHT

Qualifications

Admiral Winnefeld brings extensive senior leadership, strategic planning and management experience developed through his various roles of increasing responsibility in the U.S. military, culminating in his service as the Ninth Vice Chairman of the Joint Chiefs of Staff. He provides the Board with deep defense industry-specific domain knowledge and expertise with respect to the global security environment and our core defense customers.

Experience

●	Vice Chairman of the Joint Chiefs of Staff (military leadership), 2011–2015
●	Various positions of increasing responsibility during a 37-year career in the U.S. Navy, including Commander, U.S. Northern Command (USNORTHCOM); Commander, North American Aerospace Defense Command (NORAD); Commander, U.S. Sixth Fleet; and Commander, Allied Joint Command Lisbon

 Other Current Directorships

●	Molson Coors Beverage Company, since 2020
●	Alliance Laundry Systems LLC (non-public)
●	CEM Defense Materials (non-public)
●	Enterprise Holdings, Inc. (non-public)
●	Hawkeye 360 (non-public)

Former Public Company Directorships

●	Raytheon Company, 2017–2020

Other Leadership Experience and Service

●	Co-founder and Co-chair, SAFE Project
●	Trustee, Georgia Tech Foundation
●	Former Chairman of the President’s Intelligence Advisory Board

Robert O. Work

INDEPENDENT DIRECTOR	AGE 72
Retired Deputy Secretary of Defense, U.S. Department of Defense	DIRECTOR SINCE 2020
BOARD COMMITTEES
Governance and Public Policy (Chair), Audit, Special Activities
Key Skills and Expertise

GOVERNMENT	EXPERIENCE IN INDUSTRY	ESG

Qualifications

Mr. Work provides the Board with significant insight into customer needs acquired through his command, leadership and management positions, including as a U.S. Marine Corps officer, Undersecretary of the Navy and Deputy Secretary of Defense. He has broad expertise in global security matters, including in the areas of defense strategy, advanced technologies, international studies and acquisition reform. He also brings experience with corporate governance and oversight of ESG risks from current and past board service, including his leadership of the Governance Committee.

Experience

●	U.S. Deputy Secretary of Defense (executive department leadership), 2014–2017
●	Chief Executive Officer, Center for a New American Security, 2013–2014
●	Undersecretary of the Navy, U.S. Department of the Navy, 2009–2013
●	Positions with the Center for Strategic and Budgetary Assessments, serving in positions of increasing responsibility from 2002 to 2009, culminating in service as Vice President for Strategic Studies
●	Various positions of increasing responsibility during a 27-year career in the U.S. Marine Corps, including artillery battery commander; battalion commander; Base Commander, Camp Fuji, Japan; and Senior Aide to the Secretary of the Navy

Other Current Directorships

●	System High (non-public)
●	Govini, Chairman (non-public)
●	Black Sea (non-public)

Former Public Company Directorships

●	Raytheon Company, 2017–2020

Other Leadership Experience and Service

●	Senior Counselor for Defense, Distinguished Senior Fellow for Defense and National Security, Center for a New American Security
●	Senior Fellow, Johns Hopkins Applied Physics Laboratory
●	Member, Council on Foreign Relations
●	Member, International Institute for Strategic Studies

RTX 2025 PROXY STATEMENT    19

Corporate Governance

Our Continuing Commitment to Sound Corporate Governance

RTX is committed to strong oversight and governance practices that are grounded in a culture of integrity, accountability, transparency and the highest ethical standards. The Board believes this commitment enhances shareowner value.

GOVERNANCE BEST PRACTICES

Our Board has adopted robust governance practices, as set forth in our Corporate Governance Guidelines, our Committee charters and other RTX documents and policies. The Governance Committee regularly monitors and considers current developments in corporate governance, as well as the views of our shareowners, to determine when to recommend governance changes to the Board.

Effective Board oversight	Board independence
●  Highly qualified Board with diverse mix of perspectives, experience and tenures
●  Regular Board review of strategic plans and priorities
●  Regular Board and Committee review of significant risks, including product safety and cybersecurity risks
●  Annual Board evaluation of CEO performance
●  Regular CEO and senior management succession planning

●  10 out of 11 director nominees are independent
●  Robust Lead Director role, an independent position of authority with clearly defined responsibilities
●  Independent directors meet regularly without management
●  Fully independent Audit, Human Capital & Compensation and Governance Committees

Commitment to shareowner rights	Board accountability
●  Active and ongoing shareowner engagement
●  Proxy access with customary terms
●  Shareowners can act by written consent
●  Shareowners holding 15% of voting stock can call special meetings
●  No charter provisions requiring more than a simple majority vote of shareowners
●  Robust clawback policies
●  No hedging, short sales or pledging of RTX securities by officers or directors
●  Rigorous share ownership requirements for directors and senior management

●  Annual Board, Committee and individual director evaluations
●  Annual election of all directors
●  Majority voting for directors in uncontested elections
●  Ongoing attention to Board composition and refreshment
●  No re-nomination of a director who has served for 15 years or reached age 75
●  Regular review of Committee assignments and leadership, with objective to rotate chairs and members at least every five years
●  Limits on outside public company board service
●  Process for considering and approving new outside directorships and paid consulting/advisory engagements

20    RTX 2025 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

CODE OF CONDUCT

Our Code of Conduct reinforces our values and high governance standards by:

●	Explaining how our values of Safety, Trust, Respect, Accountability, Collaboration and Innovation must inform our actions
●	Guiding the conduct of our employees, officers and directors with each other, our business partners and our communities
●	Emphasizing the responsibility to conduct our business with integrity, to respect and protect human rights and to report violations of the Code without fear of retaliation

We encourage you to visit the Corporate Governance section of our website (www.rtx.com) for more information about corporate governance at RTX and our Code of Conduct.

Board Leadership Structure

CHAIRMAN

The Board’s approach. Under our Corporate Governance Guidelines, the Board does not have a fixed policy on whether the roles of Chairman of the Board and CEO should be separate or combined. Instead, the Governance Committee regularly reviews our Board leadership structure, and the Board selects the structure that it believes will provide the most effective leadership and oversight for RTX at the time.

In consultation with the Board, on February 3, 2025, the Company announced Mr. Hayes’ decision to step down as Executive Chairman of the Board effective April 30, 2025. Mr. Hayes is not standing for re-election to the Board. The Board reviewed its leadership structure in connection with Mr. Hayes’ decision to step down as Executive Chairman. On February 2, 2025, the Board elected Mr. Calio as its Chairman, effective April 30, 2025, upon which Mr. Calio will succeed Mr. Hayes. Mr. Calio will continue to serve in his role as President & CEO.

In determining that the interests of all shareowners are best served at this time by combining the role of Chairman and CEO in Mr. Calio, the Board considered several factors, including:

●	Mr. Calio’s knowledge of and experience with RTX and the aerospace and defense industry, having joined RTX in 2005 and having held various leadership roles, including serving as President of Pratt & Whitney and as President and Chief Operating Officer of RTX, prior to being named CEO.
●	RTX’s operating and financial performance under Mr. Calio’s leadership.
●	Mr. Calio’s proven leadership qualities and the Board’s continued confidence in his ability to lead RTX and the Board.
●	The benefits of a unified role in promoting efficient decision-making and successful implementation of RTX’s strategy to execute on its commitments, innovate for future growth and leverage its breadth and scale to generate significant long-term returns for shareowners.
●	The importance of maintaining consistent messaging in leadership communication, both internally and with shareowners and customers.
●	Our strong, independent Lead Director of the Board, with robust authority and well-defined duties.
●	Other features of RTX’s governance that enable the Board to effectively fulfill its duty to oversee the Company and its affairs. These include: that all directors (other than Mr. Calio) are independent; frequent executive sessions of the Board; Audit, Governance and Human Capital & Compensation Committees comprised entirely of independent directors; access to management by directors; and empowerment and encouragement of all directors to contribute and participate, including by suggesting items for meeting agendas, receiving meeting agendas and materials in advance, and raising at any meeting items not on the agenda.

INDEPENDENT LEAD DIRECTOR

To ensure robust independent leadership of the Board, our Corporate Governance Guidelines provide that when the Chairman of the Board is not independent, our independent directors must designate from among themselves a Lead Director. This structure provides the appropriate balance between a Chairman, President & CEO with responsibilities for day-to-day management who collaborates with an empowered independent Lead Director with well-defined responsibilities, including collaboration on setting meeting agendas and RTX’s long-term strategy.

Mr. Reynolds was unanimously designated as the Lead Director by RTX’s independent directors because of his deep knowledge of the Company’s business and strategy, his experience with risk management, financial oversight and governance, and his proven leadership skills and judgment. He is also highly skilled at promoting open and transparent communications among directors and management, ensuring that matters are constructively discussed, which supports the effectiveness of the Board’s oversight of management and the business.

RTX 2025 PROXY STATEMENT    21

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines set forth the roles and responsibilities of the Lead Director, which are designed to promote strong, independent oversight of RTX’s management and affairs. In selecting Mr. Reynolds as Lead Director, the independent directors considered the experience and capabilities of each independent director, as well as their willingness and capacity to fulfill the significant responsibilities and time commitment of the role.

ROLES, RESPONSIBILITIES AND AUTHORITY OF CHAIRMAN, PRESIDENT & CEO AND LEAD DIRECTOR

The Lead Director and our Chairman, President & CEO meet and speak with each other regularly about the Company’s strategy and operations and the functioning of the Board. The Lead Director occupies an independent position of authority and facilitates the exchange of directors’ views regarding management.

CHAIRMAN, PRESIDENT & CEO	LEAD DIRECTOR
Christopher T. Calio Director since 2023	Fredric G. Reynolds Lead Director since 2023

In his capacity as Chairman, Mr. Calio:
●
Presides at all meetings of the full Board
●
Presides at meetings of shareowners
●
Calls special Board meetings
●
Empowered to call special meetings of Board Committees
●
In conjunction with the Lead Director, plans and approves the schedule and agenda for Board meetings
●
Ensures Board materials are appropriate, sufficient and of high quality
●
Subject to input from the Lead Director, approves information sent to the Board
●
Engages with significant stakeholders, as appropriate
Effective on April 30, 2025, Mr. Calio will succeed Mr. Hayes as Chairman of RTX. This will result in the combination of the roles of Chairman and President & CEO.

●
Presides over all private sessions of the independent directors, whether regularly scheduled or called at the Lead Director’s discretion
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Empowered to call special Board meetings
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Collaborates with the Chairman, President & CEO to approve the schedule and set the agenda for Board meetings
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Provides input to the Chairman, President & CEO on information sent to the Board
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Presides at Board meetings when the Chairman, President & CEO is not present
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Engages with significant stakeholders, as requested
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Oversees the Board’s evaluation of the performance of the Chairman, President & CEO
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Communicates regularly with the Chairman, President & CEO and other directors regarding risk management oversight
●
Facilitates succession planning and management development
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Works with the Governance Committee Chair to lead the Board’s annual self-evaluation process and to review any director’s request to accept a new outside directorship or other paid engagement
●
Authorizes retention of outside advisors and consultants who report to the Board

As stated above, RTX’s independent directors meet in private sessions without management present. These sessions are held on a regular schedule and the Lead Director may call extra sessions as needed.

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BOARD SELF-EVALUATION

Board Self-Evaluation

The Board believes that robust and constructive self-evaluation is an essential element of good corporate governance, Board effectiveness and continuous improvement. To this end, the Board annually evaluates its own performance and the performance of the Committees and of each individual director.

OVERVIEW OF THE SELF-EVALUATION PROCESS

Oversight and leadership

The Governance Committee designs and has oversight responsibility for the annual self-evaluation process.

The Lead Director and the Governance Committee Chair jointly lead the process.

How it works

1	Each independent director confers with the Lead Director or the Governance Committee Chair to provide feedback, including a candid assessment of peer contributions and performance.

2	The Lead Director and the Governance Committee Chair communicate peer feedback to individual directors, making suggestions for improvement where appropriate, and provide feedback on Committee performance to each Committee chair.

3	The Committee chairs discuss this feedback with their Committees.

4	The Lead Director and the Governance Committee Chair provide to the full Board a summary of the results of the self-evaluation process and facilitate a Board discussion about opportunities for improvement and actions that might be taken.
How it contributes to Board performance

The self-evaluation informs the Board’s consideration of:

●	Board roles
●	Board preparedness, effectiveness and priorities
●	Committee assignments, leadership and performance
●	Refreshment objectives, including composition and key skills
●	Director succession planning
●	Individual director development

The self-evaluation process has generated improvements to our corporate governance practices and the Board’s effectiveness, including:

●	Allocating more time to private sessions of the independent directors
●	Restructuring the Committees and their responsibilities in order to free up additional time at Board meetings for strategy and other discussions
●	Enhancing breadth of expertise and experience brought to Committee deliberations through refreshed Committee assignments and leadership

During the 2024 self-evaluation process, the Board continued its practice of focusing on:

●	Board and Committee composition, knowledge, skills, attributes, diversity of experience and size, including changes to Committee responsibilities, assignments and leadership
●	The Board’s review and consideration of CEO and senior management succession planning
●	The Board’s effectiveness in performance of its key oversight responsibilities and its communications with management

RTX 2025 PROXY STATEMENT    23

CORPORATE GOVERNANCE

BOARD COMMITTEES

Board Committees

Our Board currently has the following standing Committees: the Audit Committee, the Governance Committee, the Finance Committee, the Human Capital & Compensation Committee and the Special Activities Committee. Our Corporate Governance Guidelines require the Governance Committee to periodically review the Board committee structure and assignments. Due to the relationship between product safety and product quality, and the benefits of increased oversight over AI, in 2024 the Board approved amendments to the charter of the Governance Committee to expand the Committee’s responsibilities into the areas of product quality and AI. The Board also gave consideration to individual director development and interests and the functioning of the Committees and approved changes to assignments for the Audit Committee and the Human Capital & Compensation Committee.(1)

The Audit Committee, the Governance Committee and the Human Capital & Compensation Committee are composed exclusively of independent directors. Mr. Calio (who is an active employee) serves on the Finance Committee and the Special Activities Committee, because the Board believes he brings particular insights on topics within these Committees’ responsibilities. Mr. Hayes (who is also an active employee) will continue to serve on the Finance Committee and the Special Activities Committee until April 30, 2025, the effective date of his resignation.

Each Committee has the authority to retain independent advisors, to approve the fees paid to those advisors and to terminate their engagements.

Each Committee operates under a charter that it reviews annually. These charters are available on the Corporate Governance section of our website (www.rtx.com).

(1)	In addition, Mr. Robert K. Ortberg retired from the Board effective July 31, 2024.

Audit Leanne G. Caret Chair

2024 MEETINGS: 8 COMMITTEE MEMBERS Bernard A. Harris, Jr. Denise L. Ramos Robert O. Work Ellen M. Pawlikowski served as a member of the Audit Committee until May 2, 2024
●
Assists the Board in overseeing: the integrity of RTX’s financial statements; the independence, qualifications and performance of RTX’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Conduct and applicable laws and regulations; policies and procedures with respect to risk assessment and management; and other responsibilities as delegated by the Board from time to time
●
Recommends to the Board (for shareowner approval) a nominee accounting firm to serve as RTX’s independent auditor and maintains responsibility for compensation, retention and oversight of the auditor
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Pre-approves all auditing services and permitted non-audit services to be performed for RTX by its independent auditor
●
Reviews and approves the appointment and replacement of the senior Internal Audit executive
The Board has determined that each of Ms. Caret and Ms. Ramos is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission (“SEC”).

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BOARD COMMITTEES

Governance and Public Policy Robert O. Work Chair

2024 MEETINGS: 5 COMMITTEE MEMBERS Denise L. Ramos Fredric G. Reynolds James A. Winnefeld, Jr.
●
Provides oversight of the safety of the Company’s products and services and its quality management system
●
Oversees RTX’s positions on significant public policy issues
●
Reviews and monitors the development of RTX’s AI strategy
●
Develops and recommends modifications to our Corporate Governance Guidelines
●
Identifies and recommends qualified candidates for election to the Board
●
Reviews periodically the Company’s policies on retirement age and term limits for non-employee directors
●
Makes recommendations to the Board for Committee assignments
●
Reviews and monitors the orientation of new Board members and the continuing education of all directors
●
Oversees the design and conduct of the annual self-evaluation of the Board, its Committees and individual directors
●
Reviews corporate governance developments and trends and, where appropriate, makes recommendations to the Board on the Company’s governance
●
Recommends to the Board appropriate compensation of non-employee directors

Finance Brian C. Rogers Chair

2024 MEETINGS: 5
COMMITTEE MEMBERS
Tracy A. Atkinson
Christopher T. Calio
Gregory J. Hayes
George R. Oliver

Effective April 30, 2025, Gregory J. Hayes will cease to serve as a member of the Finance Committee

●
Reviews and monitors the management of RTX’s financial resources and financial risks
●
Considers plans for significant acquisitions and divestitures
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Monitors progress on pending and completed acquisitions and divestitures
●
Reviews significant financing programs in support of business objectives
●
Reviews significant capital appropriations
●
Reviews policies and programs related to: dividends and share repurchases; financing, working and long-term capital requirements; managing exposure with respect to foreign exchange, interest rates and raw material prices; investment of pension assets; and insurance and risk management

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BOARD COMMITTEES

Human Capital & Compensation Tracy A. Atkinson Chair

2024 MEETINGS: 5
COMMITTEE MEMBERS
George R. Oliver
Ellen M. Pawlikowski
Fredric G. Reynolds
Brian C. Rogers

Ellen M. Pawlikowski joined the Human Capital & Compensation Committee effective May 2, 2024
James A. Winnefeld, Jr. served as a member of the Human Capital & Compensation Committee until May 2, 2024

●
Reviews RTX’s executive compensation policies and practices to ensure that they adequately and appropriately align executive and shareowner interests
●
Reviews and approves the design of, and sets performance goals for, our executive annual and long-term incentive programs
●
Evaluates the performance of RTX, our business units and our NEOs relative to performance goals set by the HCC Committee for the annual and long-term incentive programs
●
Reviews and approves compensation for the CEO and other executive officers of the Company
●
Reviews a risk assessment of RTX’s compensation policies, plans and practices
●
Reviews the Company’s initiatives relating to human capital management

Special Activities James A. Winnefeld, Jr. Chair

2024 MEETINGS: 4
COMMITTEE MEMBERS
Christopher T. Calio
Leanne G. Caret
Bernard A. Harris, Jr.
Gregory J. Hayes
Ellen M. Pawlikowski
Robert O. Work

Effective April 30, 2025, Gregory J. Hayes will cease to serve as a member of the Special Activities Committee

●
Reviews and monitors activities involving classified business of RTX, including significant classified programs
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Reviews policies, processes, risk management and internal controls applicable to classified business
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Supports the Board as required in oversight of classified cybersecurity
●
Reviews RTX’s cybersecurity risk exposure with respect to the Company’s products and management’s efforts to manage that exposure
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Assists other Committees with their activities and oversight related to product safety risk and development of technical talent
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Monitors critical technology gaps and reviews investments, talent development and other efforts by management to address those gaps

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DIRECTOR INDEPENDENCE

Director Independence

Under RTX’s Director Independence Policy and the New York Stock Exchange (“NYSE”) listing standards, a majority of our directors must be independent, meaning that they do not have a direct or indirect material relationship with RTX (other than as a director). The Board’s Director Independence Policy guides the independence determination and defines certain categories of relationships that will not be considered material relationships that would impair a director’s independence. This policy is available on the Corporate Governance section of our website (www.rtx.com).

Before joining the Board and annually thereafter, each director or nominee completes a questionnaire about relationships and transactions that may require disclosure, may affect independence or may affect our ability to meet the heightened independence standards for members of the Audit Committee and members of the Human Capital & Compensation Committee. The Governance Committee’s assessment of independence considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee. The Board considers potential materiality of a director’s relationship with RTX both from the director’s standpoint and from the standpoint of persons or organizations with which the director has an affiliation. The assessment also considers sales and purchases of products and services between RTX (including its subsidiaries) and other companies or charitable organizations where a director or a nominee (or an immediate family member of a director or nominee) may have relationships pertinent to the independence determination.

In accordance with the Director Independence Policy and the NYSE listing standards, the Board has determined that, other than Mr. Calio (who is a current employee of RTX), none of the nominees for election at the 2025 Annual Meeting has, directly or indirectly, a material relationship with RTX (outside of serving as a director) or any direct or indirect material interest in any transaction involving RTX. Other than Mr. Calio, each nominee satisfies our independence criteria and the independence standards of the NYSE and the SEC. Mr. Hayes was also determined by the Board not to be independent during his tenure on the Board.

The Board’s Role

Our Board provides active and independent oversight and guidance to management regarding the Company’s long-term strategy and priorities, risk management, CEO and senior management succession planning, as well as other aspects of our business and affairs. In addition, the Board has adopted robust governance practices to enhance its effectiveness and is engaged on behalf of our shareowners.

As part of carrying out its oversight responsibilities, the Board:

●
Annually reviews the Company’s long-term plan and strategy and those of its business units
●
Engages in ongoing discussions of near-, medium- and long-term risks and strategic matters, including the geopolitical environment, economic conditions, industry trends and developments, and their impacts on our business, as well as strategic opportunities and challenges
●
Is regularly briefed on assessments of the Company’s business portfolio and is engaged in the Company’s mergers, acquisitions, divestitures and other corporate development activities
●
Reviews and approves the Company’s annual operating plan, and receives regular updates on management’s progress against its annual operating plan, including opportunities and challenges that arise
●
Periodically engages with shareowners on a variety of matters, including the financial performance, capital allocation and business strategy of the Company
●
Receives briefings from outside advisors and counsel on strategic, financial, legal and compliance, and other matters

In 2024, our Board worked closely with management to provide effective oversight of key priorities, including:

●
Our focus on our commitments to customers, returning value to shareowners and leveraging the breadth and scale of our business
●
Risk management efforts, including compliance and regulatory risks, risks to our supply chain, and program execution such as delivering on our GTF fleet management plan
●
Our strategic investments in technology and innovation to mature existing capabilities and introduce new capabilities for our customers
●
Strategic initiatives to drive operational excellence and continuous improvement, including through deployment of our CORE operating system and our Industry 4.0 investments
●
Enhancing our business systems, with a particular focus on CORE deployment and our safety and quality systems
●
Our response to evolving geopolitical issues and other external conditions, including inflation and the ongoing conflicts in Ukraine and the Middle East
●
Execution of our talent and governance strategies and review of our AI strategy
●
Our shareowner engagement efforts
●
Senior management succession planning

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THE BOARD’S ROLE

RISK MANAGEMENT OVERSIGHT

The chart below shows the current allocation of general risk oversight functions between management and the Board.

Management	Board of Directors
Responsible for identifying, assessing, prioritizing and managing the various risks that the Company faces	Responsible for Board and Committee risk oversight governance, including allocation of risk oversight responsibilities
● Employs a comprehensive enterprise risk management (“ERM”) program ● Maintains robust internal processes and an effective internal control environment	● Audit Committee oversees management’s ERM program ● Board has allocated specific responsibilities to itself and its Committees for overseeing particular risks, as shown below
Full Board
● Major strategic risks, such as geopolitical and other external conditions	● Enterprise cybersecurity (e.g., IT systems, factory, supply chain and hosted services) and compliance	● Succession planning ● Significant litigation ● Government relations

Audit Committee ● Financial reporting ● Internal controls ● Auditing matters ● Taxes ● Legal, ethical and regulatory compliance programs

Governance Committee

●
Corporate governance
●
Conflicts of interest
●
Director independence
●
Product quality
●
Product safety
●
Sustainability
●
Workplace safety
●
Human rights
●
Public policy issues
●
AI
Finance Committee ● Capital structure ● Financing ● Pensions ● Capital transactions ● Foreign exchange ● Interest rates ● Corporate transactions

Human Capital & Compensation Committee

●
Executive compensation and benefits policies, practices and plans
●
Incentive plan performance metrics and goals
●
Compensation for senior leaders
●
Compensation plan design
●
Executive retention
●
Human capital management initiatives
Special Activities Committee ● Classified business ● Technology and innovation ● Product cybersecurity

The Board’s risk oversight governance framework is designed to enable it to understand critical near-, medium- and long-term risks in the Company’s business and strategy, allocate responsibilities for risk oversight among the full Board and the Committees, evaluate the Company’s risk management processes and whether they are functioning adequately, and engage in regular communications with management regarding risk trends, developments, mitigation, major issues and responsive actions. For the sake of efficiency, the full Board retains primary oversight responsibility over certain risks that cut across the subject area expertise of multiple Committees, such as significant litigation.

The Company maintains robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. A core element is the Company’s ERM program, which conforms to the Enterprise Risk Management—Integrated Framework established by the Committee of Sponsoring Organizations of the Treadway Commission and is designed to identify and evaluate the full range of significant risks to RTX, including legal, compliance, financial, operational, strategic and reputational risks. Our Finance function, in close collaboration with our Legal, Contracts & Compliance function, leads the ERM program, with an annual cycle for structured reviews, discussions and mitigation planning. Risks are identified and

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evaluated through both a “bottom-up” and a “top-down” process involving senior management and all of the functions and business units. Through this process, senior management considers trends and developments, as well as the effectiveness of the Company’s mitigation plans. Our risk management processes are informed by the results of our ERM program, including those relating to our Internal Audit plans, ethics and compliance programs, financial reporting and SEC disclosures.

The Chief Financial Officer and the General Counsel brief the Board at least annually on the most significant risks under our ERM program and the associated mitigation plans. They also annually brief the Audit Committee on the ERM review process. In connection with these ERM reports and briefings, the Board reviews its allocation of risk oversight responsibilities among itself and the Committees.

In addition to these ERM briefings, management regularly reviews significant risks, including trends and developments, with the Board and its Committees, providing updates on long-term risks during annual long-range planning, strategic reviews and through regular reviews of annual operating plans, as well as providing a near- and medium-term focus on financial performance, market environment updates and presentations on specific associated risk areas. Between Board and Committee meetings, directors receive updates regarding developments in the Company’s business as well as emerging risks. In addition, the Lead Director regularly communicates with the CEO and other directors about emerging risks and issues and the coverage of appropriate risk topics in Board meeting agendas.

Cybersecurity Risk Oversight

Given the nature of our business, we have a robust program for identifying, assessing and managing cybersecurity risks. These risks include those relating to our internal systems, our products, services and programs for customers, and our supply chain. The full Board has primary oversight responsibility for “enterprise” cybersecurity risks, such as those relating to our information and operational technology systems and our suppliers and partners for those systems, and it receives regular briefings on these risks in addition to briefings on enterprise cybersecurity incidents and key Company defenses and mitigation strategies. Our Special Activities Committee has primary oversight responsibility for cybersecurity risks that relate to our products and services, is regularly briefed by management on such risks (including updates on product and service cybersecurity incidents, defenses and mitigation strategies), and supports the Board in oversight of classified business cybersecurity, such as with respect to company internal information and operational technology systems. The Audit Committee also considers cybersecurity and data privacy risks in connection with its financial and compliance risk oversight role.

Product Safety Risk Oversight

Management fosters a strong safety culture and maintains robust safety programs across our businesses. Product safety is covered by our ERM program, and the Governance Committee has oversight responsibility for product safety risks (with the Special Activities Committee assisting on classified product safety). The Governance Committee annually reviews our corporate product safety program, receives an update at each meeting regarding product safety matters (including incident metrics and managed safety issues) and regularly receives a briefing from each business unit on its product safety management system, including how the system applies in practice, as well as the business unit’s product safety culture. Our product safety program also provides for immediate reporting to the Governance Committee in the event of certain significant product safety incidents.

Product Quality Risk Oversight

RTX is committed to providing our customers with products and services that meet or exceed our quality representations and requirements. The Governance Committee assumed oversight responsibility for product quality risks in May 2024 as part of an integrated approach to product safety and quality, given the strong nexus between these disciplines. Since then, the Governance Committee has met to consider the operation of our quality management systems on both a Company-wide and business unit-level basis, to consider our product quality culture, and to review the role that our quality management systems play in our core functions, including supply chain and engineering. Our product quality program includes a Company-wide Quality Council and a layered quality management audit structure to reduce enterprise risk.

Artificial Intelligence Risk Oversight

AI is an increasingly important part of RTX’s business and operations. We use AI in the products and services we sell in order to improve the value we provide to our customers. We also use AI in our business systems to enhance our productivity. In May 2024, the Governance Committee assumed responsibility for overseeing the development of the Company’s AI strategy in recognition of the need for focused Board oversight of the opportunities and risks posed by AI technologies. As part of its responsibilities, the Governance Committee reviewed the development of RTX’s Responsible AI Corporate Policy. The policy articulates RTX’s AI Ethical principles and requires establishment of a management framework based on well-recognized AI governance elements to ensure our AI use complies with applicable law, these Ethical Principles, our Code of Conduct and our policies, as well as meeting key stakeholder expectations. The policy also identifies responsible leaders to implement our AI risk management framework, establish incident response procedures, and develop training, tools and communications to support RTX employees’ safe and ethical use of AI in our business and operations.

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THE BOARD’S ROLE

Enhancing Our Risk Management Systems

Leveraging our breadth and scale includes developing a Company-wide approach to product safety, product quality and compliance matters. We are committed to ensuring that our products are safe, that they meet the expectations of our customers and that we execute on our commitments responsibly, acting at all times with integrity and in compliance with the laws and regulations under which RTX operates. In 2024, the Board played an active role in RTX’s efforts to enhance our risk management systems to support these commitments, including by:

●	Overseeing efforts to enhance our safety and quality systems, increase organizational safety awareness and improve incident monitoring and reporting
●	Overseeing the execution of an inaugural Company-wide product safety survey, as well as the Company’s follow-up actions in response to the survey
●	Overseeing a review performed by an independent panel of aerospace experts regarding Pratt & Whitney’s handling of the GTF powder metal matter
●	Conducting frequent safety and quality reviews with senior leadership throughout the year, including multiple reviews of Pratt & Whitney’s progress in executing its GTF fleet management plan
●	Holding seven Board and Committee meetings, including four special meetings, at which the recent settlements entered into by RTX to resolve certain legacy legal matters primarily associated with the Raytheon Company and Rockwell Collins businesses were reviewed
●	Overseeing efforts related to RTX’s compliance systems and processes, with a focus on enhancing our compliance programs in key areas on a Company-wide basis, increasing resources and expertise in targeted disciplines and ensuring enterprise-wide awareness of the lessons learned from the Company’s resolution of legacy legal matters primarily associated with the Raytheon Company and Rockwell Collins businesses

Compensation Risk Oversight

The Human Capital & Compensation Committee (the “HCC Committee”) believes that executive compensation payouts must:

●	Align with the Company’s financial performance
●	Be earned in a manner consistent with RTX’s Code of Conduct and other compliance policies
●	Promote long-term, sustainable value for shareowners
●	Provide fair and equitable pay to employees of comparable experience and performance who perform similar work
●	Strike a balance between appropriate levels of financial opportunity and risk

The HCC Committee identifies, monitors and mitigates compensation risk in the following ways:

Sound Incentive Plan Design	Our annual and long-term incentive plans use complementary performance metrics that are essential indicators of RTX’s financial health. The HCC Committee establishes financial performance goals that are challenging, yet realistic, and maintains the ability to use its discretion to adjust payouts under our annual incentive plan (“AIP”) to the extent it believes the calculated results do not accurately reflect the overall quality of performance for the year. Further, payouts for both AIP and PSUs are capped at 200% of target.
Emphasis on Long-Term Performance	Long-term incentives (“LTI”) are the cornerstone of RTX’s executive compensation program. Our LTI program incorporates long-term financial performance metrics that are designed to align executive interests with shareowner interests.
Rigorous Share Ownership Requirements	RTX maintains significant share ownership requirements for our senior executives and directors, which are intended to reduce risk by aligning their economic interests with those of our shareowners. A significant stake in future performance discourages the pursuit of short-term opportunities that can create excessive risk. See pages 36-37 for more information.

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Prohibition on Short Sales, Pledging and Hedging of RTX Securities	RTX prohibits directors, officers and employees from entering into transactions involving short sales of our securities. Directors and executive officers are also prohibited from pledging or assigning RTX stock, stock options or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of RTX securities also are prohibited, whether or not those securities were granted to or held, directly or indirectly, by a director, officer or employee.
Clawback Policy	The RTX Corporation Clawback Policy is our comprehensive policy on recoupment of compensation that covers all RTX employees, including NEOs and executive officers. This policy allows RTX to recoup annual and LTI compensation in a number of circumstances, including financial restatements, compensation earned as a result of financial miscalculations, violations of RTX’s Code of Conduct and violations of post-employment restrictive covenants. Further, in 2023, we adopted the RTX Corporation Executive Officer Clawback Policy that is intended to comply with SEC regulations and NYSE listing standards. Under this policy, the Company can recoup covered incentive-based compensation from executive officers (as defined by the SEC) upon the occurrence of any restatement made to correct an error in previously issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws. This Policy supplements, but does not replace, the RTX Corporation Clawback Policy. See page 66 for details.
Restrictive Covenants	Members of the Company’s Executive Leadership Group (“ELG”), which includes each of our current NEOs, may not engage in post-employment activities detrimental to RTX, such as disclosing proprietary information, soliciting RTX employees or engaging in competitive activities. See page 65 for more details.

Compensation Risk Assessment. During 2024, the HCC Committee engaged FW Cook as its independent third-party consultant, to perform a compensation risk assessment. As a result of this assessment, both FW Cook and the HCC Committee concluded that the Company’s incentive plans do not contain risky features that are likely to have a material and adverse impact on the Company. Further, FW Cook and the HCC Committee concluded that the Company’s compensation plans, programs and policies contain sufficient risk mitigation factors.

SUCCESSION PLANNING OVERSIGHT

The Board has primary responsibility for CEO and senior management succession planning. The Board considers effective continuity of leadership to be critical to the Company’s success and supports senior management in carefully considering and planning for successful leadership transitions. The CEO and the Executive Vice President & Chief Human Resources Officer regularly meet with the Board to discuss the development of potential candidates for succession to senior leadership roles, including the CEO role. The Board’s input and feedback are reflected in annual updates to succession plans. Succession plans include readiness assessments, biographical information and career development plans.

After several years of deliberate succession planning by the Board, Mr. Calio succeeded Mr. Hayes as CEO effective May 2, 2024, and will succeed Mr. Hayes as Chairman effective April 30, 2025. Mr. Reynolds continues to serve as the Board’s independent Lead Director. The Board believes that this leadership structure best serves the needs of the Company. The Board plays an ongoing and continuous role in evaluating the Company’s leadership structure as part of its oversight of the succession planning process.

ESG OVERSIGHT

Our commitment to innovation and collaboration drives our vision for a safer, more connected world, and underpins our environmental, social and governance (“ESG”) approach. Our ESG pillars—People, Planet and Principles—are essential components of the mission-critical work that we perform. As with risk management oversight, the Board has allocated oversight responsibility for ESG matters and risks to the Committees, while retaining full Board oversight of ESG matters that cut across the expertise of multiple Committees.

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CORPORATE GOVERNANCE

SHAREOWNER ENGAGEMENT

Shareowner Engagement

The Board and RTX management believe in transparent and open communication with shareowners. Over the years, these engagements have improved our corporate governance practices, led to increased shareowner rights, enhanced the Board’s composition and improved the design and disclosure of our executive compensation program.

We regularly communicate with our shareowners throughout the year, including through calls, one-on-one and small group meetings, and conferences. We also engage with our investors each Spring after our Proxy Statement is filed. In addition, management, at times in conjunction with our independent directors, routinely meets with our shareowners to discuss a range of matters, including financial performance, capital allocation, business strategy and corporate governance practices. In 2024, management participated in seven major investor conferences, visited shareowners, and hosted shareowners at Pratt & Whitney’s facilities in Columbus, Georgia.

In 2024, we engaged with shareowners holding RTX Common Stock representing over 58% of our outstanding shares

Political Activities and Public Policy Engagement

RTX actively participates in the political and public policy process at the federal, state and local levels on matters that are core to our business interests. We operate in highly regulated industries, and our government relations initiatives are intended to educate and inform officials and the public on a broad range of public policy matters that impact our businesses. These initiatives are based on the Company’s interests and needs—not based on the personal agendas of individual directors, officers or employees—and are conducted in accordance with our Code of Conduct and applicable laws and regulations.

All political activities of RTX are managed from the highest levels of the Company. The Board of Directors, directly or through the Governance Committee, is responsible for overseeing the Company’s conduct of government relations activities, including its positions on significant public policy issues, advocacy efforts and political spending. The Governance Committee receives regular briefings from management on these matters to ensure that the Company’s political activities are well aligned with its strategy and values.

The Board also oversees the activities of the Employees of RTX Corporation Political Action Committee (“RTX PAC”). RTX PAC is voluntary, funded with employee contributions only, nonpartisan and supports candidates for federal and state office and the national political organizations of both major parties—thus giving employees, regardless of their political affiliations, a way to speak with a unified voice on issues important to RTX. RTX PAC is governed by a Steering Committee composed of members of RTX’s Corporate leadership team and considers several criteria before approving a contribution to a candidate, including a determination that the candidate demonstrates a commitment to RTX’s core values. RTX PAC does not give to candidates who are under Department of Justice investigation or to those who are under investigation for a significant violation of Congressional ethics rules. RTX PAC operates in accordance with all applicable laws and regulations, and its contributions are reflected in public filings with the Federal Election Commission.

The Senior Vice President for Global Government Relations leads RTX’s government relations and political activities initiatives, reports to the Governance Committee on the Company’s political and lobbying activities, including the activities of RTX PAC, and works closely with the Company’s Legal, Contracts & Compliance function to ensure the Company’s political activities comply with all legal requirements, established company policies and the highest ethical standards.

RTX does not contribute Company funds to federal, state or local office candidates, Section 527 organizations, Super PACs, independent expenditures or other “grass roots” communications to the general public related to the support or opposition of federal, state or local candidates, ballot measures or any other election-related matters.

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POLITICAL ACTIVITIES AND PUBLIC POLICY ENGAGEMENT

In the ordinary course of business, RTX also participates in, and pays membership dues to, certain nonprofit trade associations that help us stay abreast of technical issues, emerging industry standards and other trends relevant to our business, and provide educational opportunities for employees and support workforce development initiatives. Some trade associations use a portion of their membership dues for nondeductible purposes, such as lobbying. RTX does not make payments to trade associations or other tax-exempt organizations that are designated for election-related purposes.

We are transparent with respect to the Company’s political activities and the activities of RTX PAC, and we fully comply with all applicable public disclosure requirements. In particular:

●	We provide extensive information about our political activities on our website.
●	With respect to federal lobbying, we file quarterly lobbying activity reports and semi-annual lobbying contributions reports with the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate. These reports contain details of our lobbying efforts, political activity and related expenditures in accordance with the Lobbying Disclosure Act, and are publicly accessible via the House and Senate websites and RTX’s website.
●	With respect to state and local lobbying, our activities at the state and local level are limited and generally involve issues related to economic development and business regulatory matters in states where we maintain a significant business presence. State and local lobbying activities are disclosed in compliance with applicable laws and regulations, and, for those jurisdictions that provide online availability, we disclose on our website where our filed reports can be obtained.
●	We disclose, through public filings with the Federal Election Commission, the full list of candidates and committees to which RTX PAC has contributed, and we provide a link to these filings on our website.
●	We disclose on our website a listing of the trade associations with disclosed lobbying expenses to which the Company paid $25,000 or more in membership dues or other contributions during the prior year, including the portion of such amounts, if any, that are nondeductible as a lobbying or political expenditure. In 2025, we decided to augment our disclosure by expanding the number of tiered payment ranges in which we list trade associations. With respect to 2023, as shown in our current disclosure, no contributions to a single trade association with disclosed lobbying expenses exceeded $600,000.

Additional information regarding RTX’s public activities can be found on our website at www.rtx.com under the heading “Who We Are/Corporate Governance/Public Activities.”

RTX 2025 PROXY STATEMENT    33

Compensation of Directors

Pay Structure

ANNUAL RETAINER

Under the terms of the RTX Corporation Board of Directors Deferred Stock Unit Plan (“RTX Director DSU Plan”), annual retainers for non-employee directors are payable 40% in cash and 60% in deferred stock units (“DSUs”). Directors, however, may elect to receive 100% of the annual retainer in DSUs. The annual retainer paid to non-employee directors for the May 2024 to May 2025 Board cycle is dependent upon the role each director holds, as follows:

Role	Cash ($)	Deferred Stock Units ($)	Total Annual Retainer ($)
All Directors (base retainer)	$130,000	$195,000	$325,000
Additional Compensation for Services as:
Lead Director	$20,000	$30,000	$50,000
Audit Committee Chair	$16,000	$24,000	$40,000
Human Capital & Compensation Committee Chair	$14,000	$21,000	$35,000
Finance Committee Chair	$10,000	$15,000	$25,000
Governance and Public Policy Committee Chair	$10,000	$15,000	$25,000
Special Activities Committee Chair	$10,000	$15,000	$25,000

Annual retainers are paid each year following the Annual Meeting. Non-employee directors who join the Board or are appointed to a leadership role between the Annual Meeting and the end of September receive 100% of the annual retainer. Non-employee directors who join the Board or are appointed to a leadership role between October and the next Annual Meeting receive 50% of the annual retainer.

Non-employee directors do not receive additional compensation for attending regular Board or Committee meetings, although they do receive a $3,000 fee for special, in-person meetings. The special meeting fee applies only to formal Board or Committee meetings that are not on the Board’s annual calendar and do not take place during a regularly scheduled Board meeting. In 2024, there were five special Board and Committee meetings. However, since these meetings were held telephonically, directors did not receive a special fee.

DEFERRED RESTRICTED STOCK UNITS

Directors appointed to the Board before October 2019 received a one-time deferred restricted stock unit (“RSU”) award. This award vested in equal portions over five years, but distribution does not occur until a director retires from the Board. Non-employee directors appointed after October 2019 did not receive a deferred RSU award upon joining the Board. All deferred RSUs held by directors are fully vested.

DIVIDEND TREATMENT

When RTX pays a dividend on RTX Common Stock to shareowners, directors are credited with additional DSUs and deferred RSUs equal in value to the dividend paid on the corresponding number of shares of RTX Common Stock.

PLAN DISTRIBUTIONS

DSUs and deferred RSUs are not distributed to directors until they retire from the Board. Upon retirement, RTX DSUs and deferred RSUs are converted into shares of RTX Common Stock. For our legacy UTC directors, upon the 2020 spinoff by UTC of Carrier and Otis, DSUs and deferred RSUs originally based in UTC stock were converted into DSUs and deferred RSUs in the stock of RTX, Carrier and Otis. When these directors retire from the RTX Board, the Carrier and Otis DSUs and deferred RSUs (if any) will be distributed in cash. Directors can elect to receive distributions in either a lump sum or in 10- or 15-year installments.

34     RTX 2025 PROXY STATEMENT

COMPENSATION OF DIRECTORS

2024 DIRECTOR COMPENSATION

2024 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Award ($)(2)	All Other Compensation ($)(3)	Total ($)
Tracy A. Atkinson	$144,000	$216,000	$26,925	$386,925
Leanne G. Caret(4)	$162,000	$231,000	$26,500	$419,500
Bernard A. Harris, Jr.	$130,000	$195,000	$19,425	$344,425
George R. Oliver	$0	$325,000	$495	$325,495
Robert K. (Kelly) Ortberg(5)	$130,000	$195,000	$495	$325,495
Ellen M. Pawlikowski	$130,000	$195,000	$4,000	$329,000
Denise L. Ramos	$0	$325,000	$1,925	$326,925
Fredric G. Reynolds	$150,000	$225,000	$26,925	$401,925
Brian C. Rogers	$0	$350,000	$26,925	$376,925
James A. Winnefeld, Jr.	$0	$350,000	$28,540	$378,540
Robert O. Work	$140,000	$210,000	$6,795	$356,795
(1)	Reflects the portion of the directors’ annual retainer paid in cash. Messrs. Oliver, Rogers and Winnefeld, Jr. and Ms. Ramos elected to receive their annual cash retainer in DSUs, as detailed in footnote (2).
(2)	Reflects the grant date fair value of DSU awards credited to the director’s account, including any portion of the annual cash retainer that the director elected to receive as DSUs. The value of DSU awards is calculated in accordance with FASB ASC Topic 718 using assumptions described in Note 19: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2024 Annual Report on Form 10-K. The number of units credited to each director in 2024 was calculated by dividing the value of the award by the NYSE closing price per share of RTX Common Stock on May 2, 2024, which was the date of the 2024 Annual Meeting of Shareowners, or for retainers paid to directors upon joining the Board or being appointed to a leadership role (if applicable), the RTX closing stock price on the grant date. DSU awards are credited with additional units each time the Company pays a dividend to shareowners and are restricted from distribution while a non-employee director serves on the Board.
(3)	Amounts in this column include incidental benefits and matching contributions to eligible nonprofit organizations under the Company’s matching charitable gift program that covers non-employee directors, as well as Company employees. The Company’s matching charitable gifts paid in 2024 were as follows: Ms. Atkinson, $25,000; Ms. Caret, $25,000; Mr. Harris, Jr., $17,500; Ms. Pawlikowski, $2,500; Mr. Reynolds, $25,000; Mr. Rogers, $25,000; Mr. Winnefeld, Jr., $25,000; and Mr. Work, $6,300.
(4)	Ms. Caret was appointed to the role of Audit Committee Chair effective February 15, 2024. As a result, during 2024, Ms. Caret was paid: (i) 50% of the Audit Committee retainer for the 2024/2025 Board cycle; and (ii) 100% of the base annual retainer for the 2024/2025 Board cycle.
(5)	Mr. Ortberg retired from the Board effective July 31, 2024.

CHANGES TO DIRECTOR COMPENSATION FOR 2025

In its review of directors’ compensation for the May 2025 to May 2026 Board cycle, the Governance Committee increased the base retainer from $325,000 to $345,000 to better align with the competitive market. This change will become effective on May 1, 2025, the date of the 2025 Annual Meeting of Shareowners.

RTX 2025 PROXY STATEMENT    35

Share Ownership

Share Ownership Requirements

Our rigorous share ownership requirements, shown below, promote and strengthen the alignment of our non-employee directors and senior management with the interests of our shareowners.

6x base salary for our Executive Chairman and CEO roles	5x annual base cash retainer for non- employee directors	4x base salary for our CFO and business unit presidents	3x base salary for other ELG members	2x base salary for other officers(1)

For the purposes of determining compliance with the RTX Share Ownership Policy, shares are defined as RTX Common Stock held outright (by the executive/director or their spouse), RSUs, restricted stock awards and shares or share equivalents held in a Company savings plan or deferred compensation plan. Stock options, stock appreciation rights (“SARs”) and PSUs are excluded from the definition of shares under the RTX Share Ownership Policy.

Non-employee directors must achieve their required ownership level within five years of joining the Board, and ELG members (including the NEOs) must achieve their ownership levels within five years of appointment to the ELG or a role requiring a higher level of ownership. Other officers who are not ELG members must achieve their ownership levels within five years of appointment to an officer role. An individual who has not reached the applicable ownership level after this five-year period is not permitted to sell RTX shares until that ownership level is achieved. All directors, ELG members and other officers currently comply with their respective ownership requirements or are on track to meet them within the five-year period.

(1)	Other officers who are not ELG members.

Beneficial Share Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of RTX Common Stock as of February 18, 2025, for: (i) each director and nominee; (ii) each NEO; and (iii) the directors and executive officers as a group. None of these individuals or the group as a whole beneficially owned more than 1% of RTX Common Stock as of that date. Unless otherwise noted, each person named in the table has sole voting power and sole investment power.

Name of Beneficial Owner	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(3)	Total Shares Beneficially Owned(4)
Each current director and nominee for director, including the Executive Chairman and the President & CEO
T. Atkinson	–	–	13,273	20,153
C. Calio	113,353	–	–	226,494
L. Caret	–	–	5,466	5,466
B. Harris, Jr.	–	–	8,950	8,950
G. Hayes	489,022	–	–	1,131,955(5)
G. Oliver	–	–	12,844	29,110
E. Pawlikowski	–	–	13,592	16,791
D. Ramos	–	1,198	24,069	25,267
F. Reynolds	–	1,223	21,115	44,563
B. Rogers	–	1,223	32,676	38,899(6)
J. Winnefeld, Jr.	–	–	19,274	27,074
R. Work	–	–	15,122	20,323

36     RTX 2025 PROXY STATEMENT

SHARE OWNERSHIP

CERTAIN BENEFICIAL OWNERS

Name of Beneficial Owner	SARs Exercisable within 60 days(1)	RSUs Convertible to Shares within 60 days(2)	DSUs Convertible to Shares within 60 days(3)	Total Shares Beneficially Owned(4)
CFO and other NEOs who are not also directors
N. Mitchill, Jr.	76,223	–	–	153,203
S. Eddy	66,671	–	–	66,797
P. Jasper	42,888	–	–	62,839
S. Timm	23,222	–	–	34,658
T. Brunk	4,828	–	–	10,066
All current directors, nominees and executive officers as a group (20 in total)(7)				2,057,961
(1)	Net number of shares of RTX Common Stock that would be issued to the current or former executive officers if their vested SARs were exercised within 60 days of February 18, 2025. Once vested, each SAR can be exercised for the number of shares of RTX Common Stock having a value equal to the difference between the market price on the exercise date and the exercise price of the SAR. The estimated net number of shares of RTX Common Stock was calculated using $123.76 per share, which was the NYSE closing price of RTX Common Stock on February 18, 2025.
(2)	Each non-employee director appointed to the Board prior to October 2019 received deferred RSUs that vest in equal portions over five years and are distributed in shares of RTX Common Stock when the director retires from the Board. The table reflects the vested deferred RSUs, which are the number of shares in which the director has the right to acquire beneficial ownership at any time within 60 days of February 18, 2025, following the director’s retirement from the Board.
(3)	Reflects the previously accrued portion of the non-employee director’s annual retainer earned in DSUs, which are restricted from distribution until retirement. The table reflects the number of shares in which the director or nominee has the right to acquire beneficial ownership at any time within 60 days of February 18, 2025, following the director’s retirement from the Board.
(4)	Reflects holdings by the director, nominee or officer of all shares beneficially owned and awards convertible to shares within 60 days of February 18, 2025.
(5)	Includes shares for which a spouse holds sole voting and investment power: G. Hayes (3,773 shares).
(6)	Includes shares for which voting and investment power is jointly held by the director: B. Rogers (5,000 shares).
(7)	Holdings, as of February 18, 2025, of the directors and executive officers who are listed in the Company’s 2024 Annual Report on Form 10-K.

Certain Beneficial Owners

The following table shows all holders known to RTX to be beneficial owners of more than 5% of the outstanding shares of RTX Common Stock as of December 31, 2024.

Name and Address	Shares	Percent of Class
Vanguard Group, Inc.(1) P.O. Box 2600 Valley Forge, PA 19482-2600	118,479,159	8.9%
State Street Corporation(2) 1 Congress Street, Suite 1 Boston, MA 02114-2016	112,964,059	8.5%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	98,855,549	7.4%
Capital Research Global Investors(4) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	75,753,095	5.7%
(1)	Based on a Form 13F filed with the SEC by Vanguard Group, Inc. (“Vanguard”) on February 11, 2025, as of December 31, 2024, Vanguard held sole voting power with respect to 18,883 shares of RTX Common Stock, shared voting power with respect to 1,461,178 shares of RTX Common Stock, sole investment discretion with respect to 112,554,088 shares of RTX Common Stock, and no voting or investment discretion with respect to any other shares of RTX Common Stock. Vanguard’s most recent Schedule 13G/A for RTX was filed with the SEC on February 13, 2024.
(2)	Based on a Form 13F filed with the SEC by State Street Corporation (“State Street”) on February 14, 2025, as of December 31, 2024, State Street held sole voting power with respect to 30,587,132 shares of RTX Common Stock, shared voting power with respect to 59,926,080 shares of RTX Common Stock, shared investment discretion with respect to 112,964,059 shares of RTX Common Stock, and no voting or investment discretion with respect to any other shares of RTX Common Stock. State Street’s most recent Schedule 13G/A for RTX was filed with the SEC on January 30, 2024.
(3)	Based on a Form 13F filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 7, 2025, as of December 31, 2024, BlackRock held sole voting power with respect to 92,525,459 shares of RTX Common Stock, sole investment discretion with respect to 98,855,549 shares of RTX Common Stock, and no voting or investment discretion with respect to any other shares of RTX Common Stock. BlackRock’s most recent Schedule 13G/A for RTX was filed on January 26, 2024.
(4)	Based on a Form 13F filed with the SEC by Capital Research Global Investors (“Capital”) on February 13, 2025, as of December 31, 2024, Capital held sole voting power with respect to 75,729,758 shares of RTX Common Stock, shared investment discretion with respect to 75,753,095 shares of RTX Common Stock, and no voting or investment discretion with respect to any other shares of RTX Common Stock. Capital’s most recent Schedule 13G/A for RTX was filed with the SEC on February 9, 2024.

RTX 2025 PROXY STATEMENT    37

Proposal 2: Advisory Vote to Approve Executive Compensation

What am I voting on?	Each year we ask shareowners to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”). Before voting, we encourage you to read and consider the Compensation Discussion and Analysis on pages 40-67, along with the compensation tables on pages 69-85.

How is shareowner feedback considered?

RTX values and considers shareowner views when making executive compensation decisions. Over the years, shareowner input has substantially contributed to the philosophy that underpins the design of our executive compensation program—our Guiding Principles—which are described on page 44 of this Proxy Statement. We continue to engage with investors each year to solicit their views on our executive compensation programs. The Human Capital & Compensation Committee (the “HCC Committee”) uses this feedback in its evaluation and oversight of our program. Shareowner feedback also is reflected in our ongoing effort to make the compensation information in our proxy statements clear and transparent.

Why should I vote for this proposal?

The HCC Committee is committed to designing an executive compensation program that is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners. The HCC Committee’s primary goal is to ensure that our program rewards financial and operating performance and effective strategic leadership—key elements in building sustainable shareowner value.

In addition, compensation opportunities are structured to:

●	Facilitate the retention of highly talented executives who are critical to our long-term success
●	Deliver fair and equitable pay to executives of comparable experience and performance who perform similar work
●	Require ethical and responsible conduct in pursuit of our goals

Further, the performance metrics used in our incentive programs directly align with shareowner interests, with the timing and amount of actual payouts correlated to our short-, medium- and long-term performance.

Over the past several years, the HCC Committee has taken actions to reinforce these objectives, such as replacing RSUs with SARs, shifting from qualitative to quantitative non-financial metrics in our Executive Annual Incentive Plan and eliminating certain executive perquisites.

38     RTX 2025 PROXY STATEMENT

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Accordingly, the Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the compensation of RTX’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, compensation tables and related information provided in this Proxy Statement, is hereby APPROVED on an advisory basis.”

As a matter of law, the approval or disapproval of this Proposal 2 may not be construed as overruling any decision by RTX or the Board, or as imposing any duty or obligation on RTX, the Board or any individual director.

The Board of Directors unanimously recommends a vote FOR this proposal.

RTX 2025 PROXY STATEMENT    39

Compensation Discussion and Analysis

What’s in this section?	In this section, we discuss our compensation philosophy and explain how our executive compensation program is structured to advance our fundamental objective of aligning our executives’ compensation with the long-term interests of RTX shareowners. We also explain how the Human Capital & Compensation Committee of the Board (the “HCC Committee”) determined compensation for our NEOs listed below, as well as it’s rationale for specific 2024 pay decisions.

2024 NAMED EXECUTIVE OFFICERS (“NEOs”)

Christopher T. Calio
President & Chief Executive Officer

Served as President & Chief Operating Officer until May 2, 2024, at which point he transitioned to the role of President & Chief Executive Officer.

Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer
Gregory J. Hayes Executive Chairman Served as Chairman & Chief Executive Officer until May 2, 2024, at which point he continued in the role of Executive Chairman of the Board.	Shane G. Eddy President, Pratt & Whitney
Philip J. Jasper President, Raytheon Served as President, Mission Systems at Collins Aerospace until January 7, 2024, when he was appointed to the role of President, Raytheon.

Troy D. Brunk
President, Collins Aerospace

Served as President, Avionics until January 7, 2024 and President, Mission Systems until July 17, 2024 (both at Collins Aerospace), when he was appointed to the role of President, Collins Aerospace.

Stephen J. Timm
Senior Advisor, Collins Aerospace

Served as President, Collins Aerospace until July 17, 2024, and continues in a transitional capacity as Special Advisor, Collins Aerospace, until his retirement in March 2025.

40     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Executive Summary

Shareowner Engagement on Compensation

We actively seek—and highly value—feedback from our shareowners and their advisors. The HCC Committee considers this feedback as part of its ongoing assessment of our program’s effectiveness.

Our 2024 Say-on-Pay Vote

Each year, we consider the results of our advisory vote on executive compensation (“Say-on-Pay”) from the prior year.

At our 2024 Annual Meeting of Shareowners, approximately 86% of the votes cast were in favor of the HCC Committee’s 2023 executive compensation decisions.

We interpreted this as an endorsement of our compensation program’s design and direction.

Investor Outreach

In 2024, our shareowner outreach efforts focused on our CEO succession, the HCC Committee’s pay decisions for our NEOs and how we can enhance our proxy disclosure to ensure it is clear and concise. Overall, investors were supportive of our current executive compensation program design. The feedback we received on our proxy disclosure in response to these outreach efforts has been incorporated into this year’s disclosure. For more information on our shareowner engagement, see page 32.

RTX 2025 PROXY STATEMENT    41

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2024 Performance Overview

Our unwavering dedication to deliver on our customer commitments and our pursuit of innovative, next-generation solutions drove our strong 2024 financial performance.

Supported by robust organic sales and double-digit adjusted operating profit growth, we exceeded both the adjusted net sales and adjusted EPS expectations we communicated to investors for the year. We saw adjusted segment margin expansion from each of our industry-leading business units—Collins Aerospace, Pratt & Whitney and Raytheon.

During 2024, we completed the $10 billion accelerated share repurchase program we announced last year, bringing the total capital we have returned to shareowners since the Merger through dividends and share buybacks to over $33 billion—far surpassing our original goal of $20 billion by 2025. With a 41% total shareowner return for the year, our investors saw returns ahead of both the S&P 500 Index and our Core A&D Peers.(1)

Focus on the safety and quality of our products continues to be our top priority, and in 2024, we made significant progress on our GTF engine fleet management plan. We are on track with the financial and operational plan announced last year with respect to this matter and remain confident in the long-term health of the GTF fleet.

Bolstered by a robust demand for our products and technologies, we increased our year-over-year backlog by 11% to $218 billion. To meet this customer demand, we invested over $2.6 billion in capital expenditures during the year, increasing our manufacturing capacity and improving operational efficiencies through advanced manufacturing, AI and manufacturing facility expansion.

As we look to the future, we remain focused on our mission to protect and connect the world. Through continuous innovation, a commitment to execution, and leveraging the power of our three connected businesses, we are confident in our ability to meet the growing demand across our portfolio and to deliver future growth for our shareowners.	At RTX, we strive to solve our customers’ most challenging problems, deliver long-term value to our shareowners and lead our industry by providing smarter defense systems, transformative aerospace technologies and sustainable, more connected flight.

2024 FINANCIAL HIGHLIGHTS

DILUTED EARNINGS PER SHARE ($ per share)	CASH FLOW(2) (in billions)

NET INCOME (in billions)	SALES (in billions)

GAAP	Non-GAAP(3)

(1)	Core A&D Peer composite returns are determined by calculating the TSR for each peer company, then a weighted average is applied based on each company’s market capitalization at the beginning of the measurement period. See page 53 for the companies within our Core A&D Peer group.
(2)	GAAP cash flow is cash flow provided by operating activities from continuing operations, while non-GAAP cash flow is free cash flow from continuing operations.
(3)	See Appendix A on pages 111-113 for more information regarding the non-GAAP financial measures shown on this page.

42     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2024 AT A GLANCE

1.39	6.8% increase	$125 billion	$93 billion
book-to-bill ratio	in dividend per share(1)	commercial aerospace backlog at year-end	defense backlog at year-end

41%	$3.7 billion	88th consecutive year
total shareowner return	returned to investors through dividends and share repurchases	paying a dividend to our shareowners

2024 STRATEGIC HIGHLIGHTS

In 2024, we made noteworthy progress on our key strategic priorities, including:

Executing on our customer commitments	Leveraging our breadth and scale	Innovating for future growth

During the year, we made substantial investments to expand our manufacturing capacity to meet growing customer demand. Examples include:

●
Pratt & Whitney expanded the GTF engine aftermarket network to 18 facilities worldwide.
●
Collins Aerospace broke ground on a 70,000 square foot, $200 million expansion of its Spokane, Washington, carbon brake production facility.
●
Raytheon announced a $115 million investment in its Redstone Raytheon Missile Integration Facility in Huntsville, Alabama, which will increase the factory’s space for integrating and delivering on critical defense programs by 50%.

We sought ways to mitigate supply chain disruptions and inflationary challenges by deploying our people to our suppliers, entering into second-sourcing arrangements, long-term supplier agreements and other customer pricing initiatives.

We continue to simplify our digital footprint by reducing the number of systems we use and increasing company-wide applications.

By leveraging the breadth and scale of our businesses through efforts like these, we exceeded our $2 billion gross cost synergy commitment one year ahead of schedule.

We believe our future success is closely linked to our ability to develop innovative solutions for our customers. This requires a focused execution of our technology roadmap and the necessary investments to mature and introduce new capabilities to strengthen our product pipeline. During 2024, we continued to invest in future innovation with $7.7 billion in Company- and customer-funded spend on research and development.

To complement our technology roadmap, in 2024, RTX Ventures invested $45.4 million in innovative companies with technology in areas important to our business—including advanced computing, autonomy, affordable mass, advanced manufacturing, hypersonics, sustainability and AI.

(1)	In the second quarter of 2024, we increased our quarterly dividend from $0.59 per share to $0.63 per share.

RTX 2025 PROXY STATEMENT    43

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

How We Align Pay and Performance

Our executive compensation program is structured to advance our fundamental objective: aligning our executives’ compensation with the long-term interests of our shareowners.

The HCC Committee’s primary goal is to reward and recognize strong financial and operating performance and effective strategic leadership, which it believes drive long-term, sustainable shareowner value. This pay-for-performance philosophy is embedded in a set of Guiding Principles that underpin how the HCC Committee approaches the design of our executive compensation program.

OUR GUIDING PRINCIPLES

Competitive

Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing RTX’s performance. Each element should be benchmarked relative to peers.

Balance

Annual and long-term incentive opportunities should reward the appropriate balance of short-, medium- and long-term financial, strategic and operational business results.

Responsibility

A complete commitment to ethical and corporate responsibility is fundamental to our compensation program. Compensation should take into account each executive’s responsibility to act at all times in accordance with our Code of Conduct, our environmental, health, safety and other corporate responsibility objectives, and our compliance requirements. Financial, strategic and operational performance must not compromise these values.

Long-Term Focus

For our most senior executives, long-term, stock-based compensation opportunities should significantly outweigh short-term, cash-based opportunities. Annual objectives should complement sustainable, long-term performance.

Pay-for-Performance

A substantial portion of compensation should be variable, contingent and directly linked to Company, business unit and individual performance. The portion of total compensation contingent on performance should increase with an executive’s level of responsibility.

Shareowner Alignment

The financial interests of executives should be aligned with the long-term interests of our shareowners through stock-based compensation and performance metrics that correlate with long-term shareowner value.

Fair and Equitable

Compensation programs should be designed to deliver fair and equitable pay to executives of comparable experience and performance who perform similar work.

44    RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

OVERVIEW OF 2024 PAY DECISIONS

2024 Pay Mix

Consistent with our Guiding Principles, the largest portion of compensation for our NEOs in 2024 was “at-risk” compensation—annual and LTI awards that are contingent on Company performance relative to our key metrics and stock price performance. See pages 5, 49-50 and 53 for details on the metrics we use in our compensation program and why they were chosen.

18%
Base Salary
59%
LTI
NEO(1)
Average
23%
Annual incentive
82%
At-Risk

(1)	Percentages calculated based on 2024 total direct compensation, as shown in the table below. NEO average represents the average of all NEOs other than the CEO.

2024 Total Direct Compensation

In making annual pay decisions, the HCC Committee focuses primarily on “total direct compensation,” which includes our three principal elements of executive compensation: base salary, annual incentives and long-term incentives (“LTI”). These elements are discussed in detail on pages 48-54.

Total direct compensation is set each year to reflect the HCC Committee’s assessment of Company, business unit and individual performance for the year. 2024 total direct compensation includes 2024 base salary, 2024 annual incentives paid in the first quarter of 2025 and the February 2025 LTI grant values approved by the HCC Committee, which were based on its assessment of 2024 performance and the competitive market pay for each NEO’s role. This differs from the February 2024 LTI award grant date fair values (accounting values at the time of grant) shown in the Summary Compensation Table on page 69, which were based on the HCC Committee’s assessment of 2023 performance and the competitive market pay for each NEO’s role at that time. For more details on total direct compensation, see page 56.

The following chart shows the 2024 total direct compensation of our NEOs:

	Base Salary ($K)(1)	Annual Incentive ($K)	LTI ($K)(2)	Total Direct Compensation ($K)
Christopher T. Calio	$1,450	$2,760	$17,150	$21,360
Neil G. Mitchill, Jr.	$1,050	$1,500	$6,500	$9,050
Gregory J. Hayes(3)	$1,100	$2,320	$0	$3,420
Shane G. Eddy	$810	$900	$4,000	$5,710
Philip J. Jasper	$790	$950	$4,000	$5,740
Troy D. Brunk	$750	$565	$3,500	$4,815
Stephen J. Timm(4)	$900	$795	$0	$1,695
(1)	Reflects base salary in effect for each NEO as of December 31, 2024. These amounts differ from those in the Summary Compensation Table on page 69, which reflect salary adjustments (if any) made during the year.
(2)	Reflects values approved by the HCC Committee for the LTI award granted on February 6, 2025. These differ from the values that will be reported in the Summary Compensation Table in 2026, which will be calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.
(3)	As described on page 4, and as disclosed in the Form 8-K filed by the Company on February 3, 2025, Mr. Hayes decided to step down as Executive Chairman of the Board effective April 30, 2025. As disclosed in the Form 8-K, he was not eligible to receive a 2025 LTI award on February 6, 2025.
(4)	Mr. Timm served as President, Collins Aerospace until July 17, 2024, at which point he transitioned to the role of Special Advisor, Collins Aerospace until his retirement. Because of his impending retirement in March 2025, Mr. Timm was not granted an LTI award on February 6, 2025.

RTX 2025 PROXY STATEMENT    45

COMPENSATION DISCUSSION AND ANALYSIS

HOW WE MAKE PAY DECISIONS AND ASSESS OUR PROGRAMS

How We Make Pay Decisions and Assess Our Programs

Roles and Responsibilities

Human Capital & Compensation Committee
Oversees our programs
●
Sets financial, strategic and operational goals and objectives for the Company, our business units, the Executive Chairman and the CEO, as they relate to the Company’s annual and long-term incentive programs.
●
Assesses Company, business unit and NEO performance relative to the preestablished goals and objectives set for the year.
●
Evaluates the competitiveness of officers’ compensation and approves compensation adjustments, as appropriate.
●
Approves program design for executive severance, change-in-control, supplemental benefit arrangements and the Company’s Executive Leadership Group (“ELG”) program.
●
Appoints executives to the ELG.
●
Reviews risk assessments as they relate to RTX’s compensation plans, policies and practices.
●
Considers shareowner input regarding executive compensation decisions and policies.
●
Reviews the Company’s human capital management initiatives.
●
Engages an independent consultant, including approving the consultant’s compensation, determining the nature and scope of its services, evaluating its performance, terminating the engagement and replacing or adding consultants as needed.

Management
CEO provides input to the HCC Committee
●
Presents the HCC Committee with recommendations for each principal element of compensation for officers other than himself (or for the Executive Chairman, if applicable).
●
Considers the performance of each officer, their business unit and/or function, market benchmarks, internal equity and retention risk when making such recommendations.
●
Has no role in the performance evaluation or compensation decisions for himself (or for the Executive Chairman, if applicable).

Other executives provide insight and assistance
●
Our Executive Vice President & Chief Human Resources Officer, along with RTX’s Human Resources staff, provide insight on program design and gather compensation market data to assist the HCC Committee with its decision-making process.
●
Management also has the responsibility, delegated to it by the HCC Committee, for the administration of executive compensation plans for RTX employees who are not officers.

Independent Consultant

Provides an independent perspective and assessment

●
Advises the HCC Committee on a variety of subjects, including compensation plan design and trends, pay-for-performance analytics, benchmarking data, setting performance goals, governance and risk assessment.
●
Reports directly to the HCC Committee, participates in meetings as requested and communicates with the HCC Committee Chair between meetings as necessary.

Shareowners

Provide feedback on our programs

In assessing our programs each year, the HCC Committee considers feedback we receive from shareowners. Together with other factors, this helps the HCC Committee in its decision-making process and its ongoing assessment of program effectiveness.

46     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

HOW WE MAKE PAY DECISIONS AND ASSESS OUR PROGRAMS

2024 Independent Consultant Engagement

In early 2024, the HCC Committee again engaged FW Cook as its independent consultant for the year. Prior to the engagement, it reviewed the firm’s qualifications, independence and any potential conflicts of interest. FW Cook did not perform other services for or receive other fees from the Company (except for an incidental amount of $10,000 for participation in certain business surveys). As a result, the HCC Committee determined that FW Cook qualified as an independent consultant. During 2024, FW Cook representatives attended all HCC Committee meetings.

No other consulting firm made recommendations to the HCC Committee on RTX’s peer group composition or on the form, amount or design of executive compensation in 2024. However, the Company did obtain market data from other compensation consulting firms for various purposes, including benchmarking. Generally, such data is also available to other consulting clients of these firms.

Our Compensation Peer Group and Use of Market Data

How We Use Peer Group Data. The HCC Committee believes that to keep our executive compensation program sufficiently competitive, the target value of each principal element of compensation should approximate the market median of the companies RTX views as competitors for senior executive talent. For this reason, we compare our executive compensation program to the programs of companies within our Compensation Peer Group (“CPG”). In addition, we use market data from the aerospace and defense sector, the Fortune 100 and a broader group of companies to gain insight into general compensation trends and to supplement CPG market data for benchmarking when the HCC Committee finds it necessary or appropriate. The HCC Committee annually evaluates each compensation element relative to the market for each officer’s role and makes adjustments as appropriate. However, individual compensation may vary from market median benchmarks based on its assessment of other factors that it considers relevant, including Company, business unit, function and/or individual performance, job scope, retention risk, internal pay equity and sustained performance over time.

How Our Compensation Peer Group is Constructed. The CPG is composed of a mix of industry and non-industry peers. The HCC Committee believes these 20 companies provide a relevant comparison based on their similarity to RTX in size, geographic footprint and operational complexity, taking into account factors such as revenue, market capitalization, global scope of operations, manufacturing footprint, research and development activities, and technology and engineering focus. During 2024, there were no changes to the composition of the CPG. As competitors for executive talent, the CPG is used solely for the purpose of benchmarking executive compensation, and not as a financial performance metric in our incentive compensation programs.

OUR COMPENSATION PEER GROUP (CPG)

Aerospace & Defense	Equipment & Machinery	Technology/Communications	Oil & Gas

Boeing GE Aerospace General Dynamics L3Harris Technologies Lockheed Martin Northrop Grumman	3M Caterpillar Deere	AT&T Cisco HP Inc. IBM Intel Verizon	Chevron

Chemicals	Diversified Industrials	Automotive	Freight & Logistics

Dow	Honeywell	General Motors	UPS

RTX 2025 PROXY STATEMENT    47

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

TIMELINE FOR COMPENSATION DECISIONS

The HCC Committee followed the process shown below in making pay decisions for each principal component of compensation included in 2024 total direct compensation, which includes the 2025 LTI awards, as explained on page 56.

February 2024	April 2024	December 2024	January 2025	1st Quarter of 2025
Approved 2024 base salary merit adjustments. Approved 2024 annual incentive performance goals.	2024 base salary merit adjustments took effect.	Reviewed preliminary 2024 Company, business unit and individual NEO performance.

Reviewed final 2024 Company, business unit and individual NEO performance.

Approved performance factors and individual 2024 annual incentive awards.

Approved 2025 LTI awards, reflective of 2024 performance.

2024 annual incentive awards paid. 2025 LTI awards granted.

2024 Principal Elements of Compensation

Base Salary

To attract and retain talented and qualified executives, we provide competitive base salaries that generally target the market median, but may range above or below it based on tenure and experience, sustained performance over time, job scope and responsibilities, retention risk and internal pay equity. Each year, the HCC Committee reviews the CEO’s recommendations for base salary merit adjustments for our NEOs, relative to market ranges for each NEO’s role. It has complete discretion to modify or approve the CEO’s recommendations, and the CEO is not involved in it’s determination of his base salary (or the base salary of the Executive Chairman, if applicable).

Annual Incentive Awards

Annual incentive awards, which are granted under the RTX Corporation Executive Annual Incentive Plan (“AIP”), are an integral component of our executive compensation program. The AIP reinforces Company and business unit goals, promotes the achievement of these goals and enables us to attract, retain and motivate the highest caliber of executive talent.

HOW ANNUAL INCENTIVE AWARDS ARE DETERMINED

The following formula is the basis for determining the 2024 annual incentive awards for our NEOs:

Though performance relative to preestablished financial and Corporate Responsibility Scorecard goals is the primary basis for determining the performance factors under the AIP, the HCC Committee retains the right to make discretionary adjustments to how it measures annual incentive performance to maintain the integrity of the targets as originally established. In the past, it has made both positive and negative adjustments. Examples of situations that could result in discretionary adjustments include:

●	Significant, unforeseen circumstances beyond management’s control that affected performance relative to the established goals, including certain nonrecurring charges and credits unrelated to operating performance
●	Changes in tax laws and accounting rules that positively or negatively impact performance
●	Changes to the Company’s capital structure (restructuring, acquisitions and divestitures)

48     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

In addition, each NEO begins the year with individual financial, strategic and/ or operational objectives. Based on the CEO’s performance assessment for the NEOs (other than himself and the Executive Chairman), it may be recommended that the HCC Committee increase or decrease the award a NEO would otherwise receive based on the approved performance factor. The HCC Committee considers these recommendations and makes adjustments it deems appropriate. The individual performance adjustments for our executive officers may range from a -100% adjustment to the performance factor (e.g., a zero payout), up to a 30% increase to the approved performance factor. However, no payout under the AIP can be greater than 200% of target. In addition, when determining individual performance adjustments, the HCC Committee also considers each executive’s responsibility to act at all times in accordance with our Code of Conduct, Company policies and compliance requirements.

2024 ANNUAL INCENTIVE TARGETS

Each NEO has an annual incentive target that is expressed as a percentage of the NEO’s base salary as in effect on December 1, 2024. These targets are based on relevant market data for each NEO’s role and generally approximate the median of our peers. Changes in target percentages that occur during the year (usually due to a change in role) are prorated. Due to their appointments into new roles during 2024, the HCC Committee increased targets for Messrs. Calio, Jasper and Brunk and decreased Mr. Hayes’ target, as shown below:

NEO	2023	2024
Christopher T. Calio	150%	175%
Neil G. Mitchill, Jr.	115%	115%
Gregory J. Hayes	200%	125%
Shane G. Eddy	105%	105%
Philip J. Jasper	80%	105%
Troy D. Brunk	80%	105%
Stephen J. Timm	105%	105%

PERFORMANCE METRICS

2024 Performance Metrics and Weightings

The charts below show the 2024 performance metrics and weightings for our Corporate and business unit executives.

	Financial Goals		Corporate Responsibility Scorecard (“CRS”)
	Earnings	Free Cash Flow (“FCF”)	People & Culture	Sustainability
Corporate Executives Funding based entirely on Company-wide performance

Business Unit Executives

Funding based equally on business unit performance and Company-wide performance for financial metrics, and entirely on Company-wide performance for CRS metrics

 Company-Wide     Business Unit

As shown above, for our Corporate executives, performance for all metrics is measured on a Company-wide basis. For business unit executives, including Messrs. Eddy, Jasper, Brunk and Timm, our financial metrics relate to both business unit results and Company-wide results, while CRS performance is measured solely at the RTX level. The HCC Committee believes that financial metrics should motivate our business unit executives both to deliver on customer commitments and to leverage Company-wide resources to advance technology and innovation. Payout funding ranges from 0% to 200% of target for all metrics.

RTX 2025 PROXY STATEMENT    49

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

OUR FINANCIAL PERFORMANCE METRICS

	Company-Wide Metrics		Business Unit Metrics
	RTX Earnings	RTX FCF	Business Unit Earnings	Business Unit FCF
How are AIP financial metrics defined?	We start with a GAAP measure: RTX’s net income attributable to common shareowners.(1)	We start by subtracting one GAAP measure from another: RTX’s consolidated net cash flow from operating activities, less RTX’s capital expenditures.(1)	We start with a GAAP measure: segment operating income.(1)	We start with an internal measure based on business unit net cash flow from operating activities, less business unit capital expenditures.
Then we adjust for the impact of certain items and external events unrelated to our operating performance. These may include, in any given year, changes in tax laws and accounting rules, restructuring costs, the impact of acquisitions and divestitures (including acquisition accounting adjustments, if applicable), and significant and/or nonrecurring items. See Appendix B on page 114 for additional details.
Why did the HCC Committee choose these metrics?	The HCC Committee believes adjusted net income is relevant because it measures the immediate impact of operating decisions on RTX’s overall performance, and includes the impact of items such as tax, interest and foreign exchange fluctuations, which are managed at the Corporate level.	The HCC Committee believes that FCF performance is a relevant measure of our ability to generate cash to fund our operations and key business investments and to return capital to our shareowners.	The HCC Committee believes that operating income, exclusive of tax, interest and foreign exchange exposure, should be the focus of our business units.	The HCC Committee believes that FCF performance is a relevant measure of the business units’ ability to generate cash to fund their operations and key business investments.

(1)	As reported in our 2024 Annual Report on Form 10-K.

Why we use non-GAAP financial metrics for our annual incentives

The HCC Committee believes that, to encourage decision-making aimed at long-term value creation, annual incentives should reflect the financial impact (positive or negative) of short-term decisions made in the best interest of RTX’s long-term business strategies. Through the adjustments noted above, our non-GAAP metrics allow for a clearer assessment of business performance and more closely align our AIP with the annual non-GAAP financial expectations we communicate to shareowners.

OUR CORPORATE RESPONSIBILITY SCORECARD

For 2024, our AIP Corporate Responsibility Scorecard was comprised of two categories:

●	Sustainability. Measures our progress toward our long-term environmental sustainability objectives through two annual metrics: greenhouse gas emissions and water usage.
●	People & Culture. Measures our ability to attract and retain employees with a broad range of experiences, backgrounds and perspectives needed to drive the innovation required to propel RTX and our industry forward. To measure this, we use two annual metrics: total representation and employee retention.

Each of the metrics within our 2024 Corporate Responsibility Scorecard are measured at the RTX-wide level and are weighted at 5%.

As described on page 6, the metrics for the 2025 AIP will be solely based on financial performance.

50     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

HOW WE PERFORMED ON OUR 2024 FINANCIAL GOALS

The HCC Committee established goals for earnings and free cash flow at threshold, target and maximum performance levels, both for the Company overall and for each business unit. Performance relative to these goals determines the financial performance factors used to fund the annual incentive pool for Corporate executives and for executives in each business unit. For 2024, AIP earnings and free cash flow goals were set to align with the expectations we communicated to investors for the year.

Performance below the threshold level will result in 0% funding for that metric, while performance above the maximum level cannot exceed the maximum funding level of 200%. Performance that falls between the threshold, target and maximum levels results in funding between the applicable levels.

2024 COMPANY-WIDE FINANCIAL GOALS, RESULTS AND FINANCIAL PERFORMANCE FACTORS

		2024 Goals
Financial Metric	Weight	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	2024 Results(1)	Financial Performance Factors
Earnings—adjusted net income ($M)	40%	$6,135	$7,220	$8,445	$7,722	141%
Free Cash Flow ($M)	40%	$4,700	$5,700	$7,300	$5,607	95%
RTX Financial Performance Factor						118%

RTX’s 2024 GAAP net income of $4,774 million was adjusted to $7,722 million for AIP purposes and RTX’s 2024 free cash flow of $4,534 million was adjusted to $5,607 million for AIP purposes. These adjusted AIP metrics measure net income and free cash flow exclusive of the impacts of changes in tax laws and accounting rules, restructuring costs, acquisitions and divestitures (including acquisition accounting adjustments), and significant and/or nonrecurring items, as well as the impact of certain divestitures on our cost structure.

2024 BUSINESS UNIT FINANCIAL GOALS, RESULTS AND FINANCIAL PERFORMANCE FACTORS

Business Unit Goals and Results(2)
	Business Unit Earnings	Business Unit FCF
What 2024 financial goals were set for annual incentive purposes?	Adjusted operating income goals ranged from $2,250 million to $4,690 million for our business units.	FCF goals ranged from $1,575 million to $3,750 million for our business units.
What were the financial results used for annual incentive purposes?	Adjusted operating income results ranged from $2,285 million to $4,512 million for our business units.	FCF results ranged from $1,458 million to $2,936 million for our business units.
What were the resulting financial performance factors for each metric?	Ranged from 87% to 109% of target.	Ranged from 0% to 92% of target.
What were the financial performance factors after applying the 50% weighting of the Company-wide factor for each metric?	Ranged from 114% to 125% of target.	Ranged from 48% to 93% of target.

Combining the factors for each metric shown above, the financial performance factors for our business units ranged from 81% to 107% of target.

(1)	Adjusted net income and free cash flow are metrics used solely for AIP purposes and are defined in Appendix B on page 114. These metrics differ from other non-GAAP metrics used and described in Appendix A.
(2)	See the table on page 50 and Appendix B on page 114 for details on how we calculate earnings and FCF for the purposes of determining business unit financial performance factors.

RTX 2025 PROXY STATEMENT    51

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

HOW WE PERFORMED ON THE CORPORATE RESPONSIBILITY SCORECARD

The 2024 Corporate Responsibility Scorecard goals, results and performance factors are shown below:

		2024 Goals
CRS Metric	Weight	Threshold (50% funding)	Target (100% funding)	Maximum (200% funding)	2024 Results	CRS Performance Factors
Employee Retention (%)(1)	5%	93.3%	95.1%	96.9%	96.0%	150%
Total Representation (%)(1)	5%	42.9%	43.3%	44.3%	43.1%	75%
People & Culture						113%
GHG Emissions vs. 2019 Baseline (metric tons of CO2)(1)	5%	-18%	-21%	-30%	-21.4%	104%
Water Usage vs. 2019 Baseline (gallons)(1)	5%	-9%	-11%	-20%	-9.7%	68%
Sustainability						86%

HOW PERFORMANCE AFFECTED PAYOUTS

The table below shows the weighted performance factors for each financial and CRS metric, resulting mathematically in the overall RTX performance factor.

RTX Metrics	Weight	Unweighted Performance Factor	Weighted Performance Factor
Earnings (adjusted net income)(1)	40%	141%	56.4%
Free Cash Flow(1)	40%	95%	38.0%
Employee Retention(2)	5%	150%	7.5%
Total Representation(2)	5%	75%	3.8%
GHG Emissions(2)	5%	104%	5.2%
Water Usage(2)	5%	68%	3.4%
2024 RTX Performance Factor			114%

For our business units, the weighted performance factors ranged from 84% to 105% of target.
(1)	Adjusted net income and free cash flow are financial metrics used solely for AIP purposes and are defined in Appendix B on page 114. These metrics differ from other non-GAAP metrics used and described in Appendix A on pages 111-113.
(2)	As described on page 6, the metrics for the 2025 AIP will be solely based on financial performance.

52     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

LTI Awards

LTI MIX

The HCC Committee annually reviews the design of our LTI awards to ensure consistency with our program’s fundamental objective of aligning the interests of executives and shareowners while attracting and retaining talented senior leaders.

In 2024, the LTI mix for our NEOs, except for Mr. Brunk, was 60% PSUs and 40% SARs. The HCC Committee believes each LTI vehicle serves a specific objective:

●	PSUs encourage the achievement of important financial goals and align payouts with the shareowner experience.
●	SARs motivate prudent long-term decision making and have strong pay-for-performance alignment since they have no value unless the stock price increases from the price on the grant date.

Mr. Brunk’s annual LTI award was granted in February 2024 before he was appointed to the role of President, Collins Aerospace in July 2024.  As a result, his 2024 LTI award comprised of a different LTI mix (40% PSUs, 40% SARs and 20% RSUs) than our other NEOs.

PERFORMANCE SHARE UNITS

2024–2026 PSUs. 2024 PSUs will vest following the end of a three-year performance period, subject to Company performance relative to preestablished financial performance goals. Executives must also be employed by the Company on the vesting date, with exceptions for death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations.

PSUs are designed to deliver market median compensation at target levels of performance. Below- or above-target performance will result in variations from market median payouts. If performance is at target for all four metrics, 100% of the PSUs granted would vest at the end of the performance period. Vesting factors can range from 0% if all metrics fall below threshold-level performance to 200% if all metrics meet or exceed maximum-level performance. Each PSU converts into one share of RTX Common Stock upon vesting. The goals established for our 2024–2026 PSUs are as follows:

PERFORMANCE GOALS AND WEIGHTINGS FOR 2024–2026 PSUs

Metric	Weighting	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Adjusted Earnings Per Share(1) ● Measured using a compound annual growth rate over the three-year performance period ● Goals align with our mid-range strategic business plan		6.0%	11.8%	15.6%
Return on Invested Capital (“ROIC”)(1) ● Calculated using a quarterly average over the three-year performance period		7.0%	8.1%	8.9%

TSR vs. Core A&D Peers(2)

●  Measures RTX’s cumulative three-year TSR(3) percentile rank relative to our nine Core A&D Peers

●  Payout for this portion of the award is capped at 100% of target if RTX’s TSR is negative

		25th percentile	50th percentile	75th percentile

TSR vs. S&P 500 Index Companies

●  Measures RTX’s cumulative three-year TSR(3) percentile rank relative to the companies within the S&P 500 Index at the beginning of the performance period

●  Payout for this portion of the award is capped at 100% of target if RTX’s TSR is negative

		25th percentile	50th percentile	75th percentile
(1)	Metrics used solely for PSU purposes and are defined in Appendix B on page 114. These metrics differ from other non-GAAP metrics used and described in Appendix A on pages 111-113.
(2)	Core A&D Peers consist of Airbus, Boeing, GE Aerospace, General Dynamics, Honeywell, L3Harris, Lockheed Martin, Northrop Grumman and Safran.
(3)	See Appendix B on page 114 for details on how TSR is calculated.

RTX 2025 PROXY STATEMENT    53

COMPENSATION DISCUSSION AND ANALYSIS

2024 PRINCIPAL ELEMENTS OF COMPENSATION

What the HCC Committee Considers when Setting Performance Goals and Measuring Performance. When setting adjusted EPS and ROIC goals for our PSU awards, the HCC Committee considers various long-term business factors, including planned share buybacks, macroeconomic market trends and cost-reduction plans. As defined in Appendix B, adjusted EPS and ROIC exclude the impact of changes in tax laws and/or accounting rules, acquisitions and divestitures (including acquisition accounting adjustments), restructuring, nonrecurring and other significant, nonoperational items, nonoperating pension and postretirement income or expense, and changes in asset or liability valuations of deferred compensation plans recognized in interest income/expense. When measuring performance, the HCC Committee may also make adjustments (positively or negatively) to exclude certain items unrelated to operational performance when necessary to maintain the validity of the targets as originally formulated.

Limit on Maximum Vesting Value. If the value of PSUs at vesting (number of PSUs vesting multiplied by the closing price of RTX Common Stock on the vesting date) is greater than 400% of the value of the PSUs at grant (number of PSUs that would vest at target-level performance multiplied by the closing RTX stock price on the grant date), the vesting factor will be reduced so that the value delivered to executives will be no greater than 400% of the grant value.

2022–2024 PSU Vesting. PSU awards granted on February 15, 2022, were subject to vesting based on RTX’s three-year performance relative to preestablished goals for each of the four metrics shown below. Our performance over the three-year period resulted in the award vesting at 110% of target.

Metric(1)	Weight	Threshold	Target	Maximum	Actual	Performance Factor
Adjusted EPS(2)	35%	8.1%	14.1%	17.9%	13.6%	94%
ROIC	35%	6.1%	7.1%	7.8%	6.9%	82%
TSR vs. S&P 500 Index Companies	15%	25th percentile	50th percentile	75th percentile	74.6th percentile	198%
TSR vs. Core A&D Peers	15%	25th percentile	50th percentile	75th percentile	55.5th percentile	122%
Final PSU Vesting Factor						110%
(1)	For a definition of performance metrics used for PSU purposes, see Appendix B on page 114.
(2)	2024 EPS (GAAP) of $3.55 was adjusted to $6.26, in accordance with the definition we use for measuring PSU performance, as outlined in Appendix B.

STOCK APPRECIATION RIGHTS

Our current LTI award program also includes grants of SARs, which entitle the award recipient to receive, upon exercise, shares of RTX Common Stock with a market value equal to the difference between the market price of RTX Common Stock on the date the SARs are exercised and the exercise price that was set at the grant date (i.e., the closing price of RTX Common Stock on the date of grant). SARs vest and become exercisable three years from the grant date if the recipient is employed by the Company on the vesting date, with exceptions for death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. SARs expire 10 years from the grant date.

54     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 CEO PAY DECISIONS

2024 CEO Pay Decisions

Christopher T. Calio President & Chief Executive Officer AGE 51 RTX EXPERIENCE 19 YEARS

Mr. Calio served as President & Chief Operating Officer until May 2, 2024, when he was appointed to the role of President & Chief Executive Officer of RTX.

Compensation Overview

Base Salary. Mr. Calio received a base salary increase from $1,010,000 to $1,450,000 in connection with his appointment as President & CEO. Following this increase, Mr. Calio’s base salary was below the market median for his new role.

Annual Incentive Award. The HCC Committee approved a performance factor of 114% of target for Corporate. The HCC Committee considered this factor, Mr. Calio’s leadership during 2024 and the individual performance considerations noted here, and approved an annual incentive award of $2.76 million. This amount is aligned with the Corporate performance factor.

LTI. In consideration for Mr. Calio’s 2024 performance, the HCC Committee approved a 2025 LTI award of $17.15 million. This amount is an increase from his 2024 LTI award and is slightly below the CPG median for his role.

Individual Performance Highlights

Mr. Calio exhibited strong leadership, which resulted in:

●	Achieving strong financial performance during the year, including:
–	Net sales growth of 17.1% (GAAP), 8.8% (adjusted) and organic sales growth of 11%.(1)
–	Diluted EPS of $3.55 (GAAP) and $5.73 (adjusted).(1)
–	$7.2 billion in cash flow from operations and over $2.6 billion invested in capital expenditures, resulting in $4.5 billion in free cash flow.(1)
–	Adjusted segment margin expansion at each of our business units.
–	$112 billion of new bookings during the year, and increasing our year-over-year backlog by 11% to $218 billion.
●	Delivering on the promise of the Merger, including:
–	Returning $3.7 billion to shareowners through dividends and share buybacks in 2024, bringing our total to over $33 billion since the Merger, which exceeds our original goal of $20 billion by 2025, and puts us on track to achieve our revised $36 to $37 billion goal.
–	Exceeding our $2 billion gross cost synergy commitment one year ahead of schedule.
●	Leveraging the breadth and scale of RTX to drive down costs, improve performance and deliver groundbreaking technologies, including:
–	Simplifying our digital footprint through the elimination of over 250 systems, to streamline our engineering, supply chain and manufacturing processes.
–	Executing 60 long-term supplier agreements for unique alloys that we, and our suppliers, can leverage to reduce lead time and increase cost savings.
●	Completing the divestiture of two noncore businesses during the year—Raytheon’s Cybersecurity, Intelligence & Service business and Collins Aerospace’s Hoist & Winch business.
●	Making significant progress toward the resolution of the Pratt & Whitney powder metal matter, where we saw increased maintenance, repair and overhaul (“MRO”) capacity, remained on track with our financial and operational assumptions, and entered into support agreements with most of our impacted customers.

(1)	See Appendix A on pages 111-113 for details.

RTX 2025 PROXY STATEMENT    55

COMPENSATION DISCUSSION AND ANALYSIS

2024 CEO PAY DECISIONS

What is total direct compensation?

In contrast to the Summary Compensation Table (on page 69), our discussion of CEO and NEO pay decisions in this Proxy Statement (pages 55-62) uses a measure called total direct compensation, which the HCC Committee believes provides a more accurate picture of its annual pay decisions and reflects its most recent assessment of Company, business unit and individual performance, and the competitive market for each NEO’s role. Total direct compensation includes 2024 base salary as of year-end, 2024 annual incentive for the completed performance year and LTI as described below.

How the HCC Committee Views LTI Award Values

Total Direct Compensation	Includes the value of LTI awards approved by the HCC Committee and granted in February 2025.	Award values relate to the HCC Committee’s assessment of 2024 performance and the competitive market pay for each NEO’s role at the time of grant.
Summary Compensation Table	Includes the grant date fair value of LTI awards granted in February 2024.	Award values relate back to the HCC Committee’s assessment of 2023 performance and the competitive market pay for each NEO’s role at the time of grant.

The SEC rules require the LTI awards granted in February 2024 to be reported in the Summary Compensation Table of this Proxy Statement, with a different valuation methodology than we use for total direct compensation. In addition, the compensation values reported in the Summary Compensation Table include certain elements (e.g., changes in pension values, which are impacted by assumptions, such as interest rates and other formulaic compensation and benefit components) that we exclude from total direct compensation because they are not tied to performance and fall outside the scope of the HCC Committee’s annual pay decisions.

CEO TOTAL DIRECT COMPENSATION: THREE-YEAR COMPARISON(1)

As shown in the chart below, and as discussed in our Guiding Principles on page 44, the HCC Committee believes that a substantial portion of total direct compensation should be variable, contingent and directly linked to Company and individual performance. For 2024, 93% of Mr. Calio’s total direct compensation was “at-risk” variable compensation.

(1)	Mr. Calio was appointed President & Chief Executive Officer effective May 2, 2024. Prior to his appointment, he served in the following roles: President & Chief Operating Officer (March 1, 2023 to May 1, 2024), Chief Operating Officer (March 1, 2022 to February 28, 2023) and President, Pratt & Whitney (January 1, 2020 to February 28, 2022).
(2)	Reflects annual LTI award values approved by the HCC Committee. These values differ from those reported in the Summary Compensation Table on page 69, which are calculated in accordance with FASB ASC Topic 718.

56     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

2024 Pay Decisions for Other NEOs

The HCC Committee makes annual compensation decisions for our NEOs based on their individual performance and the overall performance of the Company (and the NEO’s business unit or function, where applicable). In the following pages, we describe the components of total direct compensation for each NEO for 2024, noting aspects of their individual performance that contributed to the HCC Committee’s pay decisions (see page 56 for an explanation of total direct compensation).

Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer AGE 49 RTX EXPERIENCE 10 YEARS

Compensation Overview

Base Salary. Mr. Mitchill received a base salary increase from $975,000 to $1,050,000 during 2024. Following this increase, Mr. Mitchill’s base salary was moderately above the market median for his role.

Annual Incentive Award. The HCC Committee approved a performance factor of 114% of target for Corporate. The HCC Committee considered this factor, Mr. Mitchill’s leadership of the RTX finance function and the individual performance considerations noted here, and approved a $1.5 million award for 2024. This amount is above the Corporate performance factor.

LTI. In consideration of Mr. Mitchill’s 2024 performance, the HCC Committee approved a $6.5 million 2025 LTI award, an amount that is slightly above the market median for his role.

Individual Performance Highlights

Mr. Mitchill exhibited strong leadership in:

●	Overseeing the Company’s strong financial performance, which included exceeding the adjusted net sales and adjusted EPS expectations we communicated to investors for the year, despite lower-than-expected aircraft production rates.
●	Leading RTX’s disciplined capital allocation strategy, including:
–	Investing $7.7 billion in Company- and customer-funded research and development spend and capital expenditures.
–	Completing the $10 billion accelerated share repurchase program we announced last year, contributing to the return of over $33 billion to shareowners through dividends and share buybacks since the Merger.
–	Deploying $45.4 million of capital investments in 14 companies through RTX Ventures.
–	Increasing our dividend per share by 6.8%.(1)
–	Paying down $2.5 billion of debt.
●	Leading our robust investor outreach efforts, including hosting one major investor conference, participating in two other investor conferences and meeting individually with most of our top investors.
●	Exceeding our $2 billion gross cost synergy commitments one year ahead of schedule.

(1)	In the second quarter of 2024, we increased our quarterly dividend from $0.59 per share to $0.63 per share.

RTX 2025 PROXY STATEMENT    57

COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

Gregory J. Hayes Executive Chairman AGE 64 RTX EXPERIENCE 35 YEARS

Mr. Hayes served as Chairman & Chief Executive Officer until May 2, 2024, at which point he continued in the role of Executive Chairman.

Compensation Overview

Base Salary. In connection with his transition to the role of Executive Chairman, the HCC Committee reduced Mr. Hayes’ base salary from $1,675,000 to $1,100,000, effective May 2, 2024.

Annual Incentive Award. The HCC Committee approved a performance factor of 114% of target for Corporate. The HCC Committee considered this factor, Mr. Hayes’ leadership during 2024 and the individual performance considerations noted here, and approved an annual incentive award of $2.32 million. This amount aligns with the Corporate performance factor.

Leadership Transition. As previously discussed, Mr. Hayes will step down from his role as Executive Chairman, effective on April 30, 2025. He will remain an employee of the Company in a non-executive officer capacity as Special Advisor to the Chief Executive Officer until January 2, 2026. Based on the recommendation of the HCC Committee, the Board approved the following compensation for Mr. Hayes for his service as a Special Advisor to the Chief Executive Officer in 2025. Mr. Hayes will continue to receive a base salary of $1,100,000, but will not be eligible for an annual incentive award for 2025 or a 2025 LTI award. As an employee, he will continue to vest in his outstanding LTI awards in accordance with their existing terms and to participate in the health and welfare benefits and retirement plans in which he is currently a participant. He will also remain eligible for an annual executive physical, financial planning, ELG disability and enhanced life insurance. Effective April 30, 2025, his personal use of the Corporate aircraft, security benefits and personal use of Company-provided car and driver will cease.

Individual Performance Highlights

Mr. Hayes exhibited strong leadership in:

●	Advancing RTX priorities through engagement with customers, government and industry leaders domestically and in key international markets, including:
–	Engaging with key government decision-makers, such as members of Congress, senior executive branch officials and foreign leaders.
–	Working with the Chamber of Commerce, Aerospace Industries Association and Business Roundtable on matters of interest to RTX.
●	Presiding over meetings of the Board and promoting a collaborative Board culture while ensuring all agenda items are appropriately and openly discussed, considered and resolved.
●	Successfully transitioning operational responsibilities to the President & Chief Executive Officer.

58     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

Shane G. Eddy President, Pratt & Whitney AGE 60 RTX EXPERIENCE 15 YEARS

Compensation Overview

Base Salary. Mr. Eddy received a base salary increase from $785,000 to $810,000 during 2024. Following this increase, Mr. Eddy’s base salary is slightly below the market median for his role.

Annual Incentive Award. The HCC Committee approved a performance factor of 105% of target for Pratt & Whitney. The HCC Committee considered this factor, Mr. Eddy’s leadership of our Pratt & Whitney business unit and the individual performance considerations noted here, and approved a $900,000 award, an amount that aligns with the Pratt & Whitney performance factor.

LTI. In consideration of Mr. Eddy’s 2024 performance, the HCC Committee approved a $4 million 2025 LTI award, an amount that aligns with the market median for his role.

Individual Performance Highlights

Mr. Eddy exhibited strong leadership, which resulted in:

●	Pratt & Whitney having significant achievements in 2024, which included:
–	Making substantial progress in meeting our GTF engine fleet management plan, with thousands of parts inspected and agreements reached with most of our impacted customers.
–	Opening a new state-of-the-art facility in Oklahoma City, Oklahoma, featuring automation and advanced manufacturing technologies that streamline our processes, improve productivity and expand military engine sustainment capacity.
–	Expanding the GTF engine aftermarket network to 18 facilities worldwide.
–	Increasing MRO output for the PW1100G-JM engine by approximately 30%, by using CORE practices to optimize the inspection sequence and implementation of concurrent assembly operations.
●	Pratt & Whitney achieving several substantial customer wins, which included:
–	Securing a $1.3 billion contract for continued development of the F135 Engine Core Upgrade program, which will deliver enhanced engine durability and performance for all variants of the F35 Joint Strike Fighter and ensure that Pratt & Whitney remains the sole source propulsion provider.
–	Increasing GTF engine orders and commitments by nearly 1,000 during the year from customers, including Avolon, Breeze Airways, Cebu Pacific and Icelandair, bringing the total GTF order book to more than 11,000.

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COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

Philip J. Jasper President, Raytheon AGE 56 RTX EXPERIENCE 33 YEARS

Mr. Jasper served as President, Mission Systems at Collins Aerospace until January 7, 2024, when he was appointed to the role of President, Raytheon.

Compensation Overview

Base Salary. Mr. Jasper received a base salary increase from $665,000 to $790,000 in connection with his appointment as Raytheon’s President. Following this increase, Mr. Jasper’s base salary is below the market median for his role.

Annual Incentive Award. The HCC Committee approved a performance factor of 105% of target for Raytheon. The HCC Committee considered this factor, Mr. Jasper’s leadership of our Raytheon business unit and the individual performance considerations noted here, and approved a $950,000 award, an amount that is above the Raytheon performance factor.

LTI. In consideration of Mr. Jasper’s 2024 performance, the HCC Committee approved a $4 million 2025 LTI award, an amount that aligns with the market median for his role.

Individual Performance Highlights

Mr. Jasper exhibited strong leadership, which resulted in:

●	Raytheon having significant achievements in 2024, which included:
–	Increasing its backlog from $52 billion in 2023 to $63 billion in 2024.
–	Achieving full-rate production approval for the Standard Missile-3 Block IIA, validating the program’s design maturity amid increased demand for the product from the U.S. and allied partners.
–	Delivering the first sensor payload for the U.S. Space Force’s Next-Generation Overhead Persistent Infrared missile warning satellite, which is on track for 2025 initial launch capability.
●	Raytheon achieving several substantial customer wins, which included:
–	Securing a $5.6 billion contract for Patriot GEMT missiles from NATO.
–	Securing a $1.3 billion contract option from the U.S. Army to continue to produce Javelin missiles and associated services through our Javelin Joint Venture.
–	Receiving a contract option to continue to produce AN/ SPY-6(V) radars for the U.S. Navy, which are projected to be deployed on 65 ships over the next 10 years to defend against air, surface and ballistic threats.
–	Receiving two contracts, valued at a total of $2.4 billion, to supply Germany with additional Patriot air and missile defense systems.
–	Securing a $1.9 billion contract award from the U.S. Missile Defense Agency to produce SM-3 Block IIA rounds for both the U.S. government and Japan’s Ministry of Defense.

60     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

Troy D. Brunk President, Collins Aerospace AGE 55 RTX EXPERIENCE 33 YEARS

Mr. Brunk served as President, Avionics until January 7, 2024, and President, Mission Systems until July 17, 2024 (both at Collins Aerospace), at which point he was appointed to the role of President, Collins Aerospace.

Compensation Overview

Base Salary. Mr. Brunk’s base salary was increased from $590,000 to $750,000 during 2024, reflecting his appointment to the ELG and new role as President, Collins Aerospace. Following the adjustment, Mr. Brunk’s base salary is below the market median for his new role.

Annual Incentive Award. The HCC Committee approved a performance factor of 84% of target for Collins Aerospace. The HCC Committee considered this factor, Mr. Brunk’s leadership of Collins Aerospace and the individual performance considerations noted here, and approved a $565,000 award. This amount aligns with the Collins Aerospace performance factor.

LTI. In February 2025, Mr. Brunk was awarded a $3.5 million 2025 LTI award, an amount that is below the market median for his role as President of Collins Aerospace.

Other. In February 2024, Mr. Brunk’s was awarded a $1 million 2024 LTI award, reflecting his role at the time of President, Mission Systems at Collins Aerospace. In connection with his appointment to the ELG and his subsequent promotion to the role of President, Collins Aerospace during 2024, he was granted a combined $3 million in ELG RSUs. The RTX ELG program is described in detail on pages 64-65.

Individual Performance Highlights

Mr. Brunk exhibited strong leadership, which resulted in:

●	Collins Aerospace having significant achievements in 2024, which included:
–	Demonstrating 80 kilowatts of cooling capacity across a range of operating conditions for its Enhanced Power and Cooling System (EPACS).
–	Teaming with Raytheon to demonstrate Future Vertical Lift capabilities for the U.S. Army.
–	Delivering the 3,000th F-35 Gen III Helmet Mounted Display Systems (HMDS) to the Joint Strike Fighter through the Collins Elbit Vision System joint venture.
–	Unveiling MAYA, a transformative, next-generation business class concept suite. MAYA provides exceptional ergonomics with an advanced seating architecture and integrated ARISE comfort technology that automatically optimizes cushion pressure and regulates environmental temperature, among other advanced personalized features.
●	Collins Aerospace achieving several substantial customer wins, which included:
–	Signing a 10-year contract with Air Europa to provide MRO services for the airline’s fleet of Boeing 787 aircraft, covering electric power, environmental control, avionics, lighting and cargo, along with predictive fleet maintenance that will provide efficient and timely data-driven services to our customers.

RTX 2025 PROXY STATEMENT    61

COMPENSATION DISCUSSION AND ANALYSIS

2024 PAY DECISIONS FOR OTHER NEOS

Stephen J. Timm Special Advisor, Collins Aerospace AGE 56 RTX EXPERIENCE 28 YEARS

Mr. Timm served as President, Collins Aerospace until July 17,  2024, and continued in a transitional capacity as Special Advisor, Collins Aerospace until his retirement in March 2025.

Compensation Overview

Base Salary. Mr. Timm received a salary increase from $850,000 to $900,000 during 2024. Following this increase, Mr. Timm’s base salary was slightly above the market median for his role as President, Collins Aerospace.

Annual Incentive Award. The HCC Committee approved a performance factor of 84% of target for Collins Aerospace. The HCC Committee considered this factor, Mr. Timm’s leadership and the individual performance considerations noted here, and approved a $795,000 award. This amount aligns with the Collins Aerospace performance factor.

LTI. Given Mr. Timm’s impending retirement from the Company in March 2025, the HCC Committee did not grant him a 2025 LTI award in February 2025.

Individual Performance Highlights

Mr. Timm exhibited strong leadership, which resulted in:

●	Collins Aerospace having significant achievements in 2024, which included:
–	Deploying an automated smart torque system at the Avionics business, resulting in zero torque-related defects and savings of approximately 23,000 labor hours.
–	Breaking ground on an expansion of its Spokane, Washington, carbon brake production facility that will increase the facility’s footprint by 50%.
●	Collins Aerospace achieving several substantial customer wins, which included:
–	Being selected by the Narita International Airport Corporation in Japan to provide passengers a faster way through the airport terminal by deploying the ARINC
cMUSE system that enables multiple airlines to share desks and boarding gate positions and the ARINC SelfServ Common-Use Self-Service kiosks, which allow passengers to check bags and print boarding passes without waiting for an airport employee.
–	Executing a 10-year MRO agreement related to systems provided for Air Canada’s Boeing 787 fleet of up to 70 aircraft, including avionics, air management and electric power systems.
–	Being selected (along with Pratt & Whitney) by Airbus Helicopters to support the development of a hybrid-electric proposal system for its PioneerLab technology demonstrator, which aims to demonstrate improvements that enable up to 30% more fuel efficiency.

62     RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION ELEMENTS

Other Compensation Elements

Retirement and Deferred Compensation Benefits

Our retirement and deferred compensation plans play an important role in our executive compensation program by providing an element of financial security that helps us attract and retain talented executives. Over the years, we have modified these programs to maintain a competitive position within an evolving market. Many of our NEOs were previously employed by companies that RTX acquired over the years, and therefore retain balances and/or receive pension accruals under various formulas of these acquired companies’ plans that have since been closed.

DEFINED BENEFIT PLANS

The Company maintains the following qualified and nonqualified defined benefit plans that apply to our current NEOs:

Qualified Plans

●	The RTX Consolidated Pension Plan is an accumulation of all qualified pension plans of our legacy companies and companies acquired by our legacy companies.
–	For legacy UTC employees, the relevant plan was closed to new hires on December 31, 2009, and pre-2010 hires stopped accruing benefits on December 31, 2019, when the plan was frozen, except with respect to interest credits on the Cash Balance formula.
–	For legacy Rockwell Collins employees, the relevant plan was closed to new hires and employees stopped accruing benefits on September 30, 2006, when the plan was frozen. The plan was merged into the RTX Consolidated Pension Plan on December 31, 2018.

Nonqualified Plans

●	The nonqualified UTC Pension Preservation Plan (“UTC PPP”) was closed to new hires on December 31, 2009. Legacy UTC employees hired prior to 2010 stopped accruing benefits on December 31, 2019, when the plan was frozen, except with respect to interest credits on the Cash Balance formula under the plan.
●	The nonqualified Rockwell Collins Pension Plan was closed to new hires and employees stopped accruing benefits on September 30, 2006, when the plan was frozen. The plan was merged into the UTC PPP on December 31, 2018. The majority of the assets under this plan were distributed to participants upon UTC’s acquisition of Rockwell Collins in 2018, in accordance with the change-in-control provisions of this plan.

For additional details, refer to the Pension Benefits section on pages 75-76.

DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS

The Company maintains the following active and closed qualified and nonqualified defined contribution and deferred compensation plans that apply to our current NEOs:

Qualified Plans

●	Under the RTX Corporation Savings Plan (“RTX Savings Plan”), all plan participants are eligible to receive Company matching contributions, and for employees (like each of our NEOs) who do not accrue pension benefits under the RTX Consolidated Pension Plan, an additional age-based Company retirement contribution.

Nonqualified Plans

●	The RTX Corporation Compensation Deferral Plan (“RTX CDP”) provides eligible employees (including each of our NEOs) an opportunity to defer up to 50% of base salary and/or 80% of their annual incentive award. This plan also provides Company matching contributions, and, for employees not accruing pension benefits (like each of our NEOs), Company retirement contributions on earnings above the Internal Revenue Code (“IRC”) limit applicable to the qualified RTX Savings Plan.
●	RTX executives are eligible to participate in the RTX Corporation PSU Deferral Plan (“RTX PSU Deferral Plan”), which allows deferrals between 10%-100% of vested PSUs.
●	The UTC Savings Restoration Plan, the UTC Company Automatic Contribution Excess Plan and the UTC Deferred Compensation Plan (applicable to legacy UTC employees) were closed to new contributions on December 31, 2022. The Rockwell Collins Non-Qualified Savings Plan and Sundstrand Corporation Deferred Compensation Plan are also maintained by the Company but closed to new contributions. Account balances for these closed plans remain subject to each participant’s distribution elections.

For additional details, see the Nonqualified Deferred Compensation section on pages 77-78.

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COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION ELEMENTS

Perquisites and Other Benefits

Our approach to executive perquisites is based on the HCC Committee’s belief that the continued health and financial well-being of our senior leaders is of vital interest to the Company and our shareowners. The HCC Committee further believes that these benefits contribute to recruitment and retention of top talent and are consistent with market practice.

As one of the leading defense contractors to the U.S. government, we provide certain security benefits for our CEO (and Executive Chairman, if applicable), including personal use of the corporate aircraft, company-provided cars and drivers (who are trained security personnel), and a home security benefit.

PERQUISITES AND BENEFITS(1)
Financial Planning	All NEOs are eligible to receive a financial planning allowance, which is capped at $13,500 annually.
Enhanced Basic Life Insurance	All NEOs are covered by an enhanced basic life insurance benefit while employed, equal to three times base salary.
Executive Physical	All NEOs are eligible to participate in the same healthcare benefits offered to other employees of the Company. They are also eligible for a comprehensive annual executive physical, a benefit that is capped at $5,000 annually.
ELG Long-Term Disability Insurance	The ELG long-term disability program supplements the Company’s standard disability benefit and is paid only upon an ELG member’s disability. This annual benefit is equal to 80% of the sum of the executive’s base salary and target annual incentive award at the time of disability.
Personal Aircraft Usage	RTX’s policy generally allows only our CEO and our Executive Chairman to use the corporate aircraft for personal use, though special approval may be given to other executives in extraordinary circumstances. The HCC Committee believes this is essential for security and personal safety, in addition to allowing for more efficient use of time.
Company-Provided Car and Driver	For security and business efficiency reasons, our CEO and our Executive Chairman have access to Company-provided cars and drivers (who are trained security personnel) when needed. They are primarily used for business purposes, but also may be used, in limited circumstances, in situations that have a personal element.
Security Benefit	The Company covers the cost of the installation, maintenance and monitoring of a security system at the personal residences of our CEO and, when applicable, our Executive Chairman.
Entertainment and Sporting Events

RTX’s senior executives participate in community and philanthropic activities for the benefit of the Company. This may include attending various cultural, charitable, civic, entertainment and sporting events for business development and relationship-building purposes and/or community involvement, and may require the purchase of tickets, catering and parking. Tickets may also be used for team-building events and sometimes are provided to employees, including our senior executives, for personal use.

(1)	See footnote (6) of the Summary Compensation Table on page 70 for more details on these perquisites/benefits.

Severance and Change-in-Control Arrangements

EXECUTIVE LEADERSHIP GROUP PROGRAM

The ELG program covers the Company’s most senior leaders and key executives who are potential successors to senior leadership roles. The program has been in place since 1989, but has been modified over the years to align with best practices and to serve the evolving needs of the Company.

Current Program. The current ELG program, which covers all of our NEOs, except Mr. Hayes, provides an RSU award with a grant value depending on role (currently no less than $1.5 million) upon an executive’s appointment to the ELG. The ELG RSU award acts as both a retention vehicle and cash severance replacement tool. The HCC Committee believes ELG RSUs more closely align our executives with the interest of our shareowners than a cash severance payment would.

ELG RSU awards vest only if there is a qualifying separation (defined on page 65) and the executive enters into an agreement containing certain restrictive covenants (explained on page 65). ELG RSUs earn dividend equivalents during the vesting period that are reinvested as additional RSUs each time the Company pays a dividend to shareowners. These RSUs are subject to the same vesting conditions as the underlying award.

From time to time, the HCC Committee has granted ELG RSU awards to supplement the original ELG RSU award granted upon ELG appointment. These supplemental awards are generally intended to reinforce the long-term retention needs of the Company for certain critical ELG talent, or in conjunction with a role expansion. Supplemental ELG RSUs carry the same terms and conditions as the ELG RSU grant made upon ELG appointment.

64    RTX 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION ELEMENTS

Legacy Program. Changes to the ELG separation benefit over the years have been applied prospectively due to existing contractual commitments. As a result, Mr. Hayes is eligible for an earlier iteration of the program that includes a cash payment equal to 2.5 times base salary upon a qualifying separation. The base salary that will be used to determine Mr. Hayes’ ELG separation benefit will be his last base salary in effect as CEO of RTX.

The ELG separation benefit is not treated as compensation for purposes of determining benefits under the pension plans or any other benefit programs. ELG members are not eligible to participate in other Company-sponsored severance plans unless required by local law. Distributions are subject to certain restrictions imposed by IRC Section 409A.

Qualifying Separation. Under the ELG program, a “qualifying separation” is defined as:

●	A mutually agreeable separation from the Company, including an ELG member’s position being eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event following three years of ELG membership;
●	Retirement on or after age 62 following three years of ELG membership; or
●	Involuntary (not for cause) or voluntary (for good reason) terminations within two years after a change-in-control event.

Restrictive Covenants. Regardless of whether ELG separation benefits are provided, all ELG members are subject to the following restrictive covenants under the ELG program and/or the terms of the RTX LTIP: (i) a duty to protect confidential, sensitive and proprietary information; (ii) a two-year, post-employment employee non-solicitation agreement; (iii) a one-year, post-employment noncompetition agreement; (iv) a two-year, post-employment non-disparagement agreement; and (v) an intellectual property agreement. Where ELG separation benefits are provided, ELG members are subject to: (i) an additional one-year, post-employment noncompetition agreement; (ii) a release of claims against the Company; and (iii) a post-employment cooperation agreement.

LEGACY UTC SENIOR EXECUTIVE SEVERANCE PLAN

Change-in-control severance protection under the legacy UTC Senior Executive Severance Plan (“SESP”) was designed to ensure continuity of management in potential change-in-control situations. In response to changing market practices, legacy UTC closed this program to new participants effective June 2009. Accordingly, Mr. Hayes is the only executive who remains eligible for the SESP benefit. All other ELG members instead are covered by the ELG program in a change-in-control event.

The SESP cash severance benefit is equal to 2.99 times the sum of Mr. Hayes’ base salary and target annual incentive award for the year in which termination occurs, subject to various restrictive covenants. This benefit would be reduced by 1/36th for each month that termination occurs after age 62 and, accordingly, is completely phased out at age 65. Benefits under the SESP are subject to a “double trigger,” meaning that such benefits are provided only if a change-in-control is followed by an involuntary termination or termination by the executive for “good reason” within two years following a change-in-control. “Good reason” generally includes material, adverse changes in an executive’s compensation, responsibilities, authority, reporting relationship or work location.

RTX CORPORATION LONG-TERM INCENTIVE PLAN

Under the RTX Corporation Long-Term Incentive Plan, as amended and restated (“RTX LTIP”), if a change-in-control event occurs and a plan participant has a qualifying termination within two years of that event, the vesting of outstanding LTI awards granted to such participant under the RTX LTIP would accelerate. For performance-based awards, performance goals would be deemed achieved at the greater of actual or target performance levels.

A change-in-control is defined in the RTX LTIP to generally mean:

●	The acquisition by a person or a group of 20% or more of RTX’s outstanding shares or the combined voting power of RTX’s outstanding voting securities entitled to vote generally in the election of directors;
●	Incumbent directors no longer constituting a majority of the Board;
●	A merger or similar event where RTX shareowners own less than 50% of the voting shares of the new organization; or
●	A complete liquidation or dissolution is approved by RTX’s shareowners.

A qualifying termination is defined in the RTX LTIP to mean:

●	An involuntary (not for cause) termination; or
●	A voluntary termination for “good reason” (as defined in the Plan).

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COMPENSATION DISCUSSION AND ANALYSIS

OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Other Executive Compensation Policies and Practices

We have adopted a number of practices and policies to help ensure that our executive compensation program operates as intended and aligns with our Guiding Principles (see page 44). In addition, the HCC Committee identifies, monitors and mitigates compensation risk in a number of important ways, as summarized on pages 30-31.

Post-Employment Restrictive Covenants

ELG members may not engage in activities after termination or retirement that are detrimental to RTX, such as disclosing proprietary information, soliciting RTX employees or engaging in competitive activities. Violations can result in a clawback of annual and LTI awards.

Clawback Policies

RTX CORPORATION CLAWBACK POLICY

The RTX Corporation Clawback Policy—our comprehensive policy on recoupment of compensation—covers all RTX employees. We have enhanced this policy several times over the years in response to shareowner feedback and to ensure that it continues to meet the evolving needs of the Company.

Under this policy, in the event of a financial restatement (whether or not this involves misconduct on the part of the employee) or a recalculation of a financial metric affecting an award, the Company has the right to recover from any employee (including our NEOs and officers) annual incentive payments and gains realized from vested LTI awards (including both time-based and performance-based awards).

Clawbacks of annual incentive awards and time-based and performance-based LTI awards, as well as of compensation realized from prior awards, also may be triggered by violations of our Code of Conduct, failure to adhere to employee health and safety standards, violations of post-employment restrictive covenants or the exposure of RTX to excessive risk, as determined under our Enterprise Risk Management program. In addition, we have the right to recover compensation when an employee’s negligence (including negligent supervision of a subordinate) causes significant harm to RTX. If required or otherwise appropriate, the Company may publicly disclose the circumstances surrounding the HCC Committee’s decision to seek recoupment. The Policy can be found on the Corporate Governance page of our website at https://www.rtx.com/who-we-are/corporate-governance#documents.

RTX CORPORATION EXECUTIVE OFFICER CLAWBACK POLICY

The RTX Corporation Executive Officer Clawback Policy is intended to comply with Section 10D of the Exchange Act and Section 303A of the NYSE Listed Company Manual. This policy requires the Company to recoup erroneously awarded, covered incentive-based compensation from executive officers (as defined by the SEC) if any restatement is made to correct an error in previously issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws. This policy supplements, but does not replace, the RTX Corporation Clawback Policy and can be found at https://www.rtx.com/who-we-are/corporate-governance#documents.

Equity Award Granting Policy

In December 2024, the Company adopted the RTX Corporation Equity Award Granting Policy. The policy provides that, in order to minimize the risk of award decisions being made while the Company is in possession of material non-public information, it is the Company’s intent to grant equity-based awards on regularly scheduled predetermined dates that fall outside of the period beginning four trading days before, and ending one trading day after, the filing or furnishing of any periodic report on Form 10-Q or Form 10-K, or any current report on Form 8-K that discloses material non-public information (“Grant Restriction Period”).

As outlined in the policy, annual equity-based awards to Company executives are to be granted within the two-week period following the first regularly scheduled Board or HCC Committee meeting for the year. From time to time, the Company may also grant equity-based awards in connection with a new hire, promotion, retention or for various other reasons. Such grants are to be made on the first trading day of each month, unless the HCC Committee approves an exception. If such planned date falls within a Grant Restriction Period, the grant date shall be postponed, to the extent practicable, to the first trading day following the Grant Restriction Period.

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COMPENSATION DISCUSSION AND ANALYSIS

OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The RTX Corporation Board of Directors Deferred Stock Unit Plan outlines the grant timing for non-employee directors. Under the Plan, non-employee directors are granted annual Deferred Stock Unit awards on the date of our Annual Meeting of Shareowners. New directors joining the Board may be granted a whole or partial annual DSU award on the date they join the Board. For Board members appointed to a leadership role outside of the standard Board cycle, the grant date is the date of appointment.

Prohibitions on Certain Transactions Involving RTX Stock

RTX does not allow its directors, officers or executives to enter into short sales of RTX Common Stock. Similarly, directors and executive officers may not pledge or assign an interest in RTX Common Stock or other equity interests as collateral for a loan. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of RTX securities are also prohibited, whether or not those securities were granted to or held, directly or indirectly, by the director, officer or employee. In addition, RTX’s LTIP generally prohibits buyouts/repricing of underwater stock options and SARs without shareowner approval.

Employment Agreements

As a general matter, the HCC Committee does not believe that fixed-term executive employment contracts guaranteeing minimum levels of compensation over multiple years enhance shareowner value. Accordingly, our U.S.-based executives do not have such contracts. However, in rare cases involving mergers and acquisitions, the HCC Committee has found such contracts to be in the Company’s best interests. In addition, over the years, the Company has acquired companies whose employees have existing contractual agreements. We also enter into employment agreements with executives based outside the U.S. when local regulations and practices require such agreements.

Tax Deductibility of Incentive Compensation

While the HCC Committee considers corporate tax deductibility as one of several relevant factors in determining compensation, it retains the flexibility to design and maintain executive compensation arrangements that it believes will attract and retain executive talent, even if such compensation is not deductible by the Company for federal income tax purposes. For 2024, RTX’s deduction is limited to $1 million for annual compensation paid to each of our NEOs, as defined in IRC Section 162(m).

RTX 2025 PROXY STATEMENT    67

Report of the Human Capital & Compensation Committee

The Human Capital & Compensation Committee establishes and oversees the design and function of RTX’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in RTX’s Proxy Statement for the 2025 Annual Meeting of Shareowners.

Human Capital & Compensation Committee
Tracy A. Atkinson, Chair	Fredric G. Reynolds
George R. Oliver	Brian C. Rogers
Ellen M. Pawlikowski(1)

(1)	Ellen M. Pawlikowski joined the Human Capital & Compensation Committee effective May 2, 2024.

68    RTX 2025 PROXY STATEMENT

Compensation Tables

Summary Compensation Table

Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Christopher T. Calio President & Chief Executive Officer(7)
2024	$1,182,500	$2,760,000	$8,315,559	$5,379,072	$0	$367,700	$18,004,831
2023	$986,667	$1,410,000	$5,922,384	$3,992,454	$77,771	$354,156	$12,743,432
2022	$875,000	$1,600,000	$4,293,029	$2,950,366	$0	$283,460	$10,001,855
Neil G. Mitchill, Jr. Executive Vice President & Chief Financial Officer
2024	$1,031,250	$1,500,000	$3,387,907	$2,191,232	$0	$235,983	$8,346,372
2023	$956,250	$1,100,000	$2,813,482	$1,896,354	$0	$235,785	$7,001,871
2022	$876,250	$1,200,000	$2,453,365	$1,686,546	$0	$228,389	$6,444,550
Gregory J. Hayes Executive Chairman(8)
2024	$1,200,000	$2,320,000	$6,159,916	$3,984,256	$17,732	$916,554	$14,598,458
2023	$1,675,000	$2,780,000	$9,772,488	$6,586,686	$13,194	$1,102,091	$21,929,459
2022	$1,656,250	$3,900,000	$9,352,104	$6,425,871	$9,712	$1,265,099	$22,609,036
Shane G. Eddy President, Pratt & Whitney
2024	$803,750	$900,000	$2,156,111	$1,394,816	$4,248	$207,534	$5,466,459
Philip J. Jasper President, Raytheon(9)
2024	$724,167	$950,000	$2,001,902	$1,294,720	$0	$175,444	$5,146,233
Troy D. Brunk President, Collins Aerospace(10)
2024	$568,462	$565,000	$3,633,256	$400,384	$0	$139,140	$5,306,242
Stephen J. Timm Senior Advisor, Collins Aerospace(11)
2024	$753,846	$795,000	$2,772,009	$1,793,024	$0	$216,093	$6,329,972
2023	$839,231	$840,000	$2,369,146	$1,597,968	$20,531	$218,992	$5,885,868
2022	$788,462	$900,000	$3,066,587	$2,107,093	$0	$199,731	$7,061,873
(1)	Salary. Base salary shown includes any midyear adjustments.
(2)	Bonus. Annual incentive awards provided under the RTX Corporation Executive Annual Incentive Plan are primarily based on measured performance against preestablished goals (as detailed on pages 49-52). However, the Human Capital & Compensation Committee (the “HCC Committee”) retains discretion to adjust annual incentive award amounts based on its assessment of overall performance. Consequently, we report annual incentive awards in the Bonus column rather than in a Non-Equity Incentive Plan Compensation column.
(3)	Stock Awards. Amounts shown include the grant date fair value of PSUs (with vesting assumed at 100% of target) and RSUs granted in 2024 under the RTX Corporation Long-Term Incentive Plan, as amended and restated (“RTX LTIP”). The assumptions made in calculating the fair value of these awards are set forth in Note 19: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2024 Annual Report on Form 10-K (“2024 Form 10-K”). For the 2024 PSUs, if the highest level of performance is achieved for all performance metrics, the grant date fair values would be: Mr. Calio, $13,570,956; Mr. Mitchill, $5,529,049; Mr. Hayes, $10,052,956; Mr. Eddy, $3,421,304; Mr. Jasper, $3,364,555; Mr. Brunk $670,350; and Mr. Timm, $4,523,906.

RTX 2025 PROXY STATEMENT    69

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

(4)	Option Awards. Amounts shown include the grant date fair value of SARs granted under the RTX LTIP during 2024. The assumptions made in the valuation of these awards are set forth in Note 19: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2024 Form 10-K.
(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the change (if any) in the year-over-year actuarial present value of each NEO’s accrued benefit under the Company’s defined benefit plans and above-market earnings (if any) under the Company’s deferred compensation plans. The following NEOs had a negative change in present value of pension benefits from the prior year and as a result, per SEC rules, the change in present value of pension benefits included in this column is shown as zero: Mr. Calio, ($6,657); Mr. Hayes, ($850,942); Mr. Jasper, ($6,624); Mr. Brunk, ($4,777); and Mr. Timm, ($4,264). The legacy UTC pension plans were closed effective December 31, 2019, and the legacy Rockwell Collins pension plans were closed on September 30, 2006. As a result, for our NEOs, the change in pension value is entirely attributable to year-over-year changes in pension plan actuarial assumptions. Mr. Mitchill was hired after the legacy UTC pension plans were closed to new participants. Actuarial value computations are based on the assumptions established in accordance with FASB ASC Topic 715 and are discussed in Note 10: Employee Benefit Plans, to the Consolidated Financial Statements in RTX’s 2024 Form 10-K. RTX’s deferred compensation plans do not provide above-market rates of return except for the frozen Sundstrand Corporation Deferred Compensation Plan, which was assumed by the Company upon its acquisition of Sundstrand Corporation in 1999. Mr. Hayes accrued $17,732 in above-market earnings under this plan in 2024.
(6)	All Other Compensation. The 2024 amounts in this column consist of the following items shown in the table below. See page 64 for details on executive perquisites and other benefits.

Name	Personal Use of Corporate Aircraft(a)	Executive Life Insurance Premiums(b)	Relocation Benefit(c)	Company Contributions to Defined Contribution Plans(d)	Health & Welfare Benefits(e)	Misc.(f)	Total
C. Calio	$0	$11,456	$0	$298,283	$26,081	$31,880	$367,700
N. Mitchill, Jr.	$0	$4,758	$0	$191,813	$32,345	$7,067	$235,983
G. Hayes	$188,095	$6,611	$197,152	$488,861	$25,685	$10,151	$916,554
S. Eddy	$0	$3,708	$0	$177,512	$17,027	$9,287	$207,534
P. Jasper	$0	$3,647	$0	$131,874	$28,216	$11,708	$175,444
T. Brunk	$0	$3,076	$0	$113,182	$15,458	$7,425	$139,140
S. Timm	$0	$4,095	$0	$190,131	$19,024	$2,844	$216,093
	(a)	Incremental variable operating costs incurred for personal air travel, which includes fuel (calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs), fleet average landing and handling fees, crew lodging and meal allowances, and catering and hourly maintenance contract charges, when applicable. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as an incremental cost.
	(b)	Reflects premiums paid on an enhanced basic life insurance benefit equal to three times base salary.
	(c)	Costs associated with Mr. Hayes’ relocation, including tax reimbursement payments of $88,915.
	(d)	Amounts represent total Company contributions into the Company’s defined contribution plans—the qualified RTX Corporation Savings Plan and the nonqualified RTX Corporation Compensation Deferral Plan. Under these plans, participants are eligible to receive Company matching contributions and age-based Company retirement contributions. However, Company retirement contributions are only provided to employees who are not accruing benefits under a Company pension plan. For further details on RTX’s qualified and nonqualified defined contribution plans, refer to pages 63 and 77-78 of this Proxy Statement.
	(e)	Costs associated with annual executive physicals and Company-covered health and welfare benefits. The annual executive physical benefit is capped at $5,000.
	(f)	Amounts include costs associated with membership and meeting attendance fees for an Aerospace & Defense industry club, a financial planning benefit, security systems for Messrs. Calio’s and Hayes’ personal residences, personal use of a Company-provided car and driver used for security purposes, as well as costs associated with a spouse joining an executive at business events, employee gifts and other incidental items. Further, RTX’s senior executives participate in community and philanthropic activities for the benefit of the Company. This may include attending various cultural, charitable, civic, entertainment and sporting events for business development and relationship-building purposes and/or community involvement, and may require the purchase of tickets, catering and parking. Tickets may also be used for team-building events and sometimes are provided to employees, including our senior executives, for personal use; the incremental cost of such use is included in this column.
(7)	Mr. Calio served as President & Chief Operating Officer until May 2, 2024, at which point he was appointed to the role of President & Chief Executive Officer.
(8)	Mr. Hayes served as Chairman & Chief Executive Officer until May 2, 2024, at which point he continued in the role of Executive Chairman. Mr. Hayes’ annual incentive award was prorated using his base salary and annual incentive target for the time he served as CEO (January 1, 2024 to May 1, 2024) and his base salary and annual incentive target for the time he served as Executive Chairman (May 2, 2024 to December 31, 2024).
(9)	Mr. Jasper served as President, Mission Systems at Collins Aerospace until January 7, 2024, at which point he was appointed to the role of President, Raytheon.
(10)	Mr. Brunk served as President, Avionics until January 7, 2024, and President, Mission Systems until July 17, 2024 (both at Collins Aerospace), at which point he was appointed to the role of President, Collins Aerospace.
(11)	Mr. Timm served as President, Collins Aerospace until July 17, 2024, and continued in a transitional capacity as Special Advisor, Collins Aerospace until his retirement in March 2025.

70    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

		Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
C. Calio
2/8/2024	2/2/2024	3,337	88,975	177,950	–	–	–	$8,315,559
2/8/2024	2/2/2024	–	–	–	–	247,200	$91.04	$5,379,072
N. Mitchill, Jr.
2/8/2024	2/2/2024	1,359	36,250	72,500	–	–	–	$3,387,907
2/8/2024	2/2/2024	–	–	–	–	100,700	$91.04	$2,191,232
G. Hayes
2/8/2024	2/2/2024	2,472	65,910	131,820	–	–	–	$6,159,916
2/8/2024	2/2/2024	–	–	–		183,100	$91.04	$3,984,256
S. Eddy
2/8/2024	2/2/2024	865	23,070	46,140	–	–	–	$2,156,111
2/8/2024	2/2/2024	–	–	–	–	64,100	$91.04	$1,394,816
P. Jasper
2/8/2024	2/2/2024	803	21,420	42,840	–	–	–	$2,001,902
2/8/2024	2/2/2024	–	–	–	–	59,500	$91.04	$1,294,720
T. Brunk
2/8/2024	2/2/2024	165	4,395	8,790	–	–	–	$410,755
2/8/2024	2/2/2024	–	–	–	–	18,400	$91.04	$400,384
2/8/2024	2/2/2024	–	–	–	2,250(5)	–	–	$204,840
3/1/2024	2/2/2024	–	–	–	11,326(6)	–	–	$1,017,075
12/18/2024	12/17/2024	–	–	–	17,480(6)	–	–	$2,000,586
S. Timm
2/8/2024	2/2/2024	1,112	29,660	59,320	–	–	–	$2,772,009
2/8/2024	2/2/2024	–	–	–	–	82,400	$91.04	$1,793,024
(1)	Reflects the number of PSUs granted under the RTX LTIP during 2024, which vest based on Company performance relative to four performance metrics and the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement or certain involuntary terminations. Vesting occurs following the three-year performance period with payouts ranging from 3.75%, if threshold performance is achieved for one of the TSR metrics that are weighted at 15%, to a maximum payout of 200%, if maximum performance is achieved for all four metrics. If RTX’s three-year TSR is negative, the payout for each TSR portion of the award is capped at 100%, regardless of RTX’s performance relative to the companies within the S&P 500 Index and our Core A&D Peers. Unvested PSUs do not earn dividend equivalents. Vested PSUs are settled in unrestricted shares of RTX Common Stock at the end of the performance period following the HCC Committee’s review and approval of performance achievement levels.
(2)	Reflects the number of SARs granted under the RTX LTIP during 2024, which vest and become exercisable three years from the grant date. Vesting is subject to the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Exercised SARs are settled in unrestricted shares of RTX Common Stock.
(3)	The SAR exercise price equals the NYSE closing price of RTX Common Stock on the grant date.
(4)	Reflects the grant date fair value of awards granted in 2024, with vesting assumed at 100% of target for PSUs. Values are calculated in accordance with FASB ASC Topic 718 but exclude the effect of estimated forfeitures.
(5)	For the February 2024 LTI award, Mr. Brunk received a different LTI mix than our other NEOs (see page 53 for details). His award included RSUs that vest three years from the grant date, subject to the executive’s continued employment, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs.
(6)	ELG RSUs granted to Mr. Brunk in connection with his appointment to the ELG and to the role of President, Collins Aerospace. ELG RSUs vest in the event of a qualifying separation (as defined under the ELG program and detailed on pages 64-65), death or disability. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs.

RTX 2025 PROXY STATEMENT    71

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
C. Calio
2/8/2024	–	247,200	$91.04	2/7/2034	–	–	177,950	$20,592,374
2/8/2023	–	161,900	$97.65	2/7/2033	–	–	122,890	$14,220,831
2/15/2022	–	135,400	$94.04	2/14/2032	–	–	49,132	$5,685,497
2/8/2021	43,900	–	$72.49	2/7/2031	–	–	–	–
2/4/2020	91,912	–	$90.73	2/3/2030	–	–	–	–
2/5/2019	54,810	–	$71.62	2/4/2029	–	–	–	–
1/2/2018	31,199	–	$76.00	1/1/2028	–	–	–	–
1/18/2017	–	–	–	–	18,438(6)	$2,133,645(6)	–	–
1/3/2017	8,938	–	$82.35	1/2/2027	–	–	–	–
N. Mitchill, Jr.
2/8/2024	–	100,700	$91.04	2/8/2034	–	–	72,500	$8,389,700
2/8/2023	–	76,900	$97.65	2/7/2033	–	–	58,380	$6,755,734
2/15/2022	–	77,400	$94.04	2/14/2032	–	–	28,078	$3,249,128
4/26/2021	16,900	–	$81.00	4/25/2031	–	–	–	–
2/8/2021	18,900	–	$72.49	2/7/2031	–	–	–	–
2/4/2020	52,280	–	$90.73	2/3/2030	–	–	–	–
2/5/2019	46,377	–	$71.62	2/4/2029	–	–	–	–
1/2/2018	19,394	–	$76.00	1/1/2028	–	–	–	–
2/13/2017	–	–	–	–	18,438(6)	$2,133,645(6)	–	–
1/3/2017	8,938	–	$82.35	1/2/2027	–	–	–	–
G. Hayes
2/8/2024	–	183,100	$91.04	2/7/2034	–	–	131,820	$15,254,210
2/8/2023	–	267,100	$97.65	2/7/2033	–	–	202,780	$23,465,702
2/15/2022	–	294,900	$94.04	2/14/2032	–	–	107,030	$12,385,512
2/8/2021	181,900	–	$72.49	2/7/2031	–	–	–	–
2/4/2020	430,050	–	$90.73	2/3/2030	–	–	–	–
2/5/2019	541,357	–	$71.62	2/4/2029	–	–	–	–

72    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
S. Eddy
2/8/2024	–	64,100	$91.04	2/7/2034	–	–	46,140	$5,339,321
2/8/2023	–	56,700	$97.65	2/7/2033	–	–	43,020	$4,978,274
2/15/2022	–	58,000	$94.04	2/14/2032	–	–	21,060	$2,437,005
2/8/2021	16,600	–	$72.49	2/7/2031	–	–	–	–
2/4/2020	40,475	–	$90.73	2/3/2030	–	–	–	–
2/5/2019	50,594	–	$71.62	2/4/2029	–	–	–	–
1/2/2018	25,297	–	$76.00	1/1/2028	–	–	–	–
1/3/2017	11,917	–	$82.35	1/2/2027	–	–	–	–
11/1/2016	–	–	–	–	30,217(6)	$3,496,711(6)	–	–
11/1/2016	8,427	–	$75.79	10/31/2026	–	–	–	–
P. Jasper
2/8/2024	–	59,500	$91.04	2/7/2034	–	–	42,840	$4,957,445
2/8/2023	–	21,900	$97.65	2/7/2033	2,783(7)	$322,049(7)	11,060	$1,279,863
2/15/2022	–	26,100	$94.04	2/14/2032	2,961(7)	$342,647(7)	6,320	$731,293
2/8/2021	16,100	–	$72.49	2/7/2031	–	–	–	–
2/4/2020	37,945	–	$90.73	2/3/2030	–	–	–	–
1/28/2020	–	–	–	–	12,463(6)	$1,442,218(6)	–	–
2/5/2019	47,052	–	$71.62	2/4/2029	–	–	–	–
T. Brunk
12/18/2024	–	–	–	–	17,480(6)	$2,022,786(6)	–	–
3/1/2024	–	–	–	–	11,326(6)	$1,310,645(6)	–	–
2/8/2024	–	18,400	$91.04	2/7/2034	2,250(7)	$260,370(7)	8,790	$1,017,179
2/8/2023	–	12,600	$97.65	2/7/2033	2,400(7)	$277,728(7)	4,770	$551,984
2/15/2022	–	6,800	$94.04	2/14/2032	3,871(7)	$447,952(7)	2,459	$284,498
2/4/2020	11,973	–	$90.73	2/3/2030	–	–	–	–
S. Timm
2/8/2024	–	82,400	$91.04	2/7/2034	–	–	59,320	$6,864,510
2/8/2023	–	64,800	$97.65	2/7/2033	–	–	49,160	$5,688,795
2/15/2022	–	96,700	$94.04	2/14/2032	–	–	35,096	$4,061,251
2/20/2020	–	–	–	–	12,386(6)	$1,433,308(6)	–	–

RTX 2025 PROXY STATEMENT    73

COMPENSATION TABLES

OPTIONS EXERCISED AND STOCK VESTED

(1)	SARs scheduled to vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. SARs granted on February 15, 2022, vested on February 15, 2025.
(2)	The exercise price of each SAR is equal to the NYSE closing price of RTX Common Stock on the grant date. However, for SARs granted prior to April 3, 2020, exercise prices shown were adjusted upon the spinoffs of Carrier and Otis, in accordance with plan rules and the Employee Matters Agreement, as amended.
(3)	Calculated by multiplying the number of unvested RSUs by the NYSE closing price of RTX Common Stock on the last trading day of 2024.
(4)	PSUs scheduled to vest following the three-year performance/time-based vesting period. Vesting is subject to Company performance relative to preestablished performance goals and the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. PSUs are settled following the HCC Committee’s certification of performance achievement levels. Pursuant to SEC rules, the number of shares shown with respect to PSU awards granted in 2023 and 2024 assumes maximum-level performance, based on vesting estimates as of December 31, 2024. For PSUs granted on February 15, 2022, a performance factor of 110% is shown, reflecting the number of shares that vested on February 15, 2024.
(5)	Calculated by multiplying the number of unvested PSUs by the NYSE closing price of RTX Common Stock on the last trading day of 2024.
(6)	ELG RSUs vest in the event of a qualifying separation (as defined under the ELG program and detailed on pages 64-65), death or disability. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs.
(7)	RSUs scheduled to vest on the third anniversary of the grant date, subject to the executive’s continued employment with the Company, except in the case of death, disability, qualifying separation within two years of a change-in-control, retirement and certain involuntary terminations. Each time the Company pays a dividend to shareowners, dividend equivalents are reinvested as additional RSUs. The reinvested RSUs vest on the same date as the underlying RSUs. RSUs granted on February 15, 2021, vested on February 15, 2025.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
C. Calio	16,003	$516,555	51,384	$4,677,999
N. Mitchill, Jr.	26,132	$641,396	40,629	$3,905,030
G. Hayes	765,680	$24,987,899	212,927	$19,384,874
S. Eddy	7,406	$41,528	17,926	$1,631,983
P. Jasper	–	–	17,545	$1,601,265
T. Brunk	21,140	$656,321	3,692	$339,555
S. Timm	156,892	$4,026,078	30,677	$2,792,834
(1)	RTX SARs exercised during 2024. In addition, Mr. Mitchill exercised 8,938 Carrier SARs for a gain of $352,275, and Mr. Eddy exercised 11,917 Carrier SARs for a gain of $541,655 and 13,874 Otis SARs for a gain of $496,507. These values are not included in the table above.
(2)	Calculated by multiplying the number of RTX SARs exercised by the difference between the market price of RTX Common Stock on the exercise date and the exercise price of the award.
(3)	PSUs and RSUs that vested in 2024, including shares withheld to cover U.S. Social Security and Medicare taxes due during the year as a result of the executive attaining retirement eligible status under the terms of RTX RSU awards.
(4)	Calculated by multiplying the number of vested stock awards by the market price of RTX Common Stock on the vest date. Messrs. Brunk and Timm deferred $269,569 and $1,885,803, respectively, of their 2021 PSUs into the RTX PSU Deferral Plan (see pages 77-78).

74    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

PENSION BENEFITS

Pension Benefits

Overview of Plans. Like many other RTX employees, some of our NEOs were previously employed by companies that we acquired over the years. Benefit accruals earned under the Company’s pension plans depend upon the employee’s legacy company, the date the employee was hired and the pension formula in use at the time of the accrual.

For our current NEOs, the following Company pension plans apply:

RTX Consolidated Pension Plan: A tax-qualified, defined benefit plan that is an accumulation of all qualified pension plans of our legacy companies.

●	For legacy UTC participants, such as Messrs. Calio, Hayes and Eddy, annual compensation and annual retirement benefits up to IRC limits are recognized through December 31, 2019, the date the relevant plan was frozen.
●	For legacy Rockwell Collins participants, such as Messrs. Jasper, Brunk and Timm, annual compensation and annual retirement benefits up to IRC limits are recognized through September 30, 2006, the date the relevant plan was frozen.

UTC Pension Preservation Plan (“UTC PPP”): An unfunded, nonqualified defined benefit plan that mirrors the benefit formulas, retirement eligibility provisions and vesting requirements that applied to legacy UTC and Rockwell Collins participants, respectively, under the RTX Consolidated Pension Plan, but provides benefits that could not be accrued under the qualified plan due to IRC limits. The Rockwell Collins Non-Qualified Pension Plan was merged into the UTC PPP in 2018.  Benefit formulas under the UTC PPP were frozen at the same time as their equivalent qualified pension plans.

Pension Formula

Legacy UTC: Legacy UTC employees hired prior to July 1, 2002, were eligible for a final average earnings (“FAE”) formula through December 31, 2014. After that, they transitioned to a Cash Balance formula (which was already in use for those hired on or after July 1, 2002, and before January 1, 2010). The legacy UTC pension plans were frozen on December 31, 2019. There was no pension benefit for those hired in 2010 or later.

Mr. Hayes accrued benefits under both the FAE and Cash Balance formulas, while Messrs. Calio and Eddy accrued benefits under the Cash Balance formula only. Mr. Mitchill was hired after January 1, 2010, and was never eligible to participate in the legacy UTC pension plans. The legacy UTC FAE formula and Cash Balance formula are described in detail in our prior proxy statements.

Legacy Rockwell Collins: For legacy Rockwell Collins employees, like Messrs. Jasper, Brunk and Timm, benefits were accrued under an FAE formula under the frozen Rockwell Collins qualified and nonqualified pension plans.

Other formula: For Mr. Hayes, benefits shown in the table on page 76 also include amounts accrued under a FAE formula used in a Sundstrand Corporation pension plan that was merged into the legacy UTC pension plan upon UTC’s acquisition of Sundstrand Corporation in 1999.

Distribution Options. Under the RTX Consolidated Pension Plan, legacy UTC participants can take distributions as either a lump sum or as annuity payments, while annuity payments are the only option for legacy Rockwell Collins participants. Under the UTC PPP, in addition to lump-sum and annuity payments, legacy UTC participants may elect annual installments over periods between two and ten years. For legacy Rockwell Collins participants of the UTC PPP, a lump-sum option is available on the post-2004 portion of the benefit, in addition to monthly annuity options. The form of payment for nonqualified plans is generally required to be elected in advance of leaving the Company.

Retirement. For both legacy UTC and Rockwell Collins participants, the normal retirement age is 65, with early retirement benefits available under the FAE formula beginning at age 55. FAE benefits are reduced for early retirement prior to age 62. The value of the legacy UTC Cash Balance account is not impacted by an employee’s age at retirement. As of December 31, 2024, Messrs. Hayes, Jasper, Brunk and Timm were eligible for early retirement under the FAE formula of their respective plans.

RTX 2025 PROXY STATEMENT    75

COMPENSATION TABLES

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
C. Calio(2)	RTX Consolidated Pension Plan	15	$272,477	–
	UTC Pension Preservation Plan	15	$229,318	–
	Total		$501,795	–
N. Mitchill, Jr.(3)	RTX Consolidated Pension Plan	–	–	–
	UTC Pension Preservation Plan	–	–	–
	Total		–	–
G. Hayes(2)	RTX Consolidated Pension Plan	30	$1,466,699	–
	UTC Pension Preservation Plan	30	$13,850,008	–
	Total		$15,316,707	–
S. Eddy(2)	RTX Consolidated Pension Plan	6	$170,967	–
	UTC Pension Preservation Plan	–	–	–
	Total		$170,967	–
P. Jasper(4)	RTX Consolidated Pension Plan	15	$322,705	–
	UTC Pension Preservation Plan	15	$10,332	–
	Total		$333,037	–
T. Brunk(4)	RTX Consolidated Pension Plan	15	$183,168	–
	UTC Pension Preservation Plan	–	–	–
	Total		$183,168	–
S. Timm(4)	RTX Consolidated Pension Plan	10	$203,320	–
	UTC Pension Preservation Plan	–	–	–
	Total		$203,320	–
(1)	The assumptions used to determine the present value of the accumulated pension benefit under the Company’s pension plans are generally consistent with those described in Note 10: Employee Benefit Plans, to the Consolidated Financial Statements in RTX’s 2024 Form 10-K. More specifically, discount rates ranging from 5.53% to 5.65% for the various pension plans, Pri-2012 mortality table with a plan-specific adjustment and MP-2021 to project future improvements are used.
(2)	The following additional assumptions are used to determine the present value of the accumulated pension benefit under the legacy UTC pension plans: (i) retirement at age 62 (or current age, if older) for FAE benefits (the earliest date a participant can retire without a reduction of benefits due to age) and at age 65 for Cash Balance benefits; (ii) projected lump-sum payments under the UTC Pension Preservation Plan are calculated using a lump-sum interest rate of 2.26% for Mr. Hayes; and (iii) the amounts shown assume the following forms of payment: (a) 70% in a monthly annuity and 30% in a lump-sum payment for benefits accrued under the FAE formula of the RTX Consolidated Pension Plan; (b) a lump-sum payment for benefits accrued under the Cash Balance formula of the RTX Consolidated Pension Plan and the UTC Pension Preservation Plan; and (c) payments are based on participant’s elections under the FAE formula of the UTC Pension Preservation Plan.
(3)	Mr. Mitchill was hired after January 1, 2010, and therefore does not participate in the legacy UTC pension plans.
(4)	The present value of the accumulated benefits shown for Messrs. Jasper, Brunk and Timm are based on benefits earned under the legacy Rockwell Collins qualified and nonqualified defined benefit pension plans, which were frozen on September 30, 2006, and have since merged into the RTX Consolidated Pension Plan and the UTC Pension Preservation Plan, respectively. The number of years of credited service reflects the years of service they had when the plans were frozen. Benefit calculations are based on age, years of service and average annual base salary and annual incentives. All of Messrs. Timm’s and Brunk’s nonqualified pension benefits, and a portion of Mr. Jasper’s nonqualified pension benefit, were previously distributed upon UTC’s acquisition of Rockwell Collins in a lump-sum payment in accordance with the change-in-control provisions in that plan. The following additional assumptions are also used: (i) retirement at age 62, the earliest date a participant can retire without a reduction of benefits due to age; and (ii) 100% life annuity for benefits under the plan.

76    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation

Active Plans. RTX maintains the following nonqualified deferred compensation plans that remain open to new contributions.

Plan Name	Description
RTX Corporation Compensation Deferral Plan (“RTX CDP”)

The RTX CDP is an unfunded, nonqualified defined contribution plan that opened on January 1, 2023 and provides eligible employees an opportunity to defer up to 50% of base salary and/or 80% of annual incentive awards. Participants receive Company matching and Company retirement contributions (if eligible) once they can no longer receive these contributions into the qualified RTX Corporation Savings Plan due to IRC limits. Participants who accrue benefits under a Company-sponsored pension plan are not eligible for Company retirement contributions into this plan.

The RTX CDP also provides missed Company matching and Company retirement contributions (if applicable) for employees who have not reached the annual IRC compensation limit, but whose contributions to the qualified RTX Corporation Savings Plan exceed the IRC annual contributions limit for the year. Participants are immediately vested in their own deferrals and vest in Company contributions upon the earlier of two years of service with the Company or reaching age 65. Distributions of Company contributions begin upon a separation of service. Participants may elect to begin distributions of employee deferrals either upon separation of service from the Company or upon a future date selected by the participant (which may be no earlier than five years from the date the election was made). RTX CDP balances are distributed in cash, in a lump-sum payment or in annual installments over periods ranging from two to 15 years per the participant’s election.

RTX Corporation PSU Deferral Plan (“RTX PSU Deferral Plan”)	The RTX PSU Deferral Plan is an unfunded, nonqualified deferred compensation arrangement that enables executives to defer between 10% and 100% of their vested PSU awards that would otherwise be settled in unrestricted shares of RTX Common Stock. The deferred portion of the PSU award is converted into deferred stock units that accrue dividend equivalents. Participants may elect to receive distributions from the plan in a lump sum or in two to 15 annual installments, either upon separation of service from the Company or at a future date selected by the participant (which may be no earlier than five years from the year the PSUs are deferred). Distributions are made in whole shares of RTX Common Stock with any fractional units paid in cash.

Closed Plans. Some of our NEOs were previously employed by companies that we acquired over the years, and thus retain balances in nonqualified deferred compensation plans of these acquired companies that have since been closed to new contributions. In addition, we have closed some of our legacy plans to allow for consistent benefits regardless of an employee’s legacy employer.

Our NEOs hold balances in the following closed nonqualified deferred compensation plans: (i) UTC Company Automatic Contribution Excess Plan, which closed on December 31, 2022; (ii) UTC Deferred Compensation Plan, which closed on December 31, 2022; (iii) UTC Savings Restoration Plan, which closed on December 31, 2022; (iv) Sundstrand Corporation Deferred Compensation Plan, which closed in 1999; (v) Rockwell Collins Non-Qualified Savings Plan, which closed on December 31, 2019; and (vi) Rockwell Collins Deferred Compensation Plan, which closed on December 31, 2019. Details on these plans can be found in our previous proxy statements.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
C. Calio	RTX Compensation Deferral Plan	$150,075	$261,243	$49,904	$0	$884,599
	UTC Company Automatic Contribution Excess Plan	$0	$0	$13,203	$0	$324,819
	UTC Savings Restoration Plan	$0	$0	$127,729	$0	$705,967
N. Mitchill, Jr.	RTX Compensation Deferral Plan	$115,688	$160,763	$68,111	$0	$666,464
	UTC Company Automatic Contribution Excess Plan	$0	$0	$15,399	$0	$378,825
	UTC Savings Restoration Plan	$0	$0	$171,396	$0	$966,598
G. Hayes	RTX Compensation Deferral Plan	$223,731	$447,461	$386,194	$0	$2,194,126
	UTC Company Automatic Contribution Excess Plan	$0	$0	$171,896	$0	$1,630,308
	UTC Deferred Compensation Plan	$0	$0	$239,388	$0	$827,325
	UTC Savings Restoration Plan	$0	$0	$2,185,019	$0	$9,497,417
	Sundstrand Corporation Deferred Compensation Plan	$0	$0	$43,562	-$16,712	$732,009

RTX 2025 PROXY STATEMENT    77

COMPENSATION TABLES

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
S. Eddy	RTX Compensation Deferral Plan	$132,933	$142,066	$81,476	$0	$659,588
	UTC Company Automatic Contribution Excess Plan	$0	$0	$50,997	$0	$364,166
	UTC Savings Restoration Plan	$0	$0	$183,303	$0	$904,618
P. Jasper	RTX Compensation Deferral Plan	$40,108	$99,587	$48,978	$0	$370,703
	UTC Company Automatic Contribution Excess Plan	$0	$0	$21,787	$0	$191,994
	UTC Savings Restoration Plan	$0	$0	$59,890	$0	$342,152
	Rockwell Collins Deferred Compensation Plan	$0	$0	$20,853	$0	$200,966
	Rockwell Collins Non-Qualified Savings Plan	$0	$0	$218,919	$0	$1,146,311
T. Brunk	RTX Compensation Deferral Plan	$141,202	$75,232	$83,077	$0	$756,540
	UTC Company Automatic Contribution Excess Plan	$0	$0	$27,378	$0	$139,994
	UTC Savings Restoration Plan	$0	$0	$34,974	$0	$150,081
	UTC Deferred Compensation Plan	$0	$0	$144,162	$0	$721,033
	RTX PSU Deferral Plan	$258,524	$0	$77,691	$0	$336,215
	Rockwell Collins Non-Qualified Savings Plan	$0	$0	$7,159	$0	$38,526
S. Timm	RTX Compensation Deferral Plan	$88,846	$152,181	$161,504	$0	$1,402,222
	UTC Company Automatic Contribution Excess Plan	$0	$0	$33,472	$0	$258,542
	UTC Savings Restoration Plan	$0	$0	$51,647	$0	$216,539
	UTC Deferred Compensation Plan	$0	$0	$104,133	$0	$1,127,117
	RTX PSU Deferral Plan	$1,838,616	$0	$552,532	$0	$2,391,148
	Rockwell Collins Non-Qualified Savings Plan	$0	$0	$9,644	$0	$57,403
(1)	Amounts shown are included in the Salary and Bonus columns of the Summary Compensation Table on page 69, except for contributions into the RTX PSU Deferral Plan, which are included in the Options Exercised and Stock Vested table on page 74.
(2)	Amounts shown are included in the All Other Compensation column of the Summary Compensation Table on page 69.
(3)	Amounts shown reflect hypothetical investment returns (less fees, if applicable) based on fixed income, bond and equity indices selected by the participant. Participants also may elect RTX stock units with dividend reinvestments (except under the UTC Company Automatic Contribution Excess Plan and the Sundstrand Corporation Deferred Compensation Plan). These returns do not constitute above-market earnings, except for $17,732 credited to Mr. Hayes under the closed Sundstrand Corporation Deferred Compensation Plan, which is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 69.
(4)	The sum of contributions (by both the executive and RTX) and credited earnings on those prior deferrals, less withdrawals. Of these totals, the following amounts have been included in the Summary Compensation Table in prior years: Mr. Calio, $834,678; Mr. Mitchill, $933,573; Mr. Hayes, $6,406,466; and Mr. Timm, $4,291,643.

78    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments upon Termination or Change-in-Control

Descriptions of our Executive Leadership Group (“ELG”) program, the change-in-control benefit provided under the legacy UTC Senior Executive Severance Plan and the RTX Corporation Long-Term Incentive Plan (“RTX LTIP”), are provided on pages 64-65.

CHRISTOPHER T. CALIO

The table below shows the estimated value of payments and benefits that Mr. Calio would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$2,417,150	$0	$2,417,150
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$37,027	$0	$37,027
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(8)	$0	$5,861,005	$5,861,005	$11,961,901
Stock Awards(8)	$0	$22,039,973	$19,906,328	$42,632,347
Total	$0	$30,355,155	$25,767,333	$57,048,425
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Calio had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards and as a result, those RSUs would vest. Annual LTI awards outstanding for less than one year would be forfeited.
(3)	As of December 31, 2024, Mr. Calio had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation, his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year and his ELG RSU award, which does not carry beneficial retirement treatment, would be forfeited in the case of a voluntary separation from the Company, unless the terms of Mr. Calio’s separation were determined to be “mutually agreeable” following three years of service within the ELG. In this case, the Company may elect to vest his ELG RSU award.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable to Mr. Calio upon a separation from the Company can be found in the Pension Benefits table on page 76.
(7)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

RTX 2025 PROXY STATEMENT    79

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

NEIL G. MITCHILL, JR.

The table below shows the estimated value of payments and benefits that Mr. Mitchill would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$1,207,500	$0	$1,207,500
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$35,181	$0	$35,181
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(8)	$0	$2,519,217	$0	$5,552,891
Stock Awards(8)	$0	$9,608,880	$0	$20,528,207
Total	$0	$13,370,778	$0	$27,323,779
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Mitchill had not attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest on a pro rata basis; and (ii) a pro rata portion of PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals and his execution of a release of claims in favor of the Company. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards and as a result, those RSUs would vest. Annual LTI awards outstanding for less than one year, and the pro rata portion of annual LTI awards (held for more than one year) that do not vest or remain eligible to vest, would be forfeited.
(3)	As of December 31, 2024, Mr. Mitchill had not attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation from the Company, all unvested awards would be forfeited, unless the terms of Mr. Mitchill’s separation were determined to be “mutually agreeable” following three years of service within the ELG. In this case, the Company may elect to vest his ELG RSU award.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	Mr. Mitchill does not participate in the Company’s pension plans.
(7)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

80    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

GREGORY J. HAYES

The table below shows the estimated value of payments and benefits that Mr. Hayes would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)(6)	$0	$5,837,500	$4,187,500	$3,911,188
Pension(7)	$0	$0	$0	$0
Health & Welfare Continuation(8)	$0	$26,353	$0	$26,353
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(9)	$0	$11,219,929	$11,219,929	$15,738,837
Stock Awards(9)	$0	$35,851,213	$35,851,213	$51,105,424
Total	$0	$52,934,995	$51,258,642	$70,781,801
(1)	Outstanding LTI awards would be forfeited, and no cash benefit would be payable upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Hayes had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year would be forfeited.
(3)	As of December 31, 2024, Mr. Hayes had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation from the Company, his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year would be forfeited.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, Mr. Hayes would receive severance under the legacy UTC Senior Executive Severance Plan (as described on page 65) and all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance. The severance benefit provided under the legacy UTC Senior Executive Severance Plan is equal to 2.99 times the sum of base salary and target annual incentive award for the year of termination, and is reduced by 1/36th for each month that termination occurs after age 62 and, accordingly, is completely phased out at age 65.
(5)	Mr. Hayes remains eligible for benefits under an earlier version of the ELG program. Under the terms of his ELG agreement, upon a qualifying separation from the Company (as defined under the ELG agreement and detailed on pages 64-65), he is eligible to receive a cash payment equal to 2.5 times base salary. As of December 31, 2024, Mr. Hayes met the definition of qualifying separation under the terms of his ELG agreement, and would therefore receive this benefit in the case of an involuntary (without cause) or voluntary separation from the Company. Upon Mr. Hayes’ future qualifying separation from employment, this benefit will be determined based on Mr. Hayes’ base salary in effect at the time he stepped down from the role of CEO.
(6)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(7)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable to Mr. Hayes upon separation from the Company can be found in the Pension Benefits table on page 76.
(8)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(9)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

RTX 2025 PROXY STATEMENT    81

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

SHANE G. EDDY

The table below shows the estimated value of payments and benefits that Mr. Eddy would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$850,500	$0	$850,500
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$26,312	$0	$26,312
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(8)	$0	$2,282,009	$2,282,009	$3,863,997
Stock Awards(8)	$0	$10,911,991	$7,415,280	$16,251,312
Total	$0	$14,070,812	$9,697,289	$20,992,121
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Eddy had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards and as a result, those RSUs would vest. Annual LTI awards outstanding for less than one year would be forfeited.
(3)	As of December 31, 2024, Mr. Eddy had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation, his annual LTI awards would have received the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year and his ELG RSU award, which does not carry beneficial retirement treatment, would be forfeited in the case of a voluntary separation from the Company, unless the terms of Mr. Eddy’s separation were determined to be “mutually agreeable” following three years of service within the ELG. In this case, the Company may elect to vest his ELG RSU award.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	An estimated lump-sum present value of the qualified pension benefits payable to Mr. Eddy upon separation from the Company can be found in the Pension Benefits table on page 76.
(7)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

82    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

PHILIP J. JASPER

The table below shows the estimated value of payments and benefits that Mr. Jasper would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$829,500	$0	$829,500
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$32,456	$0	$32,456
Accrued Paid Time Off(8)	$16,712	$16,712	$16,712	$16,712
Option Awards(9)	$0	$961,581	$961,581	$2,430,041
Stock Awards(9)	$0	$4,118,070	$2,675,851	$9,075,515
Total	$16,712	$5,958,319	$3,654,144	$12,384,224
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Jasper had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards and as a result, those RSUs would vest. Annual LTI awards outstanding for less than one year would be forfeited.
(3)	As of December 31, 2024, Mr. Jasper had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation, his annual LTI awards would have received the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year and his ELG RSU award, which does not carry beneficial retirement treatment, would be forfeited in the case of a voluntary separation from the Company, unless the terms of Mr. Jasper’s separation were determined to be “mutually agreeable” following three years of service within the ELG. In this case, the Company may elect to vest his ELG RSU award.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	An estimated lump-sum present value of the qualified and nonqualified pension benefits payable to Mr. Jasper upon separation from the Company can be found in the Pension Benefits table on page 76.
(7)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of accrued (and unused) paid time off that would be paid to Mr. Jasper upon his separation from the Company.
(9)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

RTX 2025 PROXY STATEMENT    83

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

TROY D. BRUNK

The table below shows the estimated value of payments and benefits that Mr. Brunk would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$672,750	$0	$672,750
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$24,966	$0	$24,966
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(8)	$0	$375,106	$375,106	$829,218
Stock Awards(8)	$0	$1,562,162	$1,562,162	$6,173,141
Total	$0	$2,634,984	$1,937,268	$7,700,075
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Brunk had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards. However, as of December 31, 2024, Mr. Brunk had not been a member of the ELG for three or more years and as a result, his ELG RSU awards would be forfeited upon an involuntary (not for cause) separation. Annual LTI awards outstanding for less than one year would also be forfeited.
(3)	As of December 31, 2024, Mr. Brunk had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation, his annual LTI awards would have received the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year and his ELG RSU award, which does not carry beneficial retirement treatment, would be forfeited in the case of a voluntary separation from the Company, unless the terms of Mr. Brunk’s separation were determined to be “mutually agreeable” following three years of service within the ELG. However, as of December 31, 2024, Mr. Brunk had not been in the ELG for three or more years, and therefore would not have been eligible to vest in his ELG award upon a mutually agreeable separation from the Company.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	An estimated lump-sum present value of the qualified pension benefits payable to Mr. Brunk upon separation from the Company can be found in the Pension Benefits table on page 76.
(7)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

84    RTX 2025 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

STEPHEN J. TIMM

The table below shows the estimated value of payments and benefits that Mr. Timm would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances.

	Involuntary Separation (for Cause)(1)	Involuntary Separation (without Cause)(2)	Voluntary Separation(3)	Separation following a Change-in-Control(4)
Cash Payment(5)	$0	$945,000	$0	$945,000
Pension(6)	$0	$0	$0	$0
Health & Welfare Continuation(7)	$0	$25,658	$0	$25,658
Accrued Paid Time Off	$0	$0	$0	$0
Option Awards(7)	$0	$3,267,392	$3,267,392	$5,301,024
Stock Awards(7)	$0	$11,183,354	$9,750,046	$18,047,865
Total	$0	$15,421,404	$13,017,438	$24,319,547
(1)	Outstanding LTI awards would be forfeited upon an involuntary separation for cause.
(2)	As of December 31, 2024, Mr. Timm had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of an involuntary separation (without cause), his annual LTI awards would receive the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. An involuntary (not for cause) separation would constitute a qualifying separation under the terms of the ELG RSU awards and as a result, those RSUs would vest. Annual LTI awards outstanding for less than one year would be forfeited.
(3)	As of December 31, 2024, Mr. Timm had attained retirement eligibility status under the terms of the RTX LTIP. As a result, in the event of a voluntary separation, his annual LTI awards would have received the beneficial treatment reserved for retirement-eligible employees. These awards, if outstanding for more than one year, would be treated as follows: (i) SARs and RSUs would vest; and (ii) PSUs would remain eligible to vest on the original vesting date, subject to the achievement of Company performance goals. Annual LTI awards outstanding for less than one year and his ELG RSU award, which does not carry beneficial retirement treatment, would be forfeited in the case of a voluntary separation from the Company, unless the terms of Mr. Timm’s separation were determined to be “mutually agreeable” following three years of service within the ELG. In this case, the Company may elect to vest his ELG RSU award.
(4)	In the event of a qualifying termination within two years of an RTX change-in-control, all outstanding awards would vest in accordance with the RTX LTIP, including PSUs, which would vest at the greater of actual or target performance.
(5)	Upon an involuntary separation (not for cause) or a qualifying separation following a change-in-control, the Company provides a pro rata portion of target annual incentive awards for the period of time employed during the plan year. Since this table assumes a December 31, 2024 separation, a full-year 2024 target annual incentive award is shown.
(6)	An estimated lump-sum present value of the qualified pension benefits payable to Mr. Timm upon separation from the Company can be found in the Pension Benefits table on page 76.
(7)	Upon an involuntary separation (not for cause), or a qualifying separation following a change-in-control, the Company provides one year of continuation of health and welfare benefits. Amounts shown reflect the estimated cost of one year of health and welfare benefit continuation based on elections as of December 31, 2024.
(8)	Reflects the value of unvested LTI awards that would vest (or remain eligible to vest) following a separation from the Company, calculated using the closing stock price of RTX on the last trading day of 2024 ($115.72). Where included, the 2024 and 2023 PSUs assume maximum-level performance based on estimated performance as of December 31, 2024, and actual performance is used for the 2022 PSUs.

RTX 2025 PROXY STATEMENT    85

CEO Pay Ratio

Background

The following section discloses the ratio of our median employee’s total annual compensation to the total annual compensation of the CEO. Below we explain the methodology that we used, in accordance with SEC rules, to identify the median employee and to calculate the 2024 ratio.

Identifying the Median Employee

The Company used the following parameters to identify the employee whose pay was at the median of all RTX employees globally.

COMPENSATION MEASURE

We identified the median employee on October 1, 2024, by assessing gross cash compensation paid to employees from October 1, 2023 to September 30, 2024. Gross cash compensation varies by country and is based on local pay practices, but generally includes:

●	Base salary (including any local allowances)
●	Incentive pay (including cash bonuses, sales incentives and other variable pay programs)
●	Any other cash awards or payments(1)

Annualized pay. Pay was annualized for employees who worked a partial year between October 1, 2023, and September 30, 2024. Partial-year employees may include midyear hires, employees on paid or unpaid leave, and employees on active military duty.

Foreign exchange rates. Foreign currencies were converted into U.S. dollars as of October 1, 2024, based on the average daily spot rates during September 2024.

EMPLOYEES INCLUDED AND EXCLUDED

For the purposes of identifying the median employee, we included all active RTX employees (excluding the President & CEO) on October 1, 2024, located in 10 countries in which RTX has operations. RTX’s employee population in these 10 countries represents approximately 95% (or 176,372) of our 185,487 active employees on that date. As of October 1, 2024, our global population consisted of 127,197 U.S. employees and 58,290 non-U.S. employees.

We excluded 9,115 employees from 41 countries under the SEC’s de minimis exemption.(2) No employees of recently acquired entities were excluded from the calculation in 2024.

(1)	In some countries, due to differences in payroll systems and local laws and regulations, gains realized on the vesting and/or exercise of LTI awards, as well as Company contributions to government-sponsored benefit plans, may be included.
(2)	The countries and approximate number of RTX employees excluded from the calculation are as follows: Algeria (2), Australia (1,587), Belgium (14), Brazil (111), Cayman Islands (1), Chile (22), China (including Hong Kong) (2,183), Colombia (25), Costa Rica (2), Denmark (1), Dominican Republic (2), Egypt (10), El Salvador (2), Greece (5), Indonesia (467), Ireland (233), Israel (1,105), Italy (746), Japan (155), Kenya (11), Korea (36), Latvia (1), Luxembourg (1), Malaysia (149), Morocco (180), Netherlands (303), New Zealand (427), Norway (4), Oman (4), Qatar (35), Saudi Arabia (199), South Africa (4), Spain (28), Sweden (4), Switzerland (31), Taiwan (80), Tanzania (14), Thailand (5), Turkey (631), United Arab Emirates (281) and Vietnam (14).

86    RTX 2025 PROXY STATEMENT

CEO PAY RATIO

CALCULATING THE RATIO

Calculating the Ratio

METHODOLOGY

Once we identified the median employee using gross cash compensation as our compensation measure, we then calculated 2024 total compensation for our CEO and for the median employee for the full calendar year, using the same methodology outlined by the SEC for reporting in the Summary Compensation Table (see page 69). Under this methodology, compensation includes employee fringe benefits, such as Company contributions to healthcare and retirement plans.

The total compensation for our CEO, Mr. Calio, for fiscal year 2024, as set forth in the Summary Compensation Table (“SCT”) on page 69, was $18,004,831. However, in accordance with SEC rules, for purposes of the CEO pay ratio, we have annualized certain elements of his compensation since Mr. Calio served as President & CEO for only a portion of the year. Mr. Calio’s base salary, annual incentive award, and Company contributions to defined contribution plans that are reported in the All Other Compensation column of the SCT have been annualized. We did not annualize Mr. Calio’s LTI award, as this award was made in early 2024 in anticipation of his May 2, 2024, transition to the role of CEO. Also, other elements of pay reported in the All Other Compensation column of the SCT are not impacted by Mr. Calio’s promotion to the role of CEO, and therefore have not been annualized. Mr. Calio’s annualized total compensation was $18,421,398, with details shown below:

Summary Compensation Table Component	Compensation for CEO Pay Ratio	Explanation
Base Salary	$1,450,000	Annualized salary. The actual salary paid in 2024 was $1,182,500, as disclosed in the SCT.
Bonus	$2,892,750	Target AIP annualized for full year multiplied by the Corporate performance factor.
Stock Awards	$8,315,559	Same value as SCT, since LTI awards were made in consideration of the expected CEO transition.

Option Awards	$5,379,072	Same value as SCT, since LTI awards were made in consideration of the expected CEO transition.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings	$0	Mr. Calio had no compensation attributable to a Change in Pension Value and Non-Qualified Deferred Compensation Earnings during 2024.
All Other Compensation	$384,017	Company contributions to defined contribution plans are annualized for Mr. Calio’s base salary in effect on May 2, 2024. All other elements reported in All Other Compensation are not annualized.
Total	$18,421,398

RESULTS

The 2024 total annual compensation value for Mr. Calio was $18,421,398 and for RTX’s global median employee (as of October 1, 2024), it was $113,094, resulting in a ratio of 163:1.

With approximately 31% of our employees located outside the U.S., RTX has operations around the world. We believe paying competitive wages targeted at the median of local labor markets within our industry is essential to ensuring a productive, engaged workforce and a sustainable business. Consequently, a global ratio may not be particularly informative without any context for foreign labor markets and the diverse roles of RTX’s employees around the world.

Comparing RTX’s Ratio to Other Companies

A number of factors unrelated to compensation significantly impact this calculation and are particularly important when comparing RTX’s ratio to ratios at other companies. These factors include industry-specific pay differentials, company and organizational structure (e.g., outsourcing versus insourcing), and the geographic location of employee populations.

RTX 2025 PROXY STATEMENT    87

Pay versus Performance

Background

The following section provides information regarding executive pay and performance in accordance with the SEC’s pay versus performance (“PvP”) disclosure rules. These rules require disclosure of compensation paid to our NEOs using a measure called Compensation Actually Paid (“CAP”), as well as disclosure of certain aspects of Company performance.

This section does not reflect how the Human Capital & Compensation Committee (the “HCC Committee”) makes executive compensation decisions. In addition, this section generally uses different metrics from those used in our compensation plans, as discussed below. Refer to page 4 for additional details on how we align pay with performance, and page 44 for the Guiding Principles that underpin how the HCC Committee approaches executive compensation program design.

Our Most Important Metrics Used for Linking Pay and Performance

The most important metrics the HCC Committee used to link pay to performance for 2024 are listed below. Performance relative to these metrics determines our annual incentive pool funding and PSU vesting payouts.

Annual Incentive Plan

●

Earnings measure the immediate impact of operating decisions on the Company’s annual performance. For our Corporate executives, we use adjusted net income as our RTX-wide earnings metric, and for our business units, we use adjusted segment operating income.

●

Free Cash Flow measures our ability to generate cash to fund our operations and key business investments—whether that means funding critical research and development, strategic acquisitions, paying down debt or distributing earnings to our shareowners.

Performance Share Units

●

Adjusted Earnings Per Share measures the Company’s ability to create long-term, sustainable earnings that will ultimately drive total shareowner return.

●

Return on Invested Capital measures the efficiency with which we allocate capital resources, considering not just the quantity of earnings but also the quality of earnings and investments that drive sustainable growth.

●

Total Shareowner Return vs. our Core A&D Peers and the companies in the S&P 500 Index measures our ability to return value to our shareowners compared to our Core A&D Peers and a broad index investment opportunity.

INDIVIDUAL PERFORMANCE CONSIDERATIONS

Each NEO’s total direct compensation (as defined on page 56) is also based on rigorous individual performance assessments by the HCC Committee, and on individual and job-specific factors, typically including job scope and responsibilities, tenure, experience, external market positioning, sustained performance and retention risk. See pages 55-62 for additional details on the individual performance considerations used to determine 2024 total direct compensation.

88    RTX 2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE TABLE—COMPENSATION DEFINITIONS

Pay versus Performance Table—Compensation Definitions

The table below outlines the differences between the values reported in the Summary Compensation Table on page 69 and the SEC-mandated CAP calculation:

Summary Compensation Table (“SCT”)	Basic Concept
●

Includes a mix of compensation earned during the year (e.g., base salary and annual incentives) and estimated future pay opportunities (e.g., LTI and pension benefits).

●

Uses accounting conventions to estimate the fair value of LTI awards on the grant date, which can significantly differ from the value ultimately realized by the NEO.

●

Includes aggregate change in the actuarial present value of pension benefits, which is impacted by various economic actuarial assumptions that do not necessarily represent the additional benefit earned by the NEO during the year.

How it is calculated
●

Base salary paid during the year

●

Annual incentives earned for the applicable year’s performance

●

Grant date accounting fair value of LTI awards granted during the year, which reflects the HCC Committee’s evaluation of the prior year’s performance

●

Change in the actuarial present value of pension benefits, plus above market earnings on nonqualified deferred compensation

●

All other compensation

Compensation Actually Paid	Basic Concept
●

Like the SCT, includes a mix of compensation earned during the year (e.g., base salary and annual incentives), and estimated future pay opportunities (e.g., LTI and pension benefits).

●

Uses the same accounting conventions as the SCT to estimate the value of LTI. However, the CAP LTI values represent a year-over-year change in the accounting values of unvested LTI awards, LTI awards that vested or forfeited during the year, as well as the year-end valuation for LTI awards granted during the year. For SARs, this accounting value at vesting does not represent the actual value realized by the NEO, which will ultimately be determined when the NEO exercises vested SARs.

●

Includes the pension benefit service cost for the year, which seeks to neutralize the effect of certain economic actuarial assumptions and more closely estimates the amount actually earned by the NEO during the relevant year.

How it is calculated
●

Base salary paid during the year

●

Annual incentives earned for the applicable year’s performance

●

Change in accounting fair value of LTI awards that are unvested as of year-end and that vested or forfeited during the year (vs. prior year-end values), fair value at year-end of awards granted during the year, plus any cash dividends paid on these awards during the year

●

Current year service cost of pension benefits and any prior year service cost of pension benefits (if a plan amendment occurred during the year), plus above-market earnings on nonqualified deferred compensation

●

All other compensation

RTX 2025 PROXY STATEMENT    89

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE TABLE

Pay versus Performance Table

The required SEC tabular disclosure for the Company’s Principal Executive Officers (“PEOs”) and average NEOs (excluding the PEOs) is set forth below:

Year(1) (a)	Summary Compensation Table Total for PEO (Hayes) (b)	Compensation Actually Paid to PEO (Hayes)(2)(4)(5) (c)	Summary Compensation Table Total for PEO (Calio) (d)	Compensation Actually Paid to PEO (Calio)(2)(4)(5) (e)	Average Summary Compensation Table Total for Non-PEO NEOs (f)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)(5) (g)	Value of Initial Fixed $100 Investment Based on:
							Total Shareowner Return(6) (h)	Peer Group Total Shareowner Return(6) (i)	Net Income (GAAP)(7) (j)	Adjusted Earnings Per Share(8) (k)
2024	$14,598,458	$48,639,528	$18,004,831	$43,160,374	$6,119,056	$14,130,506	$145.10	$133.14	$4,774	$6.26
2023	$21,929,459	-$3,811,432	–	–	$8,225,337	$267,298	$103.08	$116.38	$3,195	$5.06
2022	$22,609,036	$45,201,677	–	–	$7,597,628	$12,510,354	$120.47	$109.00	$5,216	$4.78
2021	$23,316,063	$39,680,968	–	–	$9,666,013	$11,257,846	$100.38	$92.87	$3,897	$4.27
2020	$20,970,890	$5,272,381	–	–	$6,600,910	$2,373,738	$81.44	$82.03	- $3,109	$2.73
(1)	The PEOs for 2024 were Gregory J. Hayes and Christopher T. Calio, and for 2023-2020, the PEO was Gregory J. Hayes. The NEOs in the 2024 reporting year are: Neil G. Mitchill, Jr., Shane G. Eddy, Philip J. Jasper, Troy D. Brunk and Stephen J. Timm. The NEOs in the 2023 and 2022 reporting years were: Neil G. Mitchill, Jr., Christopher T. Calio, Stephen J. Timm and Wesley D. Kremer. The NEOs in the 2021 reporting year were: Neil G. Mitchill, Jr., Christopher T. Calio, Stephen J. Timm, Michael R. Dumais, Anthony F. O’Brien III and Thomas A. Kennedy. The NEOs in the 2020 reporting year were: Neil G. Mitchill, Jr., Stephen J. Timm, Michael R. Dumais, Charles D. Gill, Jr., Robert K. Ortberg and Anthony F. O’Brien III.
(2)	The following amounts were deducted from and added to the SCT to arrive at the CAP for each of the applicable years for the PEO, as shown in columns (c) and (e):

	2024 (Hayes)	2024 (Calio)	2023	2022	2021	2020
Summary Compensation Table	$14,598,458	$18,004,831	$21,929,459	$22,609,036	$23,316,063	$20,970,890
Stock Awards	$6,159,916	$8,315,559	$9,772,488	$9,352,104	$11,740,098	$7,417,686
Option Awards	$3,984,256	$5,379,072	$6,586,686	$6,425,871	$2,815,812	$7,178,289
Change in Present Value of Pension Benefits	$0	$0	$0	$0	$1,513,140	$1,563,318
Total Deductions from SCT	$10,144,172	$13,694,631	$16,359,174	$15,777,975	$16,069,050	$16,159,293
Fair Value of Awards Granted During Year and Unvested as of Year-End	$18,658,660	$25,189,252	$9,249,682	$18,142,022	$23,685,247	$10,808,662
Fair Value of Awards Granted and Vested During the Year	$0	$0	$0	$0	$0	$0
Change in Fair Value of Prior Year Awards Unvested as of Year-End	$23,409,788	$13,150,013	- $17,590,182	$15,968,806	$8,869,318	- $10,886,768
Change in Fair Value of Prior Year Awards that Vested During Year	$2,116,794	$510,909	- $1,041,217	$4,259,788	- $120,609	$538,890
Change in Fair Value of Prior Year Awards that Forfeited During Year	$0	$0	$0	$0	$0	$0
Dividends/Other Earnings Paid on Unvested Awards During Year	$0	$0	$0	$0	$0	$0
Service Cost of Pension Benefits	$0	$0	$0	$0	$0	$0
Prior Service Cost of Pension Benefits	$0	$0	$0	$0	$0	$0
Total Additions to CAP	$44,185,242	$38,850,174	-$9,381,717	$38,370,616	$32,433,955	$460,784
Compensation Actually Paid	$48,639,528	$43,160,374	-$3,811,432	$45,201,677	$39,680,968	$5,272,381

90    RTX 2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE TABLE

(3)	The following amounts were deducted from and added to the SCT to arrive at the CAP for each of the applicable years for the average non-PEO NEOs, as shown in column (g):

	2024	2023	2022	2021	2020
Summary Compensation Table	$6,119,056	$8,225,337	$7,597,628	$9,666,013	$6,600,910
Stock Awards	$2,790,237	$3,294,564	$3,219,892	$4,389,543	$1,700,332
Option Awards	$1,414,835	$2,221,250	$2,212,775	$1,093,639	$1,161,641
Change in Present Value of Pension Benefits	$850	$462,721	$0	$1,461,448	$1,033,681
Total Deductions from SCT	$4,205,922	$5,978,534	$5,432,667	$6,944,629	$3,895,654
Fair Value of Awards Granted During Year and Unvested as of Year-End	$7,285,983	$3,118,865	$6,246,737	$6,453,006	$2,565,703
Fair Value of Awards Granted and Vested During the Year	$0	$0	$0	$0	$0
Change in Fair Value of Prior Year Awards Unvested as of Year-End	$4,596,314	- $5,105,124	$3,459,419	$1,880,243	- $1,528,238
Change in Fair Value of Prior Year Awards that Vested During Year	$335,076	- $150,609	$440,110	$104,110	- $918,897
Change in Fair Value of Prior Year Awards that Forfeited During Year	$0	$0	$0	- $326,443	$0
Dividends/Other Earnings Paid on Unvested Awards During Year	$0	$26,113	$30,377	$99,047	$11,581
Service Cost of Pension Benefits	$0	$131,250	$168,750	$326,500	$38,667
Prior Service Cost of Pension Benefits	$0	$0	$0	$0	- $500,333
Total Additions to CAP	$12,217,373	- $1,979,504	$10,345,393	$8,536,463	- $331,518
Compensation Actually Paid	$14,130,506	$267,298	$12,510,354	$11,257,846	$2,373,738
(4)	The fair value of SARs reported for CAP purposes in columns (c), (e) and (g) is estimated using a binomial lattice model for the purposes of disclosure in accordance with the SEC’s PvP rules. The following table shows the assumptions used to determine the fair value for SARs granted between 2017 and 2024 at various dates, as required to calculate CAP. Lattice-based option models incorporate ranges of assumptions for inputs; those ranges are as follows:

Grant Year	2024	2023	2022	2021	2020	2019	2018	2017
Volatility	27.90%	28.78%–31.39%	23.79%–32.00%	24.68%–35.00%	27.99%–33.92%	19.76%–31.85%	20.14%–33.33%	9.91%–19.65%
Expected life (in years)	5.97	4.98–6.31	4.00–5.64	3.81–5.79	3.60–6.47	3.51–6.15	3.75–4.65	3.52–3.65
Expected dividend yield	2.18%	2.18%–2.80%	2.17%–2.80%	2.18%–2.80%	2.17%–2.66%	1.91%–2.83%	1.99%–2.83%	1.92%–1.96%
Risk-free rate	4.38%	3.81%–4.33%	3.81%–4.28%	0.76%–4.71%	0.57%–4.16%	0.32%–2.84%	0.24%–1.67%	1.55%–1.64%
(5)	The fair value of PSUs reported for CAP purposes in columns (c), (e) and (g) assumes actual performance results (if known) or estimated performance results as of the end of each reporting year for internal metrics (i.e., EPS and ROIC), and the Monte Carlo value of target-level performance for the market metrics (i.e., TSR vs. companies in the S&P 500 Index and TSR vs. Core A&D Peers), in accordance with FASB ACS 718. PSUs will ultimately vest based on measured performance through the end of the three-year performance period for all metrics.
(6)	Reflects TSR indexed to $100 per share for RTX and the S&P 500 Aerospace & Defense Industry Index, which is the industry line peer group reported in our 2024 Form 10-K. See page 92 for the TSR measurement periods used for each reporting year.
(7)	Values shown are in millions. 2020 GAAP net income includes $438 million for Q1 for UTC pre-Merger (excluding net income generated by Carrier and Otis, which were spun off from UTC on April 3, 2020), and RTX’s post-Merger value of -$3,547 million for Q2–Q4.
(8)	The value shown for 2024 reflects the 2024 Adjusted EPS used to calculate performance for the 2022-2024 PSUs, as defined in Appendix B of our Proxy Statement filed on March 13, 2023. Adjusted EPS for 2023 and 2022 are detailed in Appendix A of this Proxy Statement on pages 111-113. Adjusted EPS shown for 2021 is detailed in Appendix A of our Proxy Statement filed on March 14, 2022. Adjusted EPS shown for 2020 includes $1.38 per share for Q1 for UTC pre-Merger (excluding earnings generated by Carrier and Otis, which were spun off from UTC on April 3, 2020), and RTX’s post-Merger value of $1.69 for Q2–Q4.

RTX 2025 PROXY STATEMENT    91

PAY VERSUS PERFORMANCE

RELATIONSHIP BETWEEN CAP AND TSR

Relationship between CAP and TSR

The charts below reflect the relationship between the CEO and Average NEO CAP (per the SEC’s definition), RTX’s TSR and the SEC-mandated TSR Peer Group—the S&P 500 Aerospace & Defense Industry Index.

CEO CAP vs. TSR

AVERAGE NEO CAP vs. TSR

HOW TSR USED FOR THE PVP TABLE DIFFERS FROM HOW WE USE TSR IN OUR PSUS

The SEC’s PvP disclosure rules require a comparison of CAP to RTX’s TSR and Peer Group TSR over differing time periods. This mandated comparison, and the performance measurement periods used, differ in the following ways from how our incentive plans are designed:

●	For our PSUs, we compare our TSR to both the companies within the S&P 500 Index and our Core A&D Peers (together “PSU Peer Groups”)—each weighted at 15%. For the SEC’s PvP disclosure, we compare our TSR only to the S&P 500 Aerospace & Defense Industry Index.
●	For our PSUs, we calculate TSR for both RTX and the companies within our PSU Peer Groups using a November/ December trailing average adjusted closing stock price for both the beginning and ending of the performance period. However, the PvP disclosures require the use of a point-to-point calculation.

●	For our PSUs, we measure performance using a three-year performance period, while the SEC rules require TSR to be calculated based on the following performance periods:

Reporting Year	Beginning	End	Number of Years
2024	1/2/2020	12/31/2024	5 years
2023	1/2/2020	12/31/2023	4 years
2022	1/2/2020	12/31/2022	3 years
2021	1/2/2020	12/31/2021	2 years
2020	1/2/2020	12/31/2020	1 year

92    RTX 2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

RELATIONSHIP BETWEEN CAP AND NET INCOME (GAAP)

Relationship between CAP and Net Income (GAAP)

The charts below reflect the relationship between the CEO and Average NEO CAP, RTX’s GAAP net income (as required by the SEC), and a supplemental net income metric (adjusted net income) that we use for our annual incentive plan. Both GAAP and adjusted net income reflect a one-year performance measurement period.

We do not use net income as a metric in our long-term incentive plan. Since long-term incentives comprise the largest portion of our NEOs’ pay, and CAP values include four years of LTI awards and only one year of annual incentives in each reporting year, the relationship between CAP and net income is less evident.

CEO CAP vs. NET INCOME

AVERAGE NEO CAP vs. NET INCOME

(1)	Adjusted net income is a financial metric used solely for AIP purposes and is defined in Appendix B on page 114. This metric may differ from other non-GAAP metrics used and described in Appendix A. For 2020, GAAP net income includes $438 million for Q1 for UTC pre-Merger (excluding net income generated by Carrier and Otis, which were spun-off from UTC on April 3, 2020), and RTX’s post-Merger value of -$3,547 million for Q2-Q4. For 2020, adjusted net income includes $1,645 million for Q1 for UTC pre-Merger (including net income generated by Carrier and Otis, which were spun-off from UTC on April 3, 2020), and RTX’s post-Merger value of $2,467 million for Q2-Q4.

HOW NET INCOME USED FOR THE PVP TABLE DIFFERS FROM HOW WE USE NET INCOME IN OUR ANNUAL INCENTIVE PLAN

The SEC’s PvP disclosure rules require disclosure of the relationship between CAP and RTX’s net income (GAAP) for each reporting year. This use of GAAP net income differs from the adjusted net income measure we use for annual incentive purposes, which more closely aligns with the non-GAAP financial expectations and results we communicate to shareowners.

For our annual incentive plan, GAAP net income is adjusted for changes in tax laws and accounting rules, restructuring, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and significant and/or nonrecurring items, as shown in Appendix B on page 114. Our use of this adjusted net income definition aligns with the HCC Committee’s belief that annual incentives should not be positively or negatively impacted by short-term decisions made in the best interests of RTX’s long-term business strategies. Adjusted net income encourages decision-making that considers long-term value creation but does not conflict with our short-term incentive metrics.

RTX 2025 PROXY STATEMENT    93

PAY VERSUS PERFORMANCE

RELATIONSHIP BETWEEN CAP AND THE COMPANY-SELECTED MEASURE (ADJUSTED EPS)

Relationship between CAP and the Company-Selected Measure
(Adjusted EPS)

The charts below reflect the relationship between the CEO CAP and Average NEO CAP and RTX’s adjusted EPS for the applicable reporting year. This metric is used to determine vesting of our PSUs. We consider adjusted EPS to be the most important financial measure used to link pay to performance in 2024 because LTI is the largest component of NEO compensation, PSUs make up 60% of LTI and adjusted EPS performance determines 35% of total PSU vesting. Further, because we use adjusted EPS when we communicate our earnings expectations to our investors, we believe it is substantially correlated with our stock price performance, and thus to CAP.

CEO CAP vs. ADJUSTED EPS

AVERAGE NEO CAP vs. ADJUSTED EPS

(1)	The value shown for 2024 reflects the 2024 Adjusted EPS used to calculate performance for the 2022-2024 PSUs, as defined in Appendix B of our Proxy Statement filed on March 13, 2023. Adjusted EPS for 2023 and 2022 are detailed in Appendix A of this Proxy Statement on pages 111-113. Adjusted EPS shown for 2021 is detailed in Appendix A of our Proxy Statement filed on March 14, 2022. Adjusted EPS shown for 2020 includes $1.38 per share for Q1 for UTC pre-Merger (excluding earnings generated by Carrier and Otis, which were spun off from UTC on April 3, 2020), and RTX’s post-Merger value of $1.69 for Q2–Q4.

94    RTX 2025 PROXY STATEMENT

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight responsibilities relating to: the integrity of RTX’s financial statements; the independence, qualifications and performance of RTX’s internal and external auditors; the Company’s compliance with its policies and procedures, internal controls, Code of Conduct and applicable laws and regulations; policies and procedures with respect to risk assessment and management; and such other responsibilities as delegated by the Board from time to time. The Committee’s specific responsibilities and duties are set forth in the Audit Committee Charter adopted by the Board, which is available on the Company’s website. The Committee is composed entirely of independent directors who meet the independence and financial literacy requirements of the NYSE and the SEC.

Management has the primary responsibility for the financial statements and the financial reporting processes, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditor, is responsible for auditing the financial statements prepared by management and expressing an opinion on both the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting. PwC is also responsible for discussing any issues they believe should be raised to us.

In performing its oversight responsibilities, the Committee reviewed and discussed, with management and PwC, RTX’s consolidated financial statements as of and for the year ended December 31, 2024, and RTX’s internal control over financial reporting as of December 31, 2024. The Committee also discussed with RTX’s internal auditors and PwC the overall scope and plans for their respective audits. The Committee also met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluation of RTX’s internal control over financial reporting, management’s representations regarding internal control over financial reporting and the overall quality of RTX’s financial reporting.

The Committee has discussed with PwC the matters required by the applicable requirements of the SEC and the Public Company Accounting and Oversight Board’s (“PCAOB”) Auditing Standard No. 1301 Communications with Audit Committees. It has also discussed with PwC its independence from RTX and its management, including communications from PwC required by the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, Rule 3524, Audit Committee Pre-Approval of Certain Tax Services, and Rule 3525, Audit Committee Pre-approval of Non-audit Services Related to Internal Control Over Financial Reporting.

The Committee pre-approves all audit and non-audit services to be provided by PwC and the related fees for those services. The Committee has concluded that PwC’s provision of non-audit services, as described on pages 96-97, does not impair PwC’s independence as the external auditor.

PwC has reported to the Committee that RTX’s audited financial statements are fairly presented in accordance with U.S. generally accepted accounting principles. The Committee reviewed management’s assessment and report on the effectiveness of RTX’s internal control over financial reporting, as well as PwC’s audit report on the effectiveness of RTX’s internal control over financial reporting, which are both included in RTX’s Annual Report on Form 10-K for the fiscal year ending on December 31, 2024. Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in RTX’s Annual Report on Form 10-K for the year ending on December 31, 2024, for filing with the SEC.

The Committee has nominated PwC for appointment by the shareowners at the 2025 Annual Meeting to serve as RTX’s independent auditor for 2025.

Audit Committee

Leanne G. Caret, Chair Bernard A. Harris, Jr.	Denise L. Ramos Robert O. Work

RTX 2025 PROXY STATEMENT    95

Proposal 3: Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025

What am I voting on?	As required by our Bylaws, we are asking shareowners to vote on a proposal to appoint a firm of independent registered public accountants to serve as the Company’s independent auditor until the next annual meeting. PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, served as RTX’s independent auditor in 2024. For 2025, the Audit Committee has again nominated PwC to be our independent auditor, and the Board of Directors has approved the firm for appointment by the shareowners to serve until the next Annual Meeting in 2026.

Frequently Asked Questions About the Auditor

HOW IS THE AUDITOR RETAINED AND REVIEWED BY THE COMPANY?

The Audit Committee is directly responsible for the nomination, compensation, retention and oversight of the Company’s independent auditor. To fulfill this responsibility, the Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence, and periodically considers the advisability of selecting a different independent registered public accounting firm to serve in that capacity. PwC, or one of its predecessor firms, has been retained as RTX’s independent audit firm continuously since 1947.

HOW LONG MAY AN AUDIT PARTNER PROVIDE SERVICES TO RTX?

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to RTX. For lead and concurring audit partners, the limit is five years. The selection process for the lead audit partner includes a meeting between the Chair of the Audit Committee and the candidate, as well as consideration of the candidate by the full Committee with input from management.

WILL THE AUDITOR ATTEND THE ANNUAL MEETING?

Representatives of PwC will attend the 2025 Annual Meeting. The representatives may make a statement and will be available to respond to appropriate questions from shareowners.

WHAT WERE THE AUDITOR’S FEES IN 2024 AND 2023?

(in thousands)	Audit	Audit-Related	Tax	All Other Fees	Total
2024	$34,840	$6,445	$5,850	$36	$47,171
2023	$34,385	$9,342	$5,232	$6	$48,965

96    RTX 2025 PROXY STATEMENT

PROPOSAL 3: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT AUDITOR FOR 2025

Audit Fees. Audit fees in both years consisted of fees for the audit of RTX’s consolidated annual financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements in RTX’s quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. Audit fees for statutory audits were approximately $11,700,000 in 2024 and $10,850,000 in 2023.In both years, audit fees also included fees associated with various SEC filings.

Audit-Related Fees. Audit-related fees in both years included fees for employee benefit plan audits, special reports pursuant to contractually required attestations and compliance assessments, and advice regarding the application of generally accepted accounting principles for proposed transactions. Audit-related fees also included approximately $2,640,000 in 2024 and $5,775,000 in 2023 for fees associated with carve-out audits.

Tax Fees. Tax fees in 2024 and 2023 consisted of approximately $3,225,000 and $3,355,000, respectively, for U.S. and non-U.S. tax compliance, related planning and assistance with tax refund claims and expatriate tax services, and approximately $2,625,000 and $1,877,000, respectively, for tax advisory services.

All Other Fees. All other fees in 2024 and 2023 consisted of fees for licenses to technical accounting research software and, in 2024, subscriptions to a benchmarking tool.

HOW DOES THE COMMITTEE MONITOR AND CONTROL NON-AUDIT SERVICES?

The Audit Committee has established procedures requiring its review and advance approval of all engagements for non-audit services provided by PwC. The Committee Chair has the delegated authority to pre-approve non-audit services with certain limitations and must notify the Committee at its next meeting of each service so approved. The Committee approved all of PwC’s engagements and fees for 2024 and 2023.

The Committee reviews with PwC whether non-audit services to be provided are compatible with maintaining the firm’s independence. In addition, the Committee monitors the fees paid to PwC to ensure that fees paid in any year to PwC for non-audit services do not exceed the fees paid for audit and audit-related services. Non-audit services consist of those described above, as included in the tax fees and all other fees categories.

WHY SHOULD I VOTE FOR THIS PROPOSAL?

Through its review process, the Audit Committee determined that PwC has acquired extensive knowledge of the Company’s operations, performance and development through its previous service as the independent auditor for RTX. The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent auditor is in the best interest of the Company and our shareowners.

The Board of Directors unanimously recommends a vote FOR the appointment of PwC to serve as the Company’s Independent Auditor for 2025.

RTX 2025 PROXY STATEMENT    97

Shareowner Proposal Proposal 4: Support Transparency in Lobbying

What am I voting on?	Mr. John Chevedden has submitted the proposal, graphic and supporting statement set forth below for inclusion in the Proxy Statement for the 2025 Annual Meeting. The address of, and the number of shares owned by, Mr. Chevedden will be provided upon written or oral request to our Corporate Secretary.
Proposal 4 – Support Transparency in Lobbying
FOR	Shareholder Rights

Resolved, shareholders of RTX request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by RTX used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	RTX’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which RTX is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Committee on Governance and Public Policy and posted on RTX’s website.

Supporting Statement

Full disclosure of RTX’s lobbying activities and expenditures is needed to assess whether RTX’s lobbying is consistent with its expressed goals and in shareholders’ best interests. RTX spent $49 million from 2020 – 2023 on federal lobbying. This does not include state lobbying, where RTX also lobbies but disclosure is uneven or absent. RTX also lobbies abroad, spending between €200,000–299,000 on lobbying in Europe for 2023. RTX’s federal lobbying has come under scrutiny as it settled charges of bribery and fraud for over $950 million.1

1 https://www.washingtonbabylondc.com/p/exclusive-weapons-giant-rtx-evades.

98    RTX 2025 PROXY STATEMENT

SHAREOWNER PROPOSAL

PROPOSAL 4: SUPPORT TRANSPARENCY IN LOBBYING

Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.2 RTX fails to disclose its payments to trade associations and social welfare groups, or the amounts used for lobbying, to shareholders. RTX’s trade association disclosure is also incomplete, failing to disclose a top limit for payments over $50,000. RTX belongs to the Business Roundtable, National Association of Manufacturers (NAM) and US Chamber Commerce, which together spent $101 million on federal lobbying for 2023. And RTX’s disclosure leaves out its payments to social welfare groups, like the Alliance for Competitive Taxation and US Global Leadership Coalition.

RTX’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, RTX supports addressing climate change, yet the Business Roundtable filed an amicus brief opposing the Securities and Exchange Commission climate risk disclosure rules3 and the Chamber opposed the Paris climate accord.  As RTX has drawn attention for lobbying for tax breaks,4 NAM has attracted attention for predicting “a million job losses over the next two years without additional tax breaks.”5

Improved RTX lobbying disclosure will protect the reputation of RTX and preserve shareholder value.

2 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.

3 https://www.eenews.net/articles/investors-question-business-roundtabIes-climate-rule-battle/.

4 https://www.defensenews.com/congress/2023/07/26/warren-slams-defense-contractors-over-tax-Iobbying/.

5 https://www.theguardian.com/us-news/2024/jan/12/corporation-tax-break-lobby.

The Board of Directors Unanimously Recommends That Shareowners Vote Against This Proposal

After careful consideration, the Board recommends a vote AGAINST this proposal for the reasons summarized below. Action, at any level of government, often carries the potential to significantly impact RTX, our shareowners, our employees, our suppliers and our customers. As such, it is incumbent upon our Company to engage in the legislative, regulatory and political processes in a constructive manner that communicates our views on matters affecting our business and stakeholders. RTX is committed to ensuring that such engagements adhere to the highest ethical standards and all applicable legal requirements, and that they align with our values and the interests of our shareowners.

We are also committed to being transparent about such engagements. Because we already provide detailed disclosure of the matters that are the subject of this proposal, we believe the report requested by this proposal is unnecessary and would not be a worthwhile use of Company resources. In addition, to be responsive to investors and to provide even greater transparency, in 2025 we expanded our disclosure regarding contributions made to trade associations. This includes disclosure of the “top-limit” of contributions made during 2023 (and we plan to take the same approach with respect to our disclosure of 2024 trade association contribution data).

Our filings with federal, state and local government agencies are publicly available and report extensive information regarding our lobbying, political and trade association/tax-exempt organization activities and payments. We have a dedicated Public Activities webpage, located in the Corporate Governance section of our public website at www.rtx.com, where we already provide detailed information called for by the proposal, including information regarding, and the Company policies that govern, our lobbying expenditures and trade association/tax-exempt organization activities. Our Public Activities statement, which can be accessed at https://www.rtx.com/who-we-are/corporate-governance/public-activities, directly addresses the following:

●	The role of the Board of Directors in reviewing and overseeing our political and lobbying activities via our Governance Committee and regular briefings to the Board by management on the U.S. government’s budgetary and policy priorities, proposed legislation and related RTX government relations initiatives.
●	The role of senior leadership, namely our Senior Vice President for Global Government Relations and our Legal, Contracts & Compliance function, in managing and overseeing our political and lobbying activities in a manner that ensures strict adherence with the law and the standards publicly articulated in the RTX Code of Conduct and RTX’s internal policies governing lobbying, political activity and political contributions.
●	An explanation of RTX’s internal policy prohibiting contributions from corporate funds to federal, state or local candidates, section 527 organizations, Super PACs, independent expenditures or other “grass roots” communications to the general public related to the support or opposition of candidates, ballot measures or any other election-related matters.
●	Governance of the Employees of RTX Corporation Political Action Committee (“RTX PAC”), the decision-making process for distributing the voluntary contributions of RTX employees collected by RTX PAC to political candidates, and links to the full list of all candidates and committees to which RTX PAC has contributed historically.

RTX 2025 PROXY STATEMENT    99

SHAREOWNER PROPOSAL

PROPOSAL 4: SUPPORT TRANSPARENCY IN LOBBYING

●	A listing of trade associations or other tax-exempt organizations with disclosed lobbying expenses to which RTX paid dues or made other contributions of $25,000 or more during the previous calendar year; the portion of such payments, if any, deemed nondeductible as a lobbying or political expenditure under IRC Section 162(e)(1); and an explanation of RTX’s policy to refrain from making payments to any such organizations that are designated for election-related purposes. In 2025, we decided to augment our disclosure by expanding the number of tiered payment ranges in which we list trade associations. With respect to 2023, as shown in our disclosure, no contributions to a single trade association with disclosed lobbying expenses exceeded $600,000.
●	An overview of RTX’s U.S. federal and state lobbying policies and compliance procedures; links to the federal database where RTX’s historical lobbying disclosures, as well as those of our external consultant lobbyists, can be located, including information on all lobbying expenditures, issues lobbied and political contributions as reported to the U.S. Congress in accordance with the Lobbying Disclosure Act; and links to the lobbying disclosure databases available online for all state and local jurisdictions in which RTX employs a registered lobbyist.

RTX is a recognized industry leader in these areas and was named a “trendsetter” by the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, the leading industry watchdog on political accountability. In fact, RTX’s CPA-Zicklin Index of Corporate Political Disclosure and Accountability score increased from 91.4 in 2023 to 94.3 in 2024, demonstrating our continued commitment to transparency. The 2024 CPA-Zicklin Index of Corporate Political Disclosure and Accountability can be accessed at https://www.politicalaccountability.net/wp-content/uploads/2025/01/2024-CPA-Zicklin-Index.pdf.

This is the second year in a row that RTX has received this proposal from the proponent. In 2023, 2024 and 2025, the Company sought to engage constructively with the proponent in order to better understand his position and to assess his concerns in light of the best interests of the Company and its stakeholders. These engagements yielded no productive dialogue. As RTX already provides extensive public disclosure of our lobbying, political and trade association/tax-exempt organization activities and payments, and has robust and transparent policies governing management and Board oversight over such matters and the associated expenses, we believe that implementation of this proposal would result in redundant disclosures and unnecessary expenditure of the Company’s resources.

The Board of Directors unanimously recommends that shareowners vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless shareowners specify otherwise in their proxies.

100    RTX 2025 PROXY STATEMENT

Frequently Asked Questions About the Annual Meeting

Your vote is very important!

WHY AM I BEING PROVIDED WITH THESE PROXY MATERIALS?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of RTX Corporation of proxies to be voted at our 2025 Annual Meeting of Shareowners and at any postponed or reconvened meeting.

WILL THE ANNUAL MEETING ALSO BE HELD IN PERSON OR ONLY VIRTUALLY?

As noted in the Notice at the beginning of this Proxy Statement, the 2025 Annual Meeting will be in a virtual format only.

WHO CAN ATTEND THE ANNUAL MEETING?

Shareowners holding RTX stock as of the close of business on the record date, March 4, 2025, are entitled to attend the Annual Meeting to be held virtually via www.virtualshareholdermeeting.com/RTX2025. To be admitted to the Annual Meeting via the website, shareowners must enter the 16-digit voting control number found on their proxy card, voting instruction form, notice of internet availability of proxy materials or email notification.

WHO CAN VOTE AT THE MEETING?

Shareowners of record as of March 4, 2025 and shareowners holding a proxy for the 2025 Annual Meeting provided by their bank, broker or nominee may vote during the Annual Meeting to be held virtually by following the instructions available on the meeting website. If you vote prior to the meeting by using the internet, toll-free telephone number, proxy card or voting instruction form, you do not need to take any action during the meeting unless you wish to change your vote. A list of shareowners of record will be available at www.virtualshareholdermeeting.com/RTX2025 during the Annual Meeting for inspection by shareowners for any legally valid purpose related to the Annual Meeting.

WHEN IS THE ANNUAL MEETING?

We will hold our Annual Meeting on May 1, 2025, at 8:00 a.m. Eastern time. If you plan to attend the Annual Meeting, you should log into the website at www.virtualshareholdermeeting.com/RTX2025 approximately fifteen minutes before the meeting is scheduled to begin.

WILL THERE BE AN OPPORTUNITY TO ASK QUESTIONS BEFORE OR DURING THE MEETING?

Time will be allotted after the adjournment of the formal meeting for a Question and Answer period. Shareowners will be able to submit questions relevant to the business of the meeting either in advance of the Annual Meeting via www.proxyvote.com or during the meeting via www.virtualshareholdermeeting.com/RTX2025 by typing the question into the indicated question box and clicking “Submit.” Time may not permit the answering of every question submitted during the Question and Answer period. Questions relevant to the business of the meeting to which a response is not provided during the Question and Answer period will be addressed on www.rtx.com/Investors following the meeting. To ask questions, you will need to have your voting control number found on your proxy card, voting instruction form, notice of internet availability of proxy materials or email notification.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

WHAT CAN I DO IF I HAVE TROUBLE LOGGING INTO THE ANNUAL MEETING?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

DOES THE COMPANY HAVE A POLICY ABOUT DIRECTORS’ ATTENDANCE AT THE ANNUAL MEETING?

The Company does not have a formal policy requiring that directors attend the Annual Meeting, but directors are encouraged to do so unless there is an unavoidable scheduling conflict. All directors at the time attended the 2024 Annual Meeting.

WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL MEETING?

Under the Company’s Bylaws, a quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of RTX Common Stock as of the record date, present either virtually in person or by proxy and entitled to vote, will constitute a quorum. As of the record date, March 4, 2025, 1,335,089,924 shares of Common Stock were issued and outstanding. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

HOW DO I VOTE?

Registered Shareowners:

Internet You can vote online at: www.proxyvote.com.

Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern time on April 30, 2025 (except for participants in a company savings plan as described on page 103 and beneficial holders who must vote by the time specified in their voting instruction form).

To authenticate your internet or telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card or voting instruction form.

Telephone

In the United States or Canada, you can vote by telephone. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

You can find the telephone number on your proxy card, voting instruction form or other communications.

Mail

You can mail the proxy card or voting instruction form enclosed with your printed proxy materials. Mark, sign and date your proxy card or voting instruction form, and return it in the prepaid envelope we have provided, or in an envelope addressed to:

Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Please allow sufficient time for delivery of your proxy card or voting instruction form if you decide to vote by mail.

During the Meeting

Shareowners as of the close of business on the record date, March 4, 2025, are entitled to virtually attend and vote during the Annual Meeting online via www.virtualshareholdermeeting.com/RTX2025.

If you have already voted online, by telephone or by mail, your vote during the Annual Meeting will supersede your earlier vote.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Beneficial Shareowners. If you own shares in street name through an account with a bank, brokerage firm or other intermediary, then your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.

Shares Held in a Savings Plan Sponsored by RTX. You can direct the voting of your proportionate interest in shares of RTX Common Stock held by the ESOP Fund and the Company Stock Fund under an RTX savings plan by returning a voting instruction card or providing voting instructions by the internet or by telephone. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the plan trustees will vote your proportionate interest in shares held by the ESOP Fund for the voting choice with respect to each applicable proposal that receives the greatest number of votes based on voting instructions received from ESOP Fund participants. Similarly, the plan trustees will vote your uninstructed proportionate interest in shares held by the Company Stock Fund for the voting choice with respect to each applicable proposal that receives the greatest number of votes based on voting instructions received from the Company Stock Fund participants. For shares of RTX Common Stock held in the ESOP Fund that are not allocated to participant accounts, the plan trustees will vote the unallocated shares for the voting choice with respect to each applicable proposal that receives the greatest number of votes from those ESOP Fund participants who have submitted voting instructions.

Earlier Voting Deadline for Participants in a Savings Plan Sponsored by RTX. Broadridge Financial Solutions must receive your voting instructions by 11:59 p.m. Eastern time on Monday, April 28, 2025, so that it will have time to tabulate all voting instructions of participants and communicate those instructions to the trustees, who will vote the shares held by the savings plans. Because the plan trustees are designated to vote on your behalf, you will not be able to vote your shares held in a savings plan virtually at the Annual Meeting.

Changing Your Vote. If you are a registered shareowner:

● If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy.	● If you mailed a signed proxy card, mail a new proxy card with a later date (which will override your earlier proxy card). OR ● Vote virtually during the Annual Meeting.

If you are a beneficial shareowner, ask your bank, brokerage firm or other intermediary how to revoke or change your voting instructions.

HOW WILL MY SHARES BE VOTED?

Each share of RTX Common Stock is entitled to one vote. Your shares will be voted in accordance with your instructions. In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or the internet, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in an RTX employee savings plan) in accordance with their best judgment on any matters not identified in this Proxy Statement that are brought to a vote at the Annual Meeting. We do not know of any such additional matters at this time.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone or the internet but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation on the matter. If you hold your shares through an account with a broker and do not give voting instructions on a matter, your broker is entitled under New York Stock Exchange rules to vote your shares in its discretion only on Proposal 3 (appointment of the Independent Auditor) and is required to withhold a vote on each of the other Proposals, resulting in a so-called “broker non-vote.”

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

HOW DO ABSTENTIONS AND BROKER NON-VOTES AFFECT THE VOTING RESULTS?

Matter	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Election of Directors	Votes for a nominee must exceed 50% of the votes cast with respect to that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Advisory Vote to Approve Executive Compensation	The affirmative vote of the holders of a majority of shares of our common stock, present at the Annual Meeting or represented by proxy and entitled to vote, is required for approval.	An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval.	Not counted as shares entitled to vote; no impact on outcome.
Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025	The affirmative vote of the holders of a majority of shares of our common stock, present at the Annual Meeting or represented by proxy and entitled to vote, is required for approval.	An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval.	Discretionary voting permitted.
Shareowner Proposal Requesting a Lobbying Transparency Report	The affirmative vote of the holders of a majority of shares of our common stock, present at the Annual Meeting or represented by proxy and entitled to vote, is required for approval.	An abstention is treated as present and entitled to vote and therefore has the effect of a vote against approval.	Not counted as shares entitled to vote; no impact on outcome.

WHAT HAPPENS IF A DIRECTOR IN AN UNCONTESTED ELECTION RECEIVES MORE VOTES “AGAINST” THAN “FOR” THEIR ELECTION?

In an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes cast “against” than votes cast “for” their election must, under RTX’s Governance Guidelines, promptly tender their resignation to the Chair of the Governance Committee following certification of the shareowner vote. The Governance Committee must promptly make a recommendation to the Board about whether to accept or reject the tendered resignation. The director who tendered a resignation may not participate in the Governance Committee’s recommendation or the Board’s consideration.

Under our Corporate Governance Guidelines, the Board must act on the Governance Committee’s recommendation no later than 90 days after the date of the shareowners’ meeting. Regardless of whether the Board accepts or rejects the resignation, RTX must promptly file a Report on Form 8-K with the SEC that explains the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

If a director’s resignation is accepted, the Governance Committee also will recommend to the Board whether to fill the vacancy or to reduce the size of the Board. Under the RTX Bylaws, a vacancy arising in these circumstances may be filled, at the discretion of the Board, by a majority vote of the directors or at a special meeting of shareowners called by the Board in accordance with the Bylaws.

WHO COUNTS THE VOTES?

Broadridge Financial Solutions (“Broadridge”), an independent entity, will tabulate the votes. At the Annual Meeting, a representative of Broadridge will act as the independent Inspector of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results.

Broadridge has been instructed to keep the vote of each shareowner confidential and the vote may not be disclosed, except in legal proceedings or for the purpose of soliciting shareowner votes in a contested proxy solicitation.

104    RTX 2025 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

HOW MAY THE COMPANY SOLICIT MY PROXY?

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of RTX by directors, officers or employees of RTX in person or by telephone, facsimile or other electronic means. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the distribution and solicitation of proxies. Based on our agreement with D.F. King, we anticipate paying fees ranging from approximately $35,000 up to approximately $100,000, plus out-of-pocket expenses, for these services, depending upon the extent of proxy solicitation efforts undertaken.

As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY?

To conserve natural resources and reduce costs, we are sending most shareowners a notice of internet availability of proxy materials, as permitted by SEC rules. The notice of internet availability of proxy materials explains how you can access RTX’s proxy materials on the internet and how to obtain printed copies if you prefer. It also explains how you can choose either electronic or print delivery of proxy materials for future annual meetings.

HOW CAN I RECEIVE MY PROXY MATERIALS ELECTRONICALLY?

To conserve resources and reduce costs, we encourage shareowners to access their proxy materials electronically.

If you are a registered shareowner, you can sign up at www.computershare-na.com/green to get electronic access to proxy materials for future meetings, rather than receiving them in the mail. Once you sign up, you will receive an email each year explaining how to access RTX’s Annual Report and Proxy Statement, and how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you are a beneficial shareowner, you may obtain electronic access to proxy materials by contacting your bank, brokerage firm or other intermediary, or by contacting Broadridge at https://enroll.icsdelivery.com/rtx.

WHAT IF I SHARE THE SAME ADDRESS AS ANOTHER RTX SHAREOWNER?

If you share an address with one or more other RTX shareowners, you may have received only a single copy of the Annual Report, Proxy Statement or notice of internet availability of proxy materials for your entire household. This practice, known as “householding,” is intended to conserve resources and reduce printing and mailing costs.

If you are a registered shareowner and you prefer to receive a separate Annual Report, Proxy Statement or notice of internet availability of proxy materials this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding” and receive a single copy, please contact Computershare at 1-800-488-9281. If you are a beneficial shareowner, please contact your bank, brokerage firm or other intermediary to make your request. There is no charge for separate copies.

HOW CAN I RECEIVE A COPY OF THE COMPANY’S 2024 ANNUAL REPORT ON FORM 10-K?

RTX will provide, without charge, a copy of the Annual Report on Form 10-K to any shareowner upon a request directed to the RTX Corporate Secretary (see page 106 for contact information).

HOW DO I SUBMIT PROPOSALS AND NOMINATIONS FOR THE 2026 ANNUAL MEETING?

Shareowner Proposals. To submit a shareowner proposal to be considered for inclusion in RTX’s Proxy Statement for the 2026 Annual Meeting under SEC Rule 14a-8, you must send the proposal to our Corporate Secretary. The Corporate Secretary must receive the proposal in writing by close of the Company’s regular business hours at 5:00 p.m. Eastern time on November 10, 2025.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

To introduce a proposal for vote at the 2026 Annual Meeting (other than a shareowner proposal included in the Proxy Statement in accordance with SEC Rule 14a-8), RTX’s Bylaws require that the shareowner send advance written notice to the RTX Corporate Secretary for receipt no earlier than January 1, 2026, and no later than January 31, 2026. This notice must include the information specified by Section 1.10 of the Bylaws, a copy of which is available on our website at www.rtx.com.

Director Nominations at the 2026 Annual Meeting. RTX’s Bylaws require that a shareowner who wishes to nominate a candidate for election as a director at the 2026 Annual Meeting (other than pursuant to the “proxy access” provisions of Section 1.12 of the Bylaws) must send advance written notice to the RTX Corporate Secretary for receipt no earlier than January 1, 2026, and no later than January 31, 2026. This notice must include the information, documents and agreements specified by Section 1.10 of the Bylaws, a copy of which is available on our website at www.rtx.com.

Director Nominations by Proxy Access. RTX’s Bylaws require that an eligible shareowner who wishes to have a nominee of that shareowner included in RTX’s proxy materials for the 2026 Annual Meeting pursuant to the “proxy access” provisions of Section 1.12 of our Bylaws send advance written notice to the RTX Corporate Secretary for receipt no earlier than October 11, 2025, and no later than November 10, 2025. This notice must include the information, documents and agreements specified by Section 1.12 of the Bylaws, a copy of which is available on our website at www.rtx.com.

HOW DO I CONTACT THE CORPORATE SECRETARY’S OFFICE?

Shareowners may contact RTX’s Corporate Secretary’s Office by one of the two methods shown below:

Communication Method	Contact Information
Write a letter	RTX Corporate Secretary RTX Corporation 1000 Wilson Blvd. Arlington, VA 22209
Send an email	corpsec@rtx.com

Our Bylaws and other governance documents are available under the Corporate Governance section of the Company website at www.rtx.com.

106    RTX 2025 PROXY STATEMENT

Other Important Information

Cautionary Note Concerning Factors That May Affect Future Results. This Proxy Statement contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid, and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “commit,” “commitment,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, a rare condition in powder metal used to manufacture certain engine parts requiring accelerated inspection of the PW1100G-JM Geared Turbofan fleet, which powers the A320neo family of aircraft (the “Powder Metal Matter”), and related matters and activities, including without limitation other engine models that may be impacted, the pending disposition of Collins’ actuation and flight control business, targets and commitments (including for share repurchases or otherwise), and other statements which are not solely historical facts. All Forward-looking statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties, and other factors include, without limitation:

●	the effect of changes in economic, capital market, and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, and including changes related to financial market conditions, banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, levels of consumer and business confidence, the imposition of tariffs, and geopolitical risks, including, without limitation, in the Middle East and Ukraine;
●	risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a continuing resolution, a government shutdown, the debt ceiling or measures taken to avoid default, or otherwise, and uncertain funding of programs;
●	risks relating to our performance on our contracts and programs, including our ability to control costs, the mix of our contracts and programs, and our inability to pass some or all of our costs on fixed price contracts to the customer, and risks related to our dependence on U.S. government approvals for international contracts;
●	challenges in the development, certification, production, delivery, support, and performance of RTX advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTX’s highly-competitive industries both domestically and abroad;
●	risks relating to RTX’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, tariffs, delays, and disruptions in the delivery of materials and services to RTX or its suppliers and cost increases;
●	risks relating to RTX’s international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, U.S. or local government regulations, and our dependence on U.S. government approvals for international contracts;
●	the condition of the aerospace industry;
●	potential changes in U.S. government policy positions, including changes in DoD policies or priorities;
●	the ability of RTX to attract, train, qualify, and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world;
●	the scope, nature, timing, and challenges of managing acquisitions, investments, divestitures (including the pending disposition of Collins’ actuation and flight control business), and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities, and other risks and incurrence of related costs and expenses, and risks related to completion of announced divestitures;
●	compliance with legal, environmental, regulatory, and other requirements, including, among other things, obtaining regulatory approvals for new technologies and products, and export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTX and its businesses operate;

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OTHER IMPORTANT INFORMATION

●	the outcome of pending, threatened, and future legal proceedings, investigations, and other contingencies, including those related to U.S. government audits and disputes and the potential for suspension or debarment of U.S. government contracting or export privileges as a result thereof;
●	risks relating to the previously disclosed deferred prosecution agreements entered into between the Company and the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”) administrative order imposed on the Company, the consent agreement between the Company and the Department of State, and the related investigations by the SEC and DOJ, each as previously disclosed in our 2024 Annual Report on Form 10-K;
●	factors that could impact RTX’s ability to engage in desirable capital-raising or strategic transactions, including its credit rating, capital structure, levels of indebtedness, and related obligations, capital expenditures, and research and development spending, and capital deployment strategy including with respect to share repurchases, and the availability of credit, borrowing costs, credit market conditions, and other factors;
●	uncertainties associated with the timing and scope of future repurchases by RTX of its common stock, or declarations of cash dividends, which may be discontinued, accelerated, suspended, or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash;
●	risks relating to realizing expected benefits from, incurring costs for, and successfully managing strategic initiatives such as cost reduction, restructuring, digital transformation, and other operational initiatives;
●	risks of additional tax exposures due to new tax legislation or other developments in the U.S. and other countries in which RTX and its businesses operate;
●	risks relating to addressing the Powder Metal Matter, including, without limitation, the number and expected timing of shop visits, inspection results and scope of work to be performed, turnaround time, availability of parts, available capacity at overhaul facilities, outcomes of negotiations with impacted customers, and risks related to other engine models that may be impacted by the Powder Metal Matter, and in each case the timing and costs relating thereto, as well as other issues that could impact RTX product performance, including quality, reliability, or durability;
●	changes in production volumes of one or more of our significant customers as a result of business, labor, or other challenges, and the resulting effect on its or their demand for our products and services;
●	risks relating to an RTX product safety failure, quality issue, or other failure affecting RTX’s or its customers’ or suppliers’ products or systems;
●	risks relating to cybersecurity, including cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations;
●	risks relating to insufficient indemnity or insurance coverage;
●	risks relating to artificial intelligence;
●	risks relating to our intellectual property and certain third-party intellectual property;
●	threats to RTX facilities and personnel, as well as other events outside of RTX’s control such as public health crises, damaging weather, or other acts of nature;
●	the effect of changes in accounting estimates for our programs on our financial results;
●	the effect of changes in pension and other postretirement plan estimates and assumptions and contributions;
●	risks relating to an impairment of goodwill and other intangible assets;
●	the effects of climate change and changing or new climate-related regulations, customer and market demands, products and technologies; and
●	the intended qualification of (1) the Raytheon merger as a tax-free reorganization and (2) the separation transactions and other internal restructurings as tax-free to RTX (formerly known as United Technologies Corporation) and former United Technologies Corporation shareowners, in each case, for U.S. federal income tax purposes.

In addition, our 2024 Annual Report on Form 10-K includes important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. See “Note 17: Commitments and Contingencies” within Item 8 of the Form 10-K, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business Overview,” “Critical Accounting Estimates,” “Results of Operations,” and “Liquidity and Financial Condition,” within Item 7 of the Form 10-K, and the sections titled Item 1A. “Risk Factors” and Item 3. “Legal Proceedings,” of the Form 10-K. The Form 10-K also includes important information as to these factors in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Government Matters,” within Item 7 of the Form 10-K, and in the “Business” section under the headings “General,” “Business Segments,” “Other Matters Relating to Our Business,” and “Regulatory Matters.” The forward-looking statements speak only as of the date of this Proxy Statement or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

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OTHER IMPORTANT INFORMATION

Corporate Governance Information, our Code of Conduct and How to Contact the Board. RTX’s Corporate Governance Guidelines (and related documents), the charters for each Board Committee and RTX’s Code of Conduct are available on RTX’s website (www.rtx.com). Printed copies will be provided, without charge, to any shareowner upon a request addressed to the RTX Corporate Secretary through the contact information provided on page 106. The Code of Conduct applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Lead Director or one or more independent directors by: (i) using the contact information provided on the Corporate Governance section of RTX’s website (www.rtx.com); or (ii) letters addressed to the RTX Corporate Secretary (see page 106 for contact information). Communications relating to RTX’s accounting, internal controls, auditing matters or business practices will be reviewed by the Corporate Vice President, Global Ethics and Compliance, and reported to the Audit Committee pursuant to the RTX Corporate Governance Guidelines. All other communications will be reviewed by the RTX Corporate Secretary and reported to the Board, as appropriate, pursuant to the Corporate Governance Guidelines.

Transactions with Related Persons. RTX has a written policy that requires the Governance Committee to review and determine whether to approve or ratify transactions exceeding $120,000 in which RTX or a subsidiary is a participant and in which a related person has a direct or indirect material interest. A related person is defined as an RTX director or executive officer, a beneficial owner of more than five percent of RTX’s outstanding shares, or an immediate family member of any of the foregoing persons. Under the policy, any potential related person transaction must be reported for review by the RTX Corporate Secretary who will, in consultation with the Corporate Vice President, Global Ethics and Compliance, assess whether the transaction may require review, approval or ratification by the Governance Committee. The Governance Committee determines whether each transaction presented to it should be approved (or, where applicable, ratified) or disapproved based on whether the transaction is determined to be in, or not inconsistent with, the best interests of RTX and its shareowners. In making this determination, the Governance Committee must take into consideration whether the transaction is on terms no less favorable to RTX than those available under similar circumstances with unaffiliated third parties and the extent of the related person’s interest in the transaction. The policy generally permits employment of relatives of related persons possessing qualifications consistent with RTX’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Executive Vice President & Chief Human Resources Officer and the Corporate Vice President, Global Ethics and Compliance.

State Street Corporation (“State Street”), acting in various fiduciary capacities, filed a Schedule 13G with the SEC reporting that as of December 31, 2024, State Street and certain of its subsidiaries collectively were the beneficial owners of more than five percent of RTX’s outstanding shares of Common Stock. A subsidiary of State Street is the trustee for the RTX Savings Plan Master Trust. Other State Street subsidiaries provide investment management services. During 2024, RTX paid State Street and its subsidiaries approximately $4.1 million for services as trustee, as investment managers and for administrative and other services.

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC reporting that as of December 31, 2024, BlackRock and certain of its subsidiaries collectively were the beneficial owners of more than five percent of RTX’s outstanding shares of Common Stock. During 2024, BlackRock acted as an investment manager for certain assets within RTX’s global pension plans and employee savings plans. BlackRock received approximately $1.4 million for such services.

Zachary Hayes, an employee of Collins Aerospace, is the son of RTX’s Executive Chairman, Gregory Hayes. In 2024, Zachary Hayes received approximately $147,199 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Uri Shafir, the brother-in-law of RTX’s Executive Chairman, Gregory Hayes, is an employee of RTX’s Corporate Office. In 2024, Mr. Shafir received approximately $313,636 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Melissa Spiegelhalter, an employee of Collins Aerospace, is the sister-in-law of Stephen Timm, Special Advisor to the President & CEO and former President of Collins Aerospace. In 2024, Ms. Spiegelhalter received approximately $145,138 in total compensation, consisting of her salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

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OTHER IMPORTANT INFORMATION

Emiliya S. West, an employee of RTX’s Corporate Office, is the sister-in-law of RTX’s Executive Chairman, Gregory Hayes. In 2024, Ms. West received approximately $243,019 in total compensation, consisting of her salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Roderick Williams, an employee of Pratt & Whitney, is the spouse of Dantaya Williams, RTX’s Executive Vice President & Chief Human Resources Officer. In 2024, Mr. Williams received approximately $287,121 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Hunter Brunk, an employee of Collins Aerospace, is the son of Troy Brunk, the President of Collins Aerospace. In 2024, Mr. Hunter Brunk received approximately $143,133 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Trevor Brunk, an employee of Collins Aerospace, is the son of Troy Brunk, the President of Collins Aerospace. In 2024, Mr. Trevor Brunk received approximately $143,064 in total compensation, consisting of his salary and participation in employee benefit plans and programs generally made available to employees of similar responsibility levels.

Each of the relationships described above was reviewed and approved in accordance with RTX’s Related Person Transactions Policy, which is available on our website (www.rtx.com).

Delinquent Section 16(a) Reports. Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our Common Stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2024, none of our directors, executive officers or 10% shareowners failed to file a required report on time.

Incorporation by Reference. In connection with our discussion of director and executive compensation, we have incorporated by reference in this Proxy Statement certain information from Note 10: Employee Benefit Plans and Note 19: Stock Based Compensation, to the Consolidated Financial Statements in RTX’s 2024 Annual Report on Form 10-K filed on February 3, 2025. These are the only portions of such filings that are incorporated by reference in this Proxy Statement.

Company Names, Trademarks and Trade Names. RTX Corporation and its subsidiaries’ names, abbreviations thereof, logos and product and service designators are either the registered or unregistered trademarks or trade names of RTX Corporation and its subsidiaries. Names of other companies and organizations, abbreviations thereof, logos of other companies and organizations, and product and service designators of other companies are either the registered or unregistered trademarks or trade names of their respective owners.

Websites. The links to our website or any third-party website provided in these proxy materials have been provided for convenience purposes only, and the content contained therein is not incorporated by reference into these proxy materials unless otherwise specified.

110    RTX 2025 PROXY STATEMENT

Appendix A: Reconciliation of GAAP Measures to Corresponding Non-GAAP Measures

The financial information presented is on a continuing operations basis.

RECONCILIATION OF NET SALES (GAAP) TO ADJUSTED NET SALES (NON-GAAP) AND SEGMENT OPERATING PROFIT MARGIN (GAAP) TO ADJUSTED SEGMENT OPERATING PROFIT MARGIN (NON-GAAP)

(dollars in millions)	2022	2023	2024
Net sales	$67,074	$68,920	$80,738
Reconciliation to segment net sales:
Eliminations and other	$1,684	$1,979	$2,325
Segment Net Sales	$68,758	$70,899	$83,063
Reconciliation to adjusted segment net sales:
Net significant and/or non-recurring items	–	$5,346	$70
Adjusted Segment Net Sales	$68,758	$76,245	$83,133
Reconciliation to adjusted net sales:
Eliminations and other	($1,684)	($1,940)	($2,325)
Adjusted net sales	$67,074	$74,305	$80,808
Operating Profit	$5,504	$3,561	$6,538
Operating Profit Margin	8.2%	5.2%	8.1%
Reconciliation to segment operating profit:
Eliminations and other	$23	$42	$48
Corporate expenses and other unallocated items	$318	$275	$933
FAS/CAS operating adjustment	($1,399)	($1,127)	($833)
Acquisition accounting adjustments	$1,893	$1,998	$2,058
Segment Operating Profit	$6,339	$4,749	$8,744
Segment Operating Profit Margin	9.2%	6.7%	10.5%
Reconciliation to adjusted segment operating profit:
Restructuring	$49	$187	$185
Net significant and/or non-recurring items	$407	$3,082	$576
Adjusted Segment Operating Profit	$6,795	$8,018	$9,505
Adjusted Segment Operating Profit Margin	9.9%	10.5%	11.4%

RTX 2025 PROXY STATEMENT    111

APPENDIX A: RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE (GAAP) TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)

(dollars in millions, except per share amounts)	2022	2023	2024
Net income from continuing operations attributable to common shareowners	$5,216	$3,195	$4,774
Adjustments to net income from continuing operations attributable to common shareowners:
Restructuring costs	$115	$246	$194
Acquisition accounting adjustments	$1,893	$1,998	$2,058
Significant and/or nonrecurring items included in operating profit	$401	$3,090	$1,393
Significant and/or nonrecurring items included in non-service pension income	$2	$4	–
Significant and/or nonrecurring items included in interest expense, net	–	($11)	($67)
Tax effect of restructuring and significant and/or nonrecurring items above	($518)	($1,191)	($516)
Significant and/or nonrecurring items included in income tax expense (benefit)	–	($48)	($140)
Significant and/or nonrecurring items included in noncontrolling Interest	($11)	($20)	$9
Total adjustments to net income from continuing operations attributable to common shareowners	$1,882	$4,068	$2,931
Adjusted net income from continuing operations attributable to common shareowners	$7,098	$7,263	$7,705
Weighted average diluted shares outstanding	1,485.9	1,435.4	1,343.6
Diluted earnings per share—net income from continuing operations	$3.51	$2.23	$3.55
Impact of significant and/or nonrecurring items on diluted earnings per share	$1.27	$2.83	$2.18
Adjusted diluted earnings per share—net income from continuing operations	$4.78	$5.06	$5.73

RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)

(dollars in millions)	2022	2023	2024
Net cash flows provided by operating activities from continuing operations	$7,168	$7,883	$7,159
Less: Capital expenditures	$2,288	$2,415	$2,625
Free cash flow from continuing operations	$4,880	$5,468	$4,534

RECONCILIATION OF ORGANIC SALES

(dollars in millions)	Twelve Months Ended December 31, 2024 compared to the Twelve Months Ended December 31, 2023
	Total Reported Change	Acquisitions & Divestitures Change	FX/Other Change(1)	Organic Change	Prior Year Adjusted Sales(2)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$2,031	($18)	($47)	$2,096	$26,198	8%
Pratt & Whitney	$9,770	–	$5,384	$4,386	$23,697	19%
Raytheon	$363	($1,274)	($54)	$1,691	$26,350	6%
Eliminations and other(3)	($346)	$1	$10	($357)	($1,940)	18%
Consolidated	$11,818	($1,291)	$5,293	$7,816	$74,305	11%
(1)	FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.
(2)	For the full Non-GAAP reconciliation of adjusted sales, refer to “Reconciliation of Adjusted (Non-GAAP) Results - Net Sales and Adjusted Net Sales and Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin.”
(3)	Includes other significant nonoperational items and/or significant operational items that may occur at irregular intervals.

112    RTX 2025 PROXY STATEMENT

APPENDIX A: RECONCILIATION OF GAAP MEASURES TO CORRESPONDING NON-GAAP MEASURES

USE AND DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or nonrecurring items(1) (hereinafter referred to as “net significant and/or nonrecurring items”).
Organic sales	Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or nonrecurring items.
Adjusted operating profit (loss) and margin	Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or nonrecurring items. Adjusted operating profit margin represents adjusted operating profit (loss) as a percentage of adjusted net sales.
Segment operating profit (loss) and margin	Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding Acquisition Accounting Adjustments,(2) the FAS/CAS operating adjustment,(3) Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).
Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or nonrecurring items.
Adjusted segment operating profit (loss) and margin	Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or nonrecurring items. Adjusted segment operating profit margin represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).
Adjusted net income	Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or nonrecurring items.
Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or nonrecurring items.
Free cash flow	Free cash flow represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock and distribution of earnings to shareowners.
(1)	Net significant and/or nonrecurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.
(2)	Acquisition Accounting Adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment.
(3)	The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under US Government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales, organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

RTX 2025 PROXY STATEMENT    113

Appendix B: Performance Metrics Used in Incentive Compensation Plans

Performance metrics defined below are used solely for 2024 incentive plan purposes. All financial performance measures are based on results from continuing operations, unless otherwise noted.

Plan	Metric	RTX	Business Units
Annual incentives	Earnings	RTX’s net income attributable to common shareowners (as reported in the 2024 Annual Report on Form 10-K), adjusted for changes in tax laws and accounting rules, restructuring, the impact of acquisitions and divestitures (including acquisition accounting adjustments), and significant and/or nonrecurring items.	Segment operating income (as reported in the 2024 Annual Report on Form 10-K), adjusted for changes in tax laws and accounting rules, restructuring costs, the impact of acquisitions and divestitures, and significant and/or nonrecurring items.
	Free Cash Flow	Consolidated net cash flow provided by operating activities, less capital expenditures (both as reported in the 2024 Annual Report on Form 10-K), adjusted for changes in tax laws and accounting rules, restructuring, the impact of acquisitions and divestitures, and significant and/or nonrecurring items.	Internal measure based on business unit net cash flow provided by operating activities, less capital expenditures, adjusted for changes in tax laws and accounting rules, restructuring, the impact of acquisitions and divestitures, and significant and/or nonrecurring items.
	Employee Retention(1)	The number of employees who did not separate from RTX due to what the Company considers voluntary controllable reasons, divided by the average month-end RTX employee headcount during the year.
	Total Representation(1)	RTX’s global women and U.S. people of color professional and management employees, as a percentage of all of RTX’s global professional and management employees as of year-end.
	Greenhouse Gas Emissions(1)	Amount of greenhouse gas emissions (in metric tons of CO2) RTX emitted during the year relative to the 2019 baseline.
	Water Usage(1)	Amount of water (in gallons) RTX used during the year relative to the 2019 baseline.
Long-term incentives	Adjusted Earnings Per Share	Net income from continuing operations divided by weighted average diluted shares outstanding, subject to adjustments for changes in tax laws and/or accounting rules, the impact of acquisitions and divestitures (including acquisition accounting adjustments), restructuring, nonrecurring and other significant, nonoperational items, nonoperating pension and postretirement income or expense, and changes in asset or liability valuations of deferred compensation plans recognized in interest income/expense.
	Return on Invested Capital	Quarterly average of the ratio of net operating profit after tax (“NOPAT”) to Invested Capital (total debt less cash plus equity), on a continuing operations basis, and subject to certain adjustments as detailed below. NOPAT excludes noncontrolling interest, non-service pension income/expense, the impact of acquisitions and divestitures (including acquisition accounting adjustments), the impact of foreign exchange fluctuations, material one-time tax charges, restructuring, nonrecurring and other significant, nonoperational items, and changes in tax laws and/or accounting rules. Invested Capital excludes accumulated other comprehensive income, cash and equivalents, acquisition and divestiture borrowings, the impact of acquisitions and divestitures, and changes in tax laws and/or accounting rules.
	Relative Total Shareowner Return	The percentage change in stock price over the cumulative three-year performance period (plus reinvested dividends) divided by the stock price at the beginning of the performance period, calculated using the trailing November/December average adjusted closing stock price prior to and at the end of the three-year period for RTX and each of the companies within the S&P 500 Index and our Core A&D Peers.
(1)	As described on page 6, metrics for the 2025 AIP will be solely based on financial performance.

114    RTX 2025 PROXY STATEMENT

RTX’s business operating system, CORE, fuels a culture of continuous improvement across our company. This enables us to drive operational excellence, deliver groundbreaking solutions, and help our customers meet their most critical needs.

CORE Foundation

Customer Oriented Results and Excellence™
© 2025 RTX Corporation. All rights reserved.	CORE and Customer Oriented Results and Excellence are trademarks of RTX Corporation.

RTX

1000 Wilson Blvd.
Arlington, VA 22209
U.S.A.
www.rtx.com

RTX CORPORATION
1000 WILSON BOULEVARD
ARLINGTON, VIRGINIA 22209

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2025 for shares held directly and up until 11:59 P.M. Eastern Time on April 28, 2025 for shares held in a company savings plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RTX2025

You may attend the meeting via the Internet and vote during the meeting if you are a direct shareowner. Have the information that is printed in the box marked by the arrow available and follow the instructions.

For shares held through a company savings plan, you must vote prior to the meeting, but may still attend the meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2025 for shares held directly and up until 11:59 P.M. Eastern Time on April 28, 2025 for shares held in a company savings plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V60154-P22475-Z89079	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RTX CORPORATION

The Board of Directors recommends a vote FOR the listed nominees under Item 1.

Item 1 -	Election of Directors
			For	Against	Abstain
Nominees:

	1a.	Tracy A. Atkinson	☐	☐	☐

	1b.	Christopher T. Calio	☐	☐	☐

	1c.	Leanne G. Caret	☐	☐	☐

	1d.	Bernard A. Harris, Jr.	☐	☐	☐

	1e.	George R. Oliver	☐	☐	☐

	1f.	Ellen M. Pawlikowski	☐	☐	☐

	1g.	Denise L. Ramos	☐	☐	☐

	1h.	Fredric G. Reynolds	☐	☐	☐

	1i.	Brian C. Rogers	☐	☐	☐

	1j.	James A. Winnefeld, Jr.	☐	☐	☐

	1k.	Robert O. Work	☐	☐	☐

COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Items 2 and 3.		For	Against	Abstain

Item 2 -	Advisory Vote to Approve Executive Compensation	☐	☐	☐

Item 3 -	Appointment of PricewaterhouseCoopers LLP to Serve as Independent Auditor for 2025	☐	☐	☐

SHAREOWNER PROPOSAL: The Board of Directors recommends a vote AGAINST Item 4.

Item 4 -	Shareowner Proposal Requesting a Lobbying Transparency Report	☐	☐	☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareowner is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Thursday, May 1, 2025, 8:00 a.m. Eastern Time
www.virtualshareholdermeeting.com/RTX2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V60155-P22475-Z89079

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREOWNERS
THURSDAY, MAY 1, 2025

The undersigned hereby appoints Christopher T. Calio, Neil G. Mitchill, Jr. and Ramsaran Maharajh, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of RTX Corporation that the Shareowner(s) is/are entitled to vote at the Annual Meeting of Shareowners to be held at 8:00 a.m. Eastern Time on Thursday, May 1, 2025 virtually at www.virtualshareholdermeeting.com/RTX2025, and at any adjournment, continuation or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

If the undersigned is a participant in a company savings plan and has shares of Common Stock of RTX Corporation allocated to their plan account, the undersigned hereby instructs the plan trustee to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot at the Annual Meeting and at any adjournment, continuation or postponement thereof. IF NO VOTING INSTRUCTION IS PROVIDED, THE PLAN TRUSTEE WILL VOTE THE SHARES ALLOCATED TO THE PARTICIPANT’S PLAN ACCOUNT IN ACCORDANCE WITH THE PROPER VOTING INSTRUCTIONS THE TRUSTEE RECEIVES WITH RESPECT TO A PLURALITY OF PLAN SHARES FOR WHICH THE TRUSTEE RECEIVES PROPER VOTING INSTRUCTIONS.

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AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.